      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1996


                                                       REGISTRATION NO. 333-2774
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       GENERAL SURGICAL INNOVATIONS, INC.
             (Exact Name of Registrant as specified in its charter)

          CALIFORNIA                         3841                  97-3170244
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                               3172A PORTER DRIVE
                              PALO ALTO, CA 94304
                                 (415) 812-9730
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                               RODERICK A. YOUNG
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       GENERAL SURGICAL INNOVATIONS, INC.
                               3172A PORTER DRIVE
                              PALO ALTO, CA 94304
                                 (415) 812-9730
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

             Tae Hea Nahm                           Alan C. Mendelson
            Mark B. Weeks                             Eric C. Jensen
         Maribeth T. Younger                      COOLEY GODWARD CASTRO
           Sanjay K. Khare                          HUDDLESON & TATUM
          VENTURE LAW GROUP,                       3000 Sand Hill Road
      A Professional Corporation                    Bldg. 3, Suite 230
         2800 Sand Hill Road                       Menlo Park, CA 94025
         Menlo Park, CA 94025                         (415) 843-5000
            (415) 854-4488

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                             PROPOSED MAXIMUM
                                                           PROPOSED MAXIMUM     AGGREGATE         AMOUNT OF
                                           AMOUNT TO BE     OFFERING PRICE    OFFERING PRICE    REGISTRATION
  TITLE OF SECURITIES TO BE REGISTERED    REGISTERED (1)    PER SHARE (2)          (2)               FEE
Common Stock, $.001 par value per
 share..................................      575,000           $15.00          $8,625,000         $2,975



(1) Includes 75,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.



(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       GENERAL SURGICAL INNOVATIONS, INC.
                             CROSS REFERENCE SHEET
         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
                     PROSPECTUS OF PART I ITEMS OF FORM S-1

ITEM NUMBER AND HEADING IN FORM S-1 REGISTRATION STATEMENT                       LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Page
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page of Prospectus; Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Not Applicable
       8.  Plan of Distribution.................................  Outside Front Cover Page and Inside Front Cover Page;
                                                                   Underwriting
       9.  Description of Securities to be Registered...........  Prospectus Summary; Capitalization; Description of
                                                                   Capital Stock
      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts
      11.  Information with Respect to the Registrant...........  Outside Front and Inside Front Cover Pages;
                                                                   Prospectus Summary; The Company; Risk Factors;
                                                                   Dividend Policy; Capitalization; Dilution; Selected
                                                                   Consolidated Financial Data; Management's Discussion
                                                                   and Analysis of Financial Condition and Results of
                                                                   Operations; Business; Management; Certain
                                                                   Transactions; Principal Shareholders; Description of
                                                                   Capital Stock; Shares Eligible for Future Sale;
                                                                   Consolidated Financial Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS (Subject to Completion)
Dated May 9, 1996



                                3,000,000 Shares


                      [GENERAL SURGICAL INNOVATIONS LOGO]

                                  Common Stock
                                ----------------


    All of the 3,000,000 shares of Common Stock, $0.001 par value per share (the "Common Stock") offered hereby are being sold by General Surgical Innovations, Inc. ("GSI" or the "Company").



    Prior to this offering, there has been no public market for the Common Stock of the Company. It is estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market, upon notice of issuance, under the symbol "GSII."


                            ------------------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                            ------------------------
THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
 AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  NOR  HAS THE
  SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
    PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
          REPRESENTATION  TO  THE   CONTRARY  IS  A  CRIMINAL  OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                   Underwriting
                                           Price to               Discounts and              Proceeds to
                                            Public               Commissions (1)             Company (2)
- ---------------------------------------------------------------------------------------------------------------
Per Share........................             $                         $                         $
Total (3)........................             $                         $                         $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated to be $800,000.


(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 450,000 additional shares at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and
    Commissions  and Proceeds to  Company will be  $      , $       and $      ,
    respectively. See "Underwriting."


                            ------------------------

    The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the offices of Cowen &
Company, New York, New York, on or about         , 1996.

                            ------------------------

COWEN & COMPANY                                               UBS SECURITIES LLC

           , 1996

(LOGO)



                      Balloon Dissectors and Applications



             A picture of the human body and diagrams of the Company's balloon dissectors with arrows pointing to parts of the body were the balloon dissectors would be used.



    Breast Augmentation/Reconstruction                             Brow Lift



    Latissimus Dorsi Harvesting                         TRAM Flap Harvesting



    Abdominoplasty                                     Aortic Reconstruction



    Anterior Spinal Fusion                                     Hernia Repair



    Bladder Neck Suspension                        Saphenous Vein Harvesting



    Long Bone Plating                Subfacial Endoscopic Perforator Surgery



The Company has introduced or is introducing for commercial sale balloon dissectors for the hernia repair, subfascial endoscopic perforator surgery and breast augmentation and reconstruction procedures set forth above. The other balloon dissectors shown have been developed by the Company but are not sold commercially


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

    Spacemaker-Registered Trademark- and KnotMaker-TM- are trademarks of the Company. This Prospectus also contains trademarks of other companies.

(LOGO)



               Spacemaker-Registered Trademark- Product Platforms



             A picture of the Company's Spacemaker products and a description of their features.



Spacemaker-Registered Trademark-
I                          Contains integral trocar to maintain space

Spacemaker-Registered Trademark-
II                         Allows visualization upon entry and inflation

Spacemaker-Registered Trademark-
Reposable                  Sold in multipack kits
                           Semi-reusable handle
                           Lower cost per procedure

Spacemaker World-TM-       Sold in multipack kits
                           Limited visualization
                           Sold outside the United States



The Spacemaker-Registered Trademark- I, Spacemaker-Registered Trademark- II and Spacemaker-Registered Trademark- Reposable product platforms have received 510(k) clearance from the FDA for commercial sale in the United States. The Spacemaker World-TM- product platform was designed for sale in international markets and the Company has not applied for or received FDA clearance for the sale of such product in the United States.

(LOGO)



         Spacemaker-Registered Trademark- Balloon Dissection Procedure



Spacemaker Balloon Dissector



             A description of the balloon dissection procedure and pictures of the procedure.



The Spacemaker balloon is introduced
through a small incision in the skin.



The balloon is filled with either air or saline to dissect the tissue planes, creating a working space.



The air/saline is removed.



The dissected space is insufflated creating the bloodless working environment.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, "GSI" OR THE "COMPANY" REFERS TO GENERAL SURGICAL INNOVATIONS, INC. AND ITS WHOLLY OWNED SUBSIDIARY. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    General Surgical Innovations, Inc. ("GSI" or the "Company") develops, manufactures and sells balloon dissection systems for minimally invasive surgery ("MIS"). Each of GSI's proprietary Spacemaker balloon dissection systems consists of an access and deployment platform and a balloon dissector. By using the Company's products, surgeons can access a surgical site in a minimally invasive manner and can rapidly and relatively atraumatically create a working space at the target surgical site where no space previously existed. The Company's balloon dissection systems are currently offered in four access and deployment platforms, along with 14 different balloon shapes and sizes, which are specifically designed for various surgical techniques, procedure types and market segments. The Company commenced commercial sales of its first product, the Spacemaker I platform for hernia repair, in September 1993 and to date almost all of the Company's revenues have been derived from sales of products for this procedure, primarily pursuant to a distribution agreement with United States Surgical Corporation ("USSC"). The Company currently sells products in the United States and certain other countries, including the United Kingdom, Germany and France, for selected applications, including hernia repair, subfascial endoscopic perforator surgery and breast augmentation and reconstruction. Over the next 18 months, the Company anticipates completing marketing-related clinical evaluations of and launching products for several new applications, including treatment of stress urinary incontinence, saphenous vein harvesting and anterior spinal fusion.

    Open surgery is an invasive procedure that generally requires large incisions and significant tissue manipulation in order to provide the surgeon with direct access to the intended surgical site. Much of the trauma suffered in connection with open surgery is a result of gaining access to the surgical site and is not caused by the surgical repair itself. In order to reduce the complications associated with many open surgical procedures, surgical techniques referred to as MIS have recently been developed. These techniques allow surgeons to access the target surgical site through the body's natural openings (E.G., mouth, urethra or rectum) or by making small incisions to access body cavities such as the abdominal cavity (the "peritoneum"). The benefits of MIS as compared to open surgery generally include reduced patient trauma (including muscle, nerve and other tissue damage), reduced blood loss, reduced post-operative infection, reduced scarring at the site of the incision, shorter patient recovery time, reduced procedure time and ultimately lower medical costs. As a result of these benefits, MIS has been used increasingly for surgical procedures within the peritoneum. For example, in 1995 approximately 93% of the estimated 857,000 cholecystectomies (gallbladder removal) performed in the United States were performed using MIS, compared to none in 1988.

    Despite the documented benefits of MIS, its adoption to date has been limited to a select number of surgical procedures, and, in the aggregate, represented only an estimated 15% of all surgical procedures performed in the United States in 1995. The most widely adopted MIS procedure, laparoscopic cholecystectomy, has been successfully adopted largely because of the proximity of the target surgical site to the peritoneum, the only natural body cavity that provides a working space when insufflated. Application of MIS techniques to other surgical procedures and the ability to exploit the clinical benefits of MIS have been limited by the lack of a natural body cavity proximate to the surgical site and the inability of the surgeon to easily and atraumatically access the surgical site or establish a surgical working space where no natural body cavity exists. MIS conducted outside of a natural body cavity requires the surgeon to use blunt dissection tools to tunnel through tissue to reach the surgical site, creating a relatively bloody working space with poor visualization.

    GSI's proprietary Spacemaker balloon dissection systems are designed to address the limitations of blunt dissection MIS and enable the adoption of MIS techniques for a variety of surgical procedures. The body has a large number of naturally occuring tissue layers, including skin, muscle and fat. The Company's balloon dissection systems allow the surgeon to exploit this physiology by inflating the balloon to separate the natural tissue planes that exist between these layers, thereby creating a working space at or near the target surgical site. By utilizing any one of a range of balloons with pre-specified deployment characteristics, the surgeon is able to accurately and predictably determine the size, shape and proximity of the surgical working space relative to the target surgical site. The Company believes that its technology can be deployed anywhere in the body where a natural tissue plane exists.

    The Company believes that its proprietary balloon dissection technology provides the following benefits: (i) the ability to create a predictable working space tailored for a specific procedure; (ii) the ability to rapidly dissect tissue, thereby reducing procedure time; (iii) compatibility with existing MIS techniques and instruments, facilitating the adoption of the Company's products for a variety of surgical procedures; and (iv) ease of use, thereby minimizing surgeon training requirements. In addition, the Company believes that its products provide substantial clinical and cost benefits for the patient, surgeon and payor, including reduced patient trauma, reduced blood loss, shorter patient recovery time and reduced procedure time.

    GSI believes that its current patent and regulatory status provide it with competitive advantages in the balloon dissection market, and the Company plans to capitalize on its proprietary position in establishing and maintaining market leadership. To date, the Company has received 510(k) clearances from the FDA for the use of its Spacemaker balloon dissection technology to perform dissection of tissue planes during general, endoscopic, laparoscopic or cosmetic and reconstructive surgery using a broad range of balloon sizes and shapes. The Company believes that these FDA clearances allow the use of the Company's balloon dissection technology for many surgical applications that the Company may pursue, including those involving other balloon sizes and shapes. GSI currently has 13 issued United States patents and two issued foreign patents, and numerous additional United States and foreign patent applications covering the Company's Spacemaker technology. In particular, the Company has received a notice of allowance for one of its patent applications which contains claims regarding the use of balloons to dissect tissue planes anywhere in the body. The Company believes that the scope of these claims could provide a long-term competitive advantage for many of its balloon dissection products.

    The Company's objective is to become the leading provider of balloon dissection systems and specialty surgical instruments for MIS procedures. The Company's market penetration and adoption strategy is comprised of several key elements. First, the Company seeks to develop and maintain relationships with leading general surgeons and specialists in each of its target surgical fields, including general surgery, obstetrics, gynecology, urology, cosmetic and reconstructive surgery, orthopedic surgery and vascular surgery. Second, the Company intends to develop relationships with leading medical device companies that can support surgeon training in the use of the Company's products and augment the Company's direct sales and marketing capabilities. The Company's initial partnership in this area is the distribution of balloon dissection systems for hernia repair through USSC. Third, the Company plans to capitalize on its favorable regulatory and patent position to develop and rapidly introduce additional products that broaden the surgical applications for its Spacemaker technology. Finally, the Company will continue to develop surgical instruments tailored for use in the working spaces created by the Company's balloon dissection systems, with the goal of facilitating the adoption of the Company's products for target procedures.

    The Company's principal offices are located at 3172A Porter Drive, Palo Alto, California 94304, and its telephone number is (415) 812-9730. The Company was incorporated in California in April 1992.

                                  THE OFFERING


Common Stock offered by the Company..........  3,000,000 shares
Common  Stock  to  be  outstanding  after the
 offering (1)................................  12,653,342 shares
Use of proceeds..............................  To  fund  sales  and  marketing   activities,
                                               research  and  development, marketing-related
                                               clinical evaluations,  capital  expenditures,
                                               expansion    of   manufacturing   and   other
                                               facilities  and   other   general   corporate
                                               purposes. See "Use of Proceeds."
Approved Nasdaq National Market symbol.......  GSII


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      FISCAL YEAR ENDED           NINE MONTHS ENDED
                                                                          JUNE 30,                    MARCH 31,
                                                               -------------------------------  ----------------------
                                                                 1993       1994       1995                    1996
                                                               ---------  ---------  ---------     1995      ---------
                                                                                                -----------
                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Sales......................................................  $  --      $     789  $   2,437   $   1,805   $   3,421
  Cost of sales..............................................     --            600      1,262         908       1,654
                                                               ---------  ---------  ---------  -----------  ---------
    Gross profit.............................................     --            189      1,175         897       1,767
  Operating expenses:
    Research and development.................................        750        496        975         735         864
    Sales and marketing......................................         42      1,532      2,859       1,965       2,578
    General and administrative...............................        398      1,338      1,400       1,127       1,120
    Write-off of acquired in-process research and
     development.............................................                                                    2,791
                                                               ---------  ---------  ---------  -----------  ---------
    Total operating expenses.................................      1,190      3,366      5,234       3,827       7,353
                                                               ---------  ---------  ---------  -----------  ---------
  Loss from operations.......................................     (1,190)    (3,177)    (4,059)     (2,930)     (5,586)
  Interest and other income (loss), net......................         18         58          8          (6)        151
                                                               ---------  ---------  ---------  -----------  ---------
  Net loss...................................................  $  (1,172) $  (3,119) $  (4,051)  $  (2,936)  $  (5,435)
                                                               ---------  ---------  ---------  -----------  ---------
                                                               ---------  ---------  ---------  -----------  ---------
  Pro forma net loss per share (2)...........................  $   (0.16) $   (0.34) $   (0.40)  $   (0.29)  $   (0.53)
  Shares used in computing pro forma net loss per share
   (2).......................................................      7,275      9,276     10,241      10,217      10,301


                                                                                              MARCH 31, 1996
                                                                                       ----------------------------
                                                                                        ACTUAL    AS ADJUSTED(1)(3)
                                                                                       ---------  -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents..........................................................  $   3,904      $  42,164
  Working capital....................................................................      2,788         41,298
  Total assets.......................................................................      6,708         44,968
  Convertible redeemable preferred stock.............................................     15,547         --
  Total shareholders' equity (deficit)...............................................    (12,291)        41,766


- ------------------------------
(1) Excludes (i) 1,133,266 shares of Common Stock issuable upon exercise of outstanding stock options and (ii) 2,155,164 shares of Common Stock reserved for issuance under the Company's equity incentive plans as of March 31, 1996. See "Management -- Stock Options" and "-- Equity Incentive Plans."

(2) Computed on the basis described in Note 14 of Notes to Consolidated Financial Statements.


(3) Adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $14.00 per share after deducting estimated Underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                         ------------------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) REFLECTS A 1.37-FOR-ONE SPLIT OF THE COMPANY'S CAPITAL STOCK TO BE APPROVED IN MARCH 1996,
(III) REFLECTS THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK OF THE COMPANY INTO AN AGGREGATE OF 5,833,698 SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING AND (IV) ASSUMES THE CONVERSION OF TWO PROMISSORY NOTES IN THE AGGREGATE PRINCIPAL AMOUNT OF $250,000 INTO 66,637 SHARES OF THE COMPANY'S COMMON STOCK.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

LIMITED OPERATING HISTORY; ANTICIPATED FUTURE LOSSES

    The Company was organized in April 1992 and began commercially shipping its first Spacemaker products in September 1993. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. As of March 31, 1996, the Company had an accumulated deficit of $13.8 million. The Company's operating losses for the fiscal years ending June 30, 1993, 1994 and 1995 and for the nine months ended March 31, 1996 were $1.2 million, $3.1 million, $4.1 million and $5.4 million, respectively. The Company expects to continue to incur significant operating losses on a quarterly and annual basis. Since the introduction of its initial products, the Company has yet to achieve profitability and may never do so in the future. Due to the Company's limited operating history, there can be no assurance of sales growth or profitability on a quarterly or annual basis in the future. The Company intends to increase significantly its investments in research and development, sales and marketing, marketing-related clinical evaluations and related infrastructure. Due to the anticipated increases in the Company's operating expenses, the Company's operating results will be adversely affected if sales do not increase. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in rapidly evolving markets. To address these risks, the Company must respond to competitive developments, continue to attract, retain and motivate qualified persons and successfully commercialize products incorporating advanced technologies. There can be no assurance that the Company will be successful in addressing such risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

DEPENDENCE UPON BALLOON DISSECTION PRODUCTS; RISK OF TECHNOLOGICAL OBSOLESCENCE

    All of the Company's sales since inception have been derived from sales of its balloon dissection products, with a substantial portion derived from sales for hernia repair procedures. Failure of the Company to develop successfully and commercialize balloon dissection products for applications other than hernia repair could have a material adverse effect on the Company's business, financial condition and results of operations. The success of the Company's products depends on the nature of the technological advances inherent in the product designs, reductions in patient trauma or other benefits provided by such products, results of marketing-related clinical evaluations, continued adoption of MIS procedures by surgeons, market acceptance of the Company's products and related procedures, reimbursement for the Company's products by health care payors and the Company's receipt of regulatory approvals. There can be no assurance that the Company's products will have the required technical characteristics, that the Company's products will provide adequate patient benefits, that marketing-related clinical evaluations results will be favorable, that surgeons will continue to adopt MIS procedures, that recently introduced products or future products of the Company or related procedures will gain market acceptance, or that required regulatory approvals will be obtained. The failure to achieve any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operations. To the extent demand for the Company's balloon dissection systems for hernia repair declines and the Company's newly-introduced products are not commercially accepted or its existing products are not developed for new procedures, there could be a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY DISTRIBUTOR

    In March 1994, the Company entered into a distribution agreement with United States Surgical Corporation ("USSC"), a large manufacturer and distributor of medical devices. Pursuant to this agreement USSC has rights, which are co-exclusive with the rights of GSI, to distribute the Spacemaker I product for hernia repair and, to the extent permitted by the Company's initial 510(k) clearance for the Spacemaker I product, other applications. USSC's distribution rights are limited to only those products that are or could be covered by the Company's initial 510(k) clearance. From time to time, the Company and USSC have had disagreements regarding the extent of USSC's rights under the distribution agreement to distribute new products developed by the Company after the date of such agreement. In addition, under the distribution agreement, USSC is obligated to purchase minimum quantities of the Company's products. USSC historically has purchased substantially more product than is required under this agreement. In fiscal 1994 and 1995 and the nine months ended March 31, 1996, sales to USSC, which include sales to Autosuture, Inc., a subsidiary of USSC, represented approximately 68%, 75% and 87%, respectively, of the Company's net sales. The Company's sales to USSC have fluctuated significantly in the past, and the Company anticipates that such sales could fluctuate in the future. For example, purchases by USSC declined substantially in the quarter ended September 30, 1995, and then increased substantially in the subsequent quarter ended December 31, 1995. As a result, there can be no assurance that USSC will continue to purchase the Company's products in amounts equal to past levels or that USSC will purchase the minimum quantities required under the agreement. The distribution agreement with USSC expires in March 1997, and there can be no assurance that such agreement will be renewed on the same or similar terms. USSC could also elect to sell competitive products, rather than those of the Company, which could result in a decline of the Company's sales. A significant reduction in orders from USSC or a failure to renew the agreement with USSC could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company intends to establish additional distributorships in the United States for products in areas other than hernia repair, there can be no assurance that such efforts will be successful. Failure to diversify its distribution network in the United States could have a material adverse effect on the Company's business, financial condition and results of operations.

    To date, substantially all of the Company's international sales for hernia repair procedures have been made through Autosuture under the same terms and conditions as the Company's agreement with USSC. Although the Company may in the future seek to diversify its international distribution network, there can be no assurance that such efforts will be successful. Failure to diversify its
international   distribution  network  or  failure  to  maintain  or  renew  its relationship with Autosuture could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED MARKETING AND DIRECT SALES EXPERIENCE

    The Company has only limited experience marketing and selling its products through its direct sales force, and has sold its products in commercial quantities through its direct sales force only to the hernia market and, to a lesser degree, to the cosmetic and reconstructive surgery market. Establishing marketing and sales capability sufficient to support sales in commercial quantities for the other markets targeted by the Company, including additional hernia, vascular, urology, obstetrics, gynecology and orthopedic surgery markets, will require significant resources, and there can be no assurance that the Company will be able to recruit and retain additional qualified marketing personnel, or direct sales personnel or that future sales efforts of the Company will be successful. In markets where there is a large potential customer base, the Company intends to establish partnership relationships with additional distribution partners. The Company has no significant relationships other than with USSC and there can be no assurance that the Company will be successful in establishing such partnership relationships on commercially reasonable terms, if at all. The failure to establish and maintain an effective distribution channel for the Company's products, or establish and retain qualified and effective sales personnel to support commercial sales of the Company's products, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- Marketing, Sales and Distribution."

UNCERTAINTY OF MARKET ACCEPTANCE; NO ASSURANCE OF CLINICAL ADVANTAGE

    The Company's success is substantially dependent upon the success of its Spacemaker balloon dissection products. The Company believes that market acceptance of the Company's products will depend on the Company's ability to provide evidence to the medical community of the safety, efficacy and cost-effectiveness of its products and the procedures in which these products are intended to be used. Market acceptance is also dependent on the adoption of laparoscopic techniques generally and the conversion of non-balloon dissection techniques to balloon dissection techniques specifically. To date, the Company's products have only been used to treat a limited number of patients and the Company has limited long-term outcomes data. If the Company is not able to demonstrate consistent clinical benefits resulting from the use of its products (including reduced procedure time, reduced patient trauma and lower costs), the Company's business, financial condition and results of operations could be materially and adversely affected.

    The Company further believes that the ability of health care providers to obtain adequate reimbursement for procedures using the Company's Spacemaker balloon dissector products and related instruments will be critical to market acceptance of the Company's products. Although the Company believes that procedures using its balloon dissection products currently may be reimbursed in the United States under certain existing procedure codes, there can be no assurance that such procedure codes will remain available or that reimbursement under these codes will be adequate. The Company has limited experience in obtaining third-party reimbursement, and the inability to obtain reimbursement for some or all of its products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business
- -- Third-Party Reimbursement."

    The Company introduced its balloon dissectors in late 1993 and to date there has been relatively little education among surgeons about the benefits of balloon dissection technology. Furthermore, because of the novelty of balloon dissection procedures, many surgeons and surgeons' assistants have not developed the requisite skills to perform balloon dissection procedures. To the extent that laparoscopic techniques are adopted slowly, that balloon dissectors are incorporated into laparoscopic techniques less often or that surgeons are unwilling or unable to develop the skills necessary to utilize balloon dissectors, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Marketing, Sales and Distribution."

FLUCTUATIONS IN QUARTERLY RESULTS

    Results of the Company's operations may fluctuate significantly from quarter to quarter and will depend on (i) new product introductions by the Company and its competitors and the resulting product transitions, (ii) the rate of adoption by surgeons of balloon dissection technology in markets targeted by the Company,
(iii) the sales efforts of the Company's distributors, (iv) the mix of sales among distributors and the Company's direct sales force, (v) timing of patent and regulatory approvals, (vi) timing of operating expenditures, (vii) the Company's ability to manufacture its products efficiently, (viii) timing of research and development expenses, including marketing-related clinical evaluation expenditures, (ix) intellectual property litigation and (x) general market conditions. The Company's sales in any period are highly dependent upon the marketing efforts and success of USSC, which are not within the control of the Company. The Company's sales to USSC have fluctuated significantly in the past, and the Company anticipates that such sales could fluctuate in the future. For example, purchases by USSC declined substantially in the quarter ended September 30, 1995, and then increased substantially in the subsequent quarter ended December 31, 1995. Accordingly, any decline in purchases by USSC could result in a decline in sales and adversely affect the Company's operating results. In addition, announcements or expected announcements by the Company, its competitors or its distributors of new products, new technologies or pricing changes could cause existing or potential customers of the Company to defer purchases of the Company's existing products and could alter the mix of products sold by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that future products or product enhancements will be successfully introduced or that such introductions will not adversely affect the demand for existing products. As a result of these and other factors, the Company's quarterly operating results have fluctuated in the past, and the Company expects that such results may fluctuate in the future. Due to such quarterly fluctuations in operating results, quarter-to-quarter comparisons of the Company's operating results are not necessarily meaningful and should not be relied upon as indicators of likely future performance or annual operating results. In addition, the Company's limited operating history makes accurate prediction of future operating results difficult or impossible to make. There can be no assurance that in the future the Company will achieve sales growth or become profitable on a quarterly or annual basis or that its growth will be consistent with predictions by securities analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON PATENTS AND PROPRIETARY TECHNOLOGY

    The Company's success will depend on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and proprietary technology and to operate without infringing upon the patents or proprietary rights of third parties. As of March 31, 1996, the Company had 13 issued United States patents and had applied for an additional 45 United States patents, six of which had a notice of allowance or allowed claims. In addition, GSI had two foreign patents issued, and nine additional foreign patent applications in prosecution on such date. The Company has received a notice of allowance for one of its United States patent applications that contains claims regarding the use of balloons to dissect tissue planes anywhere in the body.

    The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents or patents to which it has licensed rights will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by the Company or that the Company's existing patents will cover the Company's future products. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents issued to or licensed by the Company or that may be issued in the future to the Company. Since patent applications in the United States are maintained in secrecy until patents issue, the Company also cannot be certain that others did not first file applications for inventions covered by the Company's pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications.

    One of the patent applications filed by the Company, which is directed to a surgical method using balloon dissection technology, has been placed in interference with a patent application filed by Origin Medsystems, Inc. ("Origin"), a competitor of the Company. The Company believes that the inventor named in its patent application was the first to invent this subject matter, and has asserted that the Origin patent application was filed after a disclosure made by such inventor to employees of Origin. Origin takes a contrary position. This interference is presently pending in the United States Patent and Trademark Office ("USPTO") and, as permitted by the rules of the USPTO, has been referred to an arbitrator for completion of the interference proceeding. A decision is not expected in this interference proceeding until 1997. Failure of the Company to prevail in such interference proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

    Patent interference  or  infringement  involves complex  legal  and  factual issues and is highly uncertain, and there can be no assurance that any conclusion reached by the Company regarding patent interference or infringement will be consistent with the resolution of such issue by a court. In the event the Company's products are found to infringe patents held by competitors, there can be no assurance that the Company will be able to modify successfully its products to avoid infringement, or that any modified products will be commercially successful. Failure in such event to either develop a commercially successful alternative or obtain a license to such patent on commercially reasonable terms could have a material adverse effect on the Company's business, financial condition and results of operations. In any event, there can be no assurance that the Company will not be required to defend itself in court against allegations of infringement of third-party patents. Patent litigation is expensive, requires extensive management time, and could subject the Company to significant liabilities, require disputed rights to be licensed from third parties or require the Company to cease selling its products.

    Legislation is pending in Congress that, if enacted in its present form, would limit the ability of medical device manufacturers in the future to obtain patents on surgical and medical procedures that are not performed by, or as a part of, devices or compositions which are themselves patentable. While the Company cannot predict whether the legislation will be enacted, or precisely what limitations will result from the law if enacted, any limitation or reduction in the patentability of medical and surgical methods and procedures could have a material adverse effect on the Company's ability to protect its proprietary methods and procedures. In addition, the patent laws of European and certain other foreign countries generally do not allow for the issuance of patents for methods of surgery on the human body. Accordingly, the ability of the Company to gain patent protection for its methods of tissue dissection will be significantly limited. As a result, there can be no assurance that the Company will be able to develop a patent portfolio in Europe or that the scope of any patent protection will provide competitive advantages to the Company. See "Business -- Patents and Proprietary Rights."

ROYALTY PAYMENT OBLIGATIONS

    The Company has acquired a significant number of patent rights from third parties, including rights that apply to the Company's current balloon dissection systems. The Company has historically paid and is obligated to pay in the future to such third parties royalties equal to 4% of sales of such products, which payments are expected to exceed minimum royalty payments due under agreements with such parties. The Company also has acquired patent rights under royalty-bearing agreements with respect to certain surgical instruments, including the KnotMaker product and the balloon valve trocar currently under development. The payment of such royalty amounts will have an adverse impact on the Company's gross profit and other results of operations. There can be no assurance that the Company will be able to continue to satisfy such royalty payment obligations in the future, and a failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

EARLY STAGE OF DEVELOPMENT AND COMMERCIALIZATION; NO ASSURANCE OF ABILITY TO MANAGE GROWTH

    The Company began commercial sales of its balloon dissection products in September 1993 and, as a result, has limited experience in manufacturing, marketing and selling its products commercially. The Company has recently experienced rapid growth in its facilities and the number of its employees, the number of products under development, the number and amount of products manufactured and sold, and the geographic scope of its sales. In order to support increased levels of sales in the future and to augment its long-term competitive position, the Company anticipates that it will be required to make significant additional expenditures in manufacturing, research and development, sales and marketing, and administration. The Company's acquisition of Adjacent Surgical, Inc. in February 1996 has resulted in additional demands on the Company's limited management resources. The Company's inability to manage its growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management -- Certain Transactions."

COMPETITION; UNCERTAINTY OF TECHNOLOGICAL CHANGE

    Competition in the market for medical devices used in tissue dissection surgical procedures is intense and is expected to increase. The Company competes primarily with other producers of MIS tissue dissection instruments. Origin, a subsidiary of Guidant Corporation, and Ethicon Endo-Surgery, Inc., a subsidiary of Johnson & Johnson Company, among others, currently compete against the Company in the development, production and marketing of MIS tissue dissection instruments and tissue dissection technology. To the extent that surgeons elect to use open surgical procedures rather than MIS, the Company also competes with producers of tissue dissection instruments used in open surgical procedures, such as blunt dissectors or graspers. A number of companies currently compete against the Company in the development, production and marketing of tissue dissection instruments and technology for open surgical procedures. In addition, the Company indirectly competes with producers of therapeutic drugs, when such drugs are used as an alternative to surgery. Many of the Company's competitors have substantially greater capital resources, name recognition, expertise in research and development, manufacturing and marketing and obtaining regulatory approvals. There can be no assurance that the Company's competitors will not succeed in developing balloon dissectors or competing technologies that are more effective than products marketed by the Company or that render the Company's technology obsolete. Additionally, even if the Company's products provide performance comparable to competing products or procedures, there can be no assurance that the Company will be able to obtain necessary regulatory approvals or compete against competitors in terms of price, manufacturing, marketing and sales.

    Many of the alternative treatments for medical indications that can be treated by balloon dissection products and laparoscopic surgery are widely accepted in the medical community and have a long history of use. In addition, technological advances with other therapies could make such other therapies more effective or cost-effective than balloon dissectors and minimally invasive surgery, and could render the Company's technology non-competitive or obsolete. There can be no assurance that surgeons will use MIS to replace or supplement established treatments or that MIS will remain competitive with current or future treatments. The failure of surgeons to adopt MIS could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition to the Company's focus on the development of its balloon dissection systems, the Company has also developed surgical instruments for use in MIS. There can be no assurance that the Company's surgical instruments will successfully compete with those manufactured by other producers of such surgical instruments. The failure to achieve commercial market acceptance of such surgical instruments could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

UNCERTAIN AVAILABILITY OF THIRD-PARTY REIMBURSEMENT

    The Company's success will depend upon the ability of surgeons to obtain satisfactory reimbursement from healthcare payors for the Company's products. In the United States, hospitals, physicians and other healthcare providers that purchase medical devices generally rely on third-party payors, such as private health insurance plans, to reimburse all or part of the costs associated with the treatment of patients. Reimbursement in the United States for the Company's balloon dissection products is currently available from most third-party payors, including most major private health care insurance plans and Medicaid, under existing surgical procedure codes. The Company does not expect that third-party reimbursement in the United States will be available for use of its other products unless and until clearance or approval is received from the federal Food and Drug Administration (the "FDA"). If FDA clearance or approval is received, third-party reimbursement for these products will depend upon decisions by individual health maintenance organizations, private insurers and other payors. Many payors, including the federal Medicare program, pay a preset amount for the surgical facility component of a surgical procedure. This amount typically includes medical devices such as the Company's. Thus, the surgical facility or surgeon may not recover the added cost of the Company's products. In addition, managed care payors often limit coverage to surgical devices on a preapproved list or obtained from an exclusive source. If the Company's products are not on the list or are not available from the exclusive source, the facility or surgeon will need to obtain an exception from the payor or the patient will be required to pay for some or all of the cost of the Company's product. The Company believes that procedures using its balloon dissection products currently may be reimbursed in the United States under certain existing procedure codes. However, there can be no assurance that such procedure codes will remain available or that the reimbursement under these codes will be adequate. Given the efforts to control and decrease health care costs in recent years, there can be no assurance that any reimbursement will be sufficient to permit the Company to increase revenues or achieve or maintain profitability. The unavailability of third-party or other adequate reimbursement could have a material adverse effect on the Company's business, financial condition and results of operations.

    Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government-managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Large-scale market acceptance of the Company's balloon dissection systems and other products will depend on the availability and level of reimbursement in international markets targeted by the Company. Currently, the Company has been informed by its international distributors that the balloon dissectors have been approved for reimbursement in many of the countries in which the Company markets its products. Obtaining reimbursement approvals can require 12 to 18 months or longer. There can be no assurance that the Company will obtain reimbursement in any country within a particular time, for a particular amount, or at all. Failure to obtain such approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

    Regardless of the type of reimbursement system, the Company believes that surgeon advocacy of its products will be required to obtain reimbursement. Availability of reimbursement will depend on the clinical efficacy of the procedure and the utility and cost of the Company's products. There can be no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either government or private reimbursement systems, or that surgeons will support and advocate reimbursement for use of the Company's systems for all applications intended by the Company. Failure by surgeons, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors or adverse changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Third-Party Reimbursement."

GOVERNMENT REGULATION

    The Company's Spacemaker balloon dissection systems and other products are subject to extensive and rigorous regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. Under the federal Food, Drug, and Cosmetic Act, the FDA regulates the clinical testing, manufacture, labeling, packaging, marketing, distribution and record keeping for medical devices, in order to ensure that medical devices distributed in the United States are safe and effective for their intended use. Prior to commercialization, a medical device generally must receive FDA and foreign regulatory clearance or approval, which can be an expensive, lengthy and uncertain process. The Company is also subject to routine inspection by the FDA and state agencies, such as the California Department of Health Services ("CDHS"), for compliance with Good Manufacturing Practice requirements, Medical Device Reporting requirements and other applicable regulations. Noncompliance with applicable requirements can result in warning letters, import detentions, fines, civil penalties, injunctions, suspensions or losses of regulatory approvals, recall or seizure of products, operating restrictions, refusal of the government to approve product export applications or allow the Company to enter into supply contracts, and criminal prosecution. Delays in receipt of, or failure to obtain, regulatory clearances and approvals, if obtained, or any failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

    Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. The Spacemaker I platform, Spacemaker II platform, Spacemaker Resposable platform, and KnotMaker product each have received 510(k) clearance for use during general, endoscopic, laparoscopic or cosmetic and reconstructive surgery, either when tissue dissection is required or, with respect to the KnotMaker product, when a surgical knot for suturing is required. The Company has promoted these products for surgical applications (E.G., hernia repair, subfascial endoscopic perforator surgery and breast augmentation and reconstruction), and may in the future promote these products for the dissection or knotmaking required for additional selected applications (E.G., treatment of stress urinary incontinence, saphenous vein harvesting and a variety of orthopedic procedures such as anterior spinal fusion). For any medical device cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new 510(k) submission. The Company has made modifications to its products which the Company believes do not affect the safety or effectiveness of the device or constitute a major change to the intended use and therefore do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA will agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or will not require the Company to submit a new 510(k) notice for any of the changes made to the product. If such additional 510(k) clearances are required, there can be no assurance that the Company will obtain them on a timely basis, if at all, and delays in receipt of or failure to receive such approvals could have a material adverse effect on the Company's business, financial condition and results of operations. If the FDA requires the Company to submit a new 510(k) notice for any product modification, the Company may be prohibited from marketing the modified product until the 510(k) notice is cleared by the FDA. The Company plans to file a 510(k) submission for its specialized trocar with a balloon valve, which provides a seal to maintain insufflation of the surgical space during MIS. There can be no assurance that the FDA will grant 510(k) clearance for the Company's specialized trocar on a timely basis, if at all.

    Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. The Company currently relies on its international distributors for the receipt of premarket approvals and compliance with clinical trial requirements in those countries that require them, and it expects to continue to rely on distributors in those countries where the Company continues to use distributors. In the event that the Company's international distributors fail to obtain or maintain premarket approvals or compliance in foreign countries where such approvals or compliance are required, the Company may be required to cause the applicable distributor to file revised governmental notifications, cease commercial sales of its products in the applicable countries or otherwise act so as to stop any ongoing noncompliance in such countries. Any enforcement action by regulatory authorities with respect to past or any future regulatory noncompliance could have a material adverse effect on the Company's business, financial condition and results of operations.

    In order to continue selling its products within the European Economic Area following June 14, 1998, the Company will be required to achieve compliance with the requirements of the Medical Devices Directive (the "MDD") and to affix CE marking on its products to attest such compliance. Failure by the Company to comply with CE marking requirements by June 1998 would mean that the Company would be unable to sell its products in the European Economic Area unless and until compliance was achieved, which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

LIMITED MANUFACTURING EXPERIENCE; UNCERTAINTY REGARDING FUTURE FACILITIES

    The Company has only limited experience in manufacturing its products in commercial quantities. The Company intends to scale up its production of new products and to increase its manufacturing capacity for existing and new products. However, manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. Difficulties experienced by the Company in manufacturing scale-up and manufacturing difficulties could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the Company will be successful in scaling up or that it will not experience manufacturing difficulties or product recalls in the future.

    The Company occupies a single facility in Palo Alto, California that houses its headquarters, administrative offices, research laboratories and manufacturing facilities. This facility is subject to a lease that expires in March 1997. While the Company believes that this space is adequate for its immediate needs, GSI will need to obtain additional office, development and manufacturing space to accommodate expected business growth during 1997. There can be no assurance that the Company will be able to obtain such additional facilities on commercially reasonable terms, or at all. If the Company is able to lease such additional space, there can be no assurance that the Company will be able to establish and certify adequate manufacturing capacity in a timely manner, or at all, in such space. Failure to obtain additional space or establish and certify adequate manufacturing capacity in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing" and "-- Facilities."

DEPENDENCE ON SINGLE SOURCE SUPPLIERS; LACK OF CONTRACTUAL ARRANGEMENTS

    The Company currently relies upon single source suppliers for several components of its balloon dissection products, and in most cases there are no formal supply contracts. There can be no assurance that the component materials obtained from single source suppliers will continue to be available in adequate quantities or, if required, that the Company will be able to locate alternative sources of such component materials on a timely basis to market its products. In addition, there can be no assurance that the single source suppliers will meet the Company's future requirements for timely delivery of products of sufficient quality and quantity. The failure to obtain sufficient quantities and qualities of such component materials, or the loss of any of the Company's single source suppliers, could cause a delay in GSI's ability to fulfill orders while it identifies and certifies a replacement supplier, and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

    The Company's capital requirements will depend on numerous factors, including the progress of the Company's marketing-related clinical evaluations and product development programs; the receipt of, and the time required to obtain, regulatory clearances and approvals; the resources the Company devotes to the development, manufacture and marketing of its products; the resources required to hire and develop a direct sales force to supplement its independent distributors and to expand manufacturing capacity; facilities requirements; market acceptance and demand for its products; and other factors. The timing and amount of such capital requirements cannot be accurately predicted. Consequently, although the Company believes that the proceeds of this offering will provide adequate funding for its capital requirements through calendar 1997, the Company may be required to raise additional funds through public or private financings, collaborative relationships or other arrangements earlier than expected. There can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Any additional equity financings may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

PRODUCT LIABILITY RISK AND PRODUCT RECALL; LIMITED INSURANCE COVERAGE

    The Company's business exposes it to potential product liability risks or product recalls that are inherent in the design, development, manufacture and marketing of medical devices, in the event the use of the Company's products is alleged to have caused adverse effects on a patient or such products are believed to be defective. The Company's products are designed to be used in certain procedures where there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or may in the future receive, regulatory clearance for commercial sale. As a result, there can be no assurance that the Company's product liability insurance is adequate or that such insurance coverage will continue to be available on commercially reasonable terms or at all. Particularly given the lack of data regarding the long-term results of the use of balloon dissection products, there can be no assurance the Company will avoid significant product liability claims. Consequently, a product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Liability and Insurance."

RISKS ASSOCIATED WITH INTERNATIONAL SALES
    Sales outside of the United States accounted for approximately 2%, 3% and 2% of the Company's sales in fiscal 1994, fiscal 1995 and the nine months ended March 31, 1996, respectively, and the Company expects that international sales will represent an increasing portion of revenue in the future. The Company intends to continue to expand its sales outside of the United States and to enter additional international markets, which will require significant management attention and financial resources and subject the Company further to the risks of selling internationally. These risks include unexpected changes in regulatory requirements, tariffs and other barriers and restrictions, reduced protection for intellectual property rights, and the burdens of complying with a variety of foreign laws. In addition, because all of the Company's sales are denominated in U.S. dollars, fluctuations in the U.S. dollar could increase the price in local currencies of the Company's products in foreign markets and make the Company's products relatively more expensive than competitors' products that are denominated in local currencies. There can be no assurance that regulatory, currency and other factors will not adversely impact the Company's operations in the future or require the Company to modify its current business practices. See "Business -- Marketing, Sales and Distribution."

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

    The Company is dependent upon a limited number of key management and technical personnel. The loss of the services of one or more of such key employees could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, the Company's success will be dependent upon its ability to attract and retain additional highly qualified sales, management, manufacturing and research and development personnel. The Company faces intense competition in its recruiting activities and there can be no assurance that the Company will be able to attract and/or retain qualified personnel. See "Management."

CONTROL BY OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS


    Following completion of this offering, directors, executive officers and principal shareholders of the Company, will beneficially own approximately 35% of the outstanding shares of the Company's Common Stock. Accordingly, these persons, individually and as a group, may be able to effectively control the Company and direct its affairs and business, including any determination with respect to a change in control of the Company, future issuances of Common Stock or other securities by the Company, declaration of dividends on the Common Stock and the election of directors. See "Principal Shareholders."



BROAD MANAGEMENT DISCRETION IN ALLOCATION OF PROCEEDS



    The Company expects to use approximately $17.3 million, or 45%, of the net proceeds of this offering for working capital and general corporate purposes and has not yet allocated such proceeds to any specific purpose. The Company's management will, therefore, retain broad discretion as to the allocation of a significant portion of the net proceeds of this offering, including but not limited to allocating such proceeds to the funding of additional sales and marketing, research and development, marketing-related clinical evaluations, and other general corporate purposes. See "Use of Proceeds."


EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; CHANGE OF CONTROL

    Upon completion of this offering, the Board of Directors will have authority to issue up to 2,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of the Common Stock. The Company's Board of Directors has also approved amendments to the Company's Articles of Incorporation and Bylaws to provide (subject to shareholder approval), among other things, the elimination of actions to be taken by the Company's shareholders by written consent and certain procedures, including advance notice procedures with regard to the nomination of candidates for election as directors, other than by or at the direction of the Board of Directors. The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company, and may make more difficult or discourage a takeover of the Company. See "Description of Capital Stock."

    From time to time, the Company has had discussions with third parties regarding various strategic relationships, including the potential sale of the Company, although the Company currently has no commitments with respect to any such relationships. The Company may continue to have discussions regarding potential strategic relationships in the future, however, there can be no assurance that any such strategic relationship will occur.

SHARES ELIGIBLE FOR FUTURE SALE


    Sales of shares of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of this offering, the Company will have approximately 12,653,342 shares of Common Stock outstanding. The 3,000,000 shares offered hereby will be freely tradable without restriction. The remaining approximately 9,653,342 shares are restricted securities that may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144 promulgated under the Securities Act. None of these shares will be available for sale upon the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date"). Beginning 180 days after the Effective Date upon the expiration of agreements not to sell such shares (the "Lock-up Agreements"), approximately 7,498,171 shares and 428,538 shares subject to vested stock options will become eligible for sale, subject to the provisions of Rule 144(k), Rule 144 or Rule 701 promulgated under the Securities Act. See "Shares Eligible for Future Sale."


NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. The initial public offering price will be determined through negotiations between the Company and the Underwriters. See "Underwriting." In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly held medical device companies have in the past been, and can in the future be expected to be, especially volatile. Announcements of technological innovations or new products by the Company or its competitors, clinical marketing trial results, release of reports by securities analysts, developments or disputes concerning patents or proprietary rights, regulatory developments, changes in regulatory or medical reimbursement policies, economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price of the Common Stock.

DILUTION; ABSENCE OF DIVIDENDS
    Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in net tangible book value per share. Such investors will experience additional dilution upon the exercise of outstanding options. The Company has never paid dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. See "Dilution" and "Dividend Policy."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby are estimated to be approximately $38,260,000 ($44,119,000 if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.



    The Company anticipates that it will use approximately $9 million of the net proceeds of this offering to expand sales and marketing activities (which are expected to include the development of direct sales capabilities in selected markets to supplement the Company's independent distributors), approximately $6 million to fund the Company's research and development efforts, including capital expenditures, approximately $3 million to fund marketing-related clinical evaluations in support of regulatory approvals and marketing efforts and approximately $3 million for expansion and development of manufacturing and other facilities. The Company will use the remaining approximately $17.3 million of the net proceeds for working capital and general corporate purposes. The Company also may use a portion of the net proceeds to acquire businesses, technologies or products complementary to the Company's business, although the Company currently has no specific plans or commitments in this regard. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the progress of the Company's marketing-related clinical evaluations and actions related to regulatory matters, and the costs and timing of expansion of marketing, sales and manufacturing activities. The Company's management will have particularly broad discretion to allocate that portion of the net proceeds of this offering estimated to be expended for working capital and general corporate purposes. Pending such uses, the Company intends to invest the net proceeds of this offering in interest-bearing, investment grade securities. See "Risk Factors -- Broad Management Discretion in Allocation of Proceeds."


                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividends on its capital stock since inception and does not expect to pay any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in the operation of its business. In addition, the Company's current credit arrangements prohibit the payment of cash dividends on the Company's capital stock.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at March 31, 1996 (i) on an actual basis and (ii) as adjusted to reflect the automatic conversion of the outstanding shares of Preferred Stock of the Company into Common Stock and the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $14.00 per share (after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company). This table should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.



                                                                                              MARCH 31, 1996
                                                                                          -----------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                          ----------  -----------
                                                                                           (IN THOUSANDS, EXCEPT
                                                                                                SHARE DATA)
Notes payable...........................................................................  $      250      --
                                                                                          ----------
Convertible redeemable preferred stock..................................................      15,547      --
                                                                                          ----------
Shareholders' equity (deficit):
  Preferred stock, $.001 par value pro forma, 2,000,000 shares authorized, none issued
   and outstanding......................................................................      --          --
  Common Stock, $.001 par value, 10,000,000 shares authorized, 3,753,007 shares issued and outstanding actual; pro forma 50,000,000 shares authorized, 12,653,342 shares
   issued and outstanding as adjusted (1)...............................................           4          13
  Additional paid-in capital............................................................       2,142      56,190
  Accumulated deficit...................................................................     (13,787)    (13,787)
  Notes receivable from shareholders....................................................        (120)       (120)
  Deferred compensation.................................................................        (530)       (530)
                                                                                          ----------  -----------
    Total shareholders' equity (deficit)................................................     (12,291)     41,766
                                                                                          ----------  -----------
      Total capitalization..............................................................  $    3,506   $  41,766
                                                                                          ----------  -----------
                                                                                          ----------  -----------


- ------------------------

(1) Based on the number of shares outstanding as of March 31, 1996. Assumes no exercise of the Underwriters' over-allotment option. Reflects a 1.37-for-one split of the Company's capital stock approved in March 1996, the conversion of all outstanding shares of convertible redeemable preferred stock of the Company into an aggregate of 5,833,698 shares of Common Stock upon the closing of this offering and assumes the conversion of notes payable into 66,637 shares of the Company's Common Stock. Excludes 1,133,266 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1996 under the Company's stock option plans.

                                    DILUTION


    The pro forma net tangible book value of the Company as of March 31, 1996, was $3.2 million, or $0.33 per share. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of outstanding shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Convertible Redeemable Preferred Stock, into Common Stock upon closing of this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchases of shares of Common Stock in the offering made hereby and the net tangible book value per share of Common Stock immediately after the completion of this offering. After giving effect to the sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share and after deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at March 31, 1996 would have been approximately $41,483,000, or $3.28 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $2.95 per share to existing shareholders and an immediate dilution of $10.72 per share to investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.....................             $   14.00
  Pro forma net tangible book value per share at March 31, 1996.....  $    0.33
  Increase per share attributable to new investors..................       2.95
                                                                      ---------
  Pro forma net tangible book value per share after this offering...                  3.28
                                                                                 ---------
Dilution to new investors...........................................             $   10.72
                                                                                 ---------
                                                                                 ---------



    The following table sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and to be paid (at an assumed initial public offering price of $14.00 per share) by purchasers of shares offered by the Company hereby (before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company).



                                                       SHARES PURCHASED            TOTAL CONSIDERATION       AVERAGE
                                                  ---------------------------  ---------------------------    PRICE
                                                      NUMBER        PERCENT        AMOUNT        PERCENT    PER SHARE
                                                  --------------  -----------  --------------  -----------  ---------
Existing shareholders...........................       9,653,342       76.3%   $   15,151,022       26.5%   $    1.57
New shareholders................................       3,000,000       23.7        42,000,000       73.5%       14.00
                                                  --------------      -----    --------------      -----
    Total.......................................      12,653,342      100.0%   $   57,151,022      100.0%
                                                  --------------      -----    --------------      -----
                                                  --------------      -----    --------------      -----


    The foregoing calculations assume no exercise of outstanding options. As of March 31, 1996, there were 1,133,266 shares of Common Stock reserved for issuance upon exercise of outstanding options. To the extent such options are exercised, there will be further dilution to investors in this offering. See "Management -- Stock Options."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of the Company is qualified by reference to and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus. The consolidated statements of operations data for each of the three years in the period ended June 30, 1995 and nine months ended March 31, 1996 and the related consolidated balance sheet data as of June 30, 1993, 1994, 1995 and March 31, 1996, are derived from, or are qualified by reference to, the audited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements have been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. Results for the nine-month period ended March 31, 1996 may not necessarily be indicative of results for the full year ending June 30, 1996.


                                                                                               NINE MONTHS ENDED
                                                              FISCAL YEAR ENDED JUNE 30,           MARCH 31,
                                                            -------------------------------  ----------------------
                                                              1993       1994       1995                    1996
                                                            ---------  ---------  ---------               ---------
                                                                                                1995
                                                                                             -----------
                                                                                             (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA (1):
  Sales...................................................  $  --      $     789  $   2,437   $   1,805   $   3,421
  Cost of sales...........................................     --            600      1,262         908       1,654
                                                            ---------  ---------  ---------  -----------  ---------
    Gross profit..........................................     --            189      1,175         897       1,767
  Operating expenses:
    Research and development..............................        750        496        975         735         864
    Sales and marketing...................................         42      1,532      2,859       1,965       2,578
    General and administrative............................        398      1,338      1,400       1,127       1,120
    Write-off of acquired in-process research and
     development..........................................                                                    2,791
                                                            ---------  ---------  ---------  -----------  ---------
      Total operating expenses............................      1,190      3,366      5,234       3,827       7,353
                                                            ---------  ---------  ---------  -----------  ---------
  Loss from operations....................................     (1,190)    (3,177)    (4,059)     (2,930)     (5,586)
  Interest and other income (expense), net................         18         58          8          (6)        151
                                                            ---------  ---------  ---------  -----------  ---------
  Net loss................................................  $  (1,172) $  (3,119) $  (4,051)  $  (2,936)  $  (5,435)
                                                            ---------  ---------  ---------  -----------  ---------
                                                            ---------  ---------  ---------  -----------  ---------
  Pro forma net loss per share (2)........................                        $   (0.40)              $   (0.53)
  Shares used in computing pro forma net loss
   per share (2)..........................................                           10,241                  10,301



                                                                           JUNE 30,                MARCH 31,
                                                                -------------------------------  --------------
                                                                  1993       1994       1995          1996
                                                                ---------  ---------  ---------  --------------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...................................  $     336  $   2,301  $   4,541   $      3,904
  Working capital.............................................        169      2,516      4,457          2,788
  Total assets................................................        560      3,525      6,245          6,708
  Convertible redeemable preferred stock......................      1,462      6,841     13,225         15,547
  Total shareholders' equity (deficit)........................     (1,161)    (4,279)    (8,316)       (12,291)


- ------------------------

(1) The Company did not conduct material operations from April 13, 1992, the Company's inception date, through June 30, 1992. Operating expenses were not material and approximated $10,000 for the period and, therefore, financial data for this period is not presented.



(2) See Note 14 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used to compute pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Since its inception in April 1992, GSI has been engaged in the development, manufacturing and marketing of balloon dissection systems and related minimally invasive surgical instruments. The Company began commercial sales of its balloon dissection systems for hernia repair in September 1993. To date, the Company has received from the FDA four 510(k) clearances for use of the Company's technology to perform dissection of tissue planes anywhere in the body using a broad range of balloon sizes and shapes. The Company currently sells products in the United States and certain other countries, including the United Kingdom, Germany and France, for selected applications, such as hernia repair, saphenous endoscopic perforator surgery and breast augmentation and reconstruction surgery.

    In March 1994, the Company entered into a distribution agreement with USSC providing USSC with limited exclusive rights to distribute the Company's balloon dissection systems in the hernia repair market in both the United States and certain international countries, and USSC is obligated to purchase minimum quantities of the Company's products. Substantially all of the Company's revenues have been derived from sales to USSC, which include sales to
Autosuture, Inc., a subsidiary of USSC, with USSC representing approximately 68%, 75% and 87% of the Company's total net revenues for fiscal 1994 and 1995 and the nine months ended March 31, 1996, respectively. Sales outside of the United States accounted for approximately 2%, 3% and 2% of the Company's sales in fiscal 1994, fiscal 1995 and the nine months ended March 31, 1996, respectively, and the Company expects that international sales will represent an increasing portion of revenue in the future. The Company records all sales to USSC as domestic sales; however, sales of the Company's products by USSC include sales to European and other foreign countries, made through Autosuture. The Company's sales to USSC have fluctuated significantly in the past, and the Company anticipates that such sales could fluctuate in the future. In addition, the distribution agreement with USSC expires in March 1997, and there can be no assurance that such agreement will be renewed on the same or similar terms. A significant reduction in orders from USSC or a failure to renew the agreement with USSC could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence Upon Key Distributor; Limited Marketing and Direct Sales Experience."

    Additional sales in the United States are currently made through a small direct sales force. The Company currently sells its products in international markets through a limited number of distributors who resell to surgeons and hospitals. The Company plans to increase its direct sales force in the United States and may seek to establish a direct sales force in one or more other countries in the future. Any increase in the Company's direct sales force will require significant expenditures and additional management resources. There can be no assurance that any such direct sales force, if established, will be successful.

    To date, all of the sales to USCC and other distributors and almost all of the sales by the Company's direct sales force have been for use in hernia repair procedures. While the Company has developed balloon dissection systems for other applications, sales of products for hernia repair are expected to provide a majority of the Company's revenues at least through fiscal 1997. There can be no assurance that the Company will be successful in generating sales of such products for any other applications.

    The Company has acquired a significant number of patent rights from third parties, including rights that apply to the Company's current balloon dissection systems. The Company has historically paid and is obligated to pay in the future to such third parties royalties equal to 4% of sales of such products, which payments are expected to exceed certain minimum royalty payments due under agreements with such parties. The Company has also acquired patent rights under royalty-bearing agreements with respect to certain surgical instruments, including the KnotMaker product and the balloon valve trocar currently under development.

    In February 1996, the Company acquired Adjacent Surgical, Inc., a company engaged in the development of balloon dissection systems for use in vascular applications. The transaction resulted in a one-time expense related to in-process research and development of approximately $2.8 million, in the quarter ending March 31, 1996. See "Management -- Certain Transactions." From time to time, the Company has had discussions with third parties regarding various strategic relationships, including the potential sale of the Company, although the Company currently has no commitments with respect to any such relationships. The Company may continue to have discussions regarding potential strategic relationships in the future. However, there can be no assurance that any such strategic relationship will occur.

    The Company has a limited history of operations and has experienced significant operating losses since inception. The Company expects such operating losses to continue at least through calendar 1996. The increase in the Company's sales to date has been due to demand for the Company's balloon dissector systems principally for hernia repair. In order to support increased levels of sales in the future and to augment its long-term competitive position, including the development of balloon dissection systems for other applications, the Company anticipates that it will be required to make significant additional expenditures in manufacturing, research and development (including marketing related clinical evaluations), sales and marketing and administration. In addition, the Company anticipates higher administration expenses resulting from its obligations as a public reporting company upon completion of this offering.

    The Company anticipates that its results of operations may fluctuate for the foreseeable future due to several factors, including purchases of the Company's products by USSC, the status of the Company's relationship with USSC or other partners, the mix of sales among the distributors and the Company's direct sales force, timing of new product introductions or transitions to new products, the margins recognized from products for various surgical procedures, the progress of marketing-related clinical evaluations, the introduction of competitive products (including pricing pressures), activities related to patents and patent approvals (including litigation) and regulatory and third-party reimbursement matters, the Company's ability to manufacture its products efficiently, and the timing of research and development expenses (including marketing-related clinical evaluations). In addition, the Company's results of operations could be affected by the timing of orders from distributors, expansion of the Company's distributor network, the ability of the Company's distributors to effectively promote the Company's products and the ability of the Company to quickly and cost effectively increase its direct domestic sales force. The Company's limited operating history makes accurate prediction of future operating results difficult or impossible. Although the Company has experienced sales growth in recent periods, there can be no assurance that, in the future, the Company will sustain sales growth or gain profitability on a quarterly or annual basis or that its growth will be consistent with predictions made by securities analysts.

    The Company currently manufactures and ships product shortly after the receipt of orders, and anticipates that it will do so in the future. Accordingly, the Company has not developed a significant backlog and does not anticipate that it will develop a material backlog in the future.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED MARCH 31, 1996 AND 1995

    SALES. Sales increased by 90% to $3.4 million in the first nine months of fiscal 1996 from $1.8 million in the first nine months of fiscal 1995. This increase was due primarily to the growth in unit sales of the Spacemaker I platform to USSC for the hernia market and, to a lesser extent, from sales of the Spacemaker II platform, which was introduced in October 1995.

    COST OF SALES. Cost of sales increased by 82% to $1.7 million in the first nine months of fiscal 1996 from $908,000 in the first nine months of fiscal 1995, and decreased as a percentage of sales to 48% in the 1996 period from 50% in the 1995 period. This increase in absolute dollars was primarily a result of the costs of additional manufacturing capacity and personnel necessary to support increased sales volume, which was offset by leveraging certain fixed overhead expenses across a higher base of sales. The cost of sales includes royalties paid to certain patent inventors of 4% of certain net sales of the Company's balloon dissection systems.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses, which include expenditures for marketing-related clinical evaluations and regulatory expenses, increased by 17% to $863,000 in the first nine months of fiscal 1996 from $735,000 in the first nine months of fiscal 1995 and decreased as a percentage of sales to 25% in the 1996 period from 41% in the 1995 period. The Company expects research and development expenses to increase in absolute dollars as the Company pursues development of new products.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by 20% to $3.7 million in the first nine months of fiscal 1996 from $3.1 million in the first nine months of fiscal 1995. This increase was primarily due to the growth of a direct sales force in the United States and the growth in marketing and other personnel associated with the Company's higher levels of operations. The Company expects selling, general and administrative expenses to continue to increase in absolute dollars as the Company's level of sales and manufacturing operations increases and as the Company increases its finance and administrative expenditures to meet its obligations as a public reporting company.

    NET LOSS. The Company had a net loss of $5.4 million in the nine months ended March 31, 1996 compared to a net loss of $2.9 million in the nine months ended March 31, 1995. This net loss reflected a one-time expense related to the write-off of acquired research and development of $2.8 million, incurred in connection with the Company's acquisition of Adjacent Surgical, Inc. in February 1996. See "-- Overview."

    YEARS ENDED JUNE 30, 1995 AND 1994

    SALES. Sales increased by 209% to $2.4 million in fiscal 1995 from $789,000 in fiscal 1994. This increase was due primarily to an increase in unit sales of the Spacemaker I platform to USSC for the hernia market.

    COST OF SALES. Cost of sales increased by 110% to $1.3 million in fiscal 1995 from $600,000 in fiscal 1994 and decreased as a percentage of sales to 52% in the 1995 fiscal year from 76% in the 1994 fiscal year. This increase in absolute dollars was primarily a result of the increased volume of products sold and, to a lesser extent, the costs of additional manufacturing capacity and personnel necessary to support increased sales volume. The increased volume of products sold also resulted in the decrease in cost of sales as a percentage of sales, as certain fixed overhead expenses were leveraged across a higher sales base.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by 97% to $975,000 in fiscal 1995 from $496,000 in fiscal 1994 and decreased as a percentage of sales to 40% in the 1995 fiscal year from 63% in the 1994 fiscal year. The increase in absolute dollars was primarily attributable to the addition of research and development personnel and related use of supplies and inventory, and increased levels of spending associated with developing versions of the Spacemaker platform primarily for the cosmetic and reconstructive surgery market. The decrease as a percentage of sales was the result of higher sales in fiscal 1995.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by 48% to $4.3 million in fiscal 1995 from $2.9 million in fiscal 1994. This increase was primarily attributable to the result of the establishment of a direct sales force in the United States, patent and related litigation expenses, and additional costs of marketing and other personnel necessary to support the higher level of operations.

    NET LOSS.   The  Company had  a  net loss  of $4.1  million in  fiscal  1995 compared to $3.1 million in fiscal 1994.

    YEARS ENDED JUNE 30, 1994 AND JUNE 30, 1993

    SALES. Sales commenced in fiscal year 1994 with commercial sales starting in September 1993. As a result, the Company had sales of $789,000 in fiscal 1994, primarily attributable to sales of the Spacemaker I platform to USSC for hernia repair.

    COST OF  SALES.   Cost  of sales  in fiscal  year  1994 were  $600,000.  The expenses were principally attributable to the commencement of manufacturing of the Company's Spacemaker I platform.

    RESEARCH AND DEVELOPMENT. Research and development expenses decreased by 34% to $496,000 in fiscal 1994 from $750,000 in fiscal 1993. The decrease in absolute dollars was primarily attributable to decreases in research and development personnel and expenses associated with introduction of the Company's Spacemaker I platform in September 1993.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $2.9 million in fiscal 1994 from $440,000 in fiscal 1993, primarily as the result of expenses associated with patent and related litigation expenses and increased personnel and marketing costs.

    NET LOSS.   The  Company had  a  net loss  of $3.1  million in  fiscal  1994 compared to $1.2 million in fiscal 1993.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth certain unaudited consolidated results of operations for the four quarterly periods through March 31, 1996, as well as such data expressed as a percentage of the Company's sales for the quarters presented. This information has been derived from unaudited financial statements that, in the opinion of management, reflect all adjustments (consisting only of normally recurring adjustments) necessary to fairly present this information when read in conjunction with the consolidated financial statements and notes thereto incorporated by reference herein. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                         THREE MONTHS ENDED
                                                            --------------------------------------------
                                                            JUNE 30,   SEPT. 30,  DEC. 31,    MARCH 31,
                                                              1995       1995       1995        1996
                                                            ---------  ---------  ---------  -----------
                                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Sales.....................................................  $     632  $     491  $   1,217   $   1,713
Cost of sales.............................................        354        334        586         734
                                                            ---------  ---------  ---------  -----------
  Gross profit............................................        278        157        631         979
Operating expenses:
  Research and development................................        240        202        278         384
  Sales and marketing.....................................        893        755        998         825
  General and administrative..............................        273        311        395         414
  Write-off of acquired in-process research and
   development............................................                                        2,791
                                                            ---------  ---------  ---------  -----------
    Total operating expenses..............................      1,406      1,268      1,671       4,414
                                                            ---------  ---------  ---------  -----------
Loss from operations......................................     (1,128)    (1,111)    (1,040)     (3,435)
Interest and other income (expense).......................         13         63         25          63
                                                            ---------  ---------  ---------  -----------
Net loss..................................................  $  (1,115) $  (1,048) $  (1,015)  $  (3,372)
                                                            ---------  ---------  ---------  -----------
                                                            ---------  ---------  ---------  -----------

                                                                       THREE MONTHS ENDED
                                                       --------------------------------------------------
                                                        JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,
                                                          1995         1995         1995         1996
                                                       -----------  -----------  -----------  -----------
AS A PERCENTAGE OF SALES:
Sales................................................      100.0%       100.0%       100.0%       100.0%
Cost of sales........................................       56.0         68.0         48.2         42.8
                                                       -----------  -----------  -----------  -----------
  Gross profit.......................................       44.0         32.0         51.8         57.2
Operating expenses:
  Research and development...........................       38.0         41.1         22.8         22.4
  Sales and marketing................................      141.3        153.8         82.0         48.2
  General and administrative.........................       43.2         63.4         32.5         24.2
  Write-off of acquired in-process research and
   development.......................................                                             162.9
                                                       -----------  -----------  -----------  -----------
    Total operating expenses.........................      222.5        258.3        137.3        257.7
                                                       -----------  -----------  -----------  -----------
Loss from operations.................................     (178.5)      (226.3)       (85.5)      (200.5)
Interest and other income (expense)..................        2.1         12.8          2.1          3.7
                                                       -----------  -----------  -----------  -----------
Net loss.............................................     (176.4)%     (213.5)%      (83.4)%     (196.8)%
                                                       -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------

    Results of the Company's operations may fluctuate significantly from quarter to quarter and will depend on numerous factors, including (i) new product introductions by the Company and its competitors and the resulting product transitions, (ii) the rate of adoption by surgeons of balloon dissection technology in markets targeted by the Company, (iii) the sales efforts of the Company's distributors, (iv) the mix of sales among distributors and the Company's direct sales force, (v) timing of patent and regulatory approvals,
(vi) timing of operating expenditures, (vii) the Company's ability to manufacture its products efficiently, (viii) timing of research and development expenses, including marketing-related clinical evaluation expenditures, (ix) intellectual property litigation and (x) general market conditions. The Company's sales in any period are highly dependent upon the marketing efforts and success of USSC, which are not within the control of the Company. From time to time, the Company and USSC have had disagreements regarding the extent of USSC's right under the distribution agreement to distribute new products developed by the Company after the date of such agreement. The Company's sales to USSC have fluctuated significantly in the past, and the Company anticipates that such sales could fluctuate in the future. For example, purchases by USSC declined substantially in the quarter ended September 30, 1995, and then increased substantially in the subsequent quarter ended December 31, 1995. Accordingly, any decline in purchases by USSC could result in a decline of sales and adversely affect the Company's operating results. In addition, announcements or expected announcements by the Company, its competitors or its distributors of new products, new technologies or pricing changes could cause existing or potential customers of the Company to defer purchases of the Company's existing products and could alter the mix of products sold by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that future products or product enhancements will be successfully introduced or that such introductions will not adversely affect the demand for existing products. As a result of these and other factors, the Company's quarterly operating results have fluctuated in the past, and the Company expects that such results may fluctuate in the future. Due to such quarterly fluctuations in operating results, quarter-to-quarter comparisons of the Company's operating results are not necessarily meaningful and should not be relied upon as indicators of likely future performance or annual operating results. In addition, the Company's limited operating history makes accurate prediction of future operating results difficult or impossible to make. There can be no assurance that in the future the Company will achieve revenue growth or become profitable on a quarterly or annual basis or that its growth will be consistent with predictions by securities analysts and investors.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company's cash expenditures have significantly exceeded its sales, resulting in an accumulated deficit of $13.8 million at March 31, 1996. The Company has funded its operations since inception primarily through the private placement of equity securities, as well as through interest income, equipment financing and secured loan arrangements. Through March 31, 1996, the Company had raised approximately $15.2 million from the private placement of equity securities.

    As of March 31, 1996, the Company's principal sources of liquidity included $3.9 million in cash and cash equivalents, an aggregate of $2.8 million in working capital, and a credit facility of $1.5 million. The credit facility is collateralized by substantially all of the Company's assets. Borrowings under the line of credit bear interest at the bank's prime rate plus 1.0%. The Company had borrowings of $500,000 under this agreement at March 31, 1996. The credit facility expires on March 31, 1997. In addition, the Company has $300,000 and $700,000 secured equipment loans, which bear interest at the bank's prime rate plus 1.75% and 1.25%, respectively. At March 31, 1996, the Company owed approximately $215,000 and $286,000, respectively, under such equipment loans.

    Net cash used in operating activities was $3.8 million, $3.2 million and $1.0 million during fiscal 1995, 1994 and 1993, respectively. This cash was used primarily to fund increasing levels of the continued marketing of the Spacemaker product line in the United States and internationally, general and administrative expenses to support increased operations, research and development of the Company's products, patent and related litigation expenses, and development of a direct sales force.

    The Company expects to incur substantial additional costs, including costs related to increased sales and marketing activities, increased research and development, expenditures in connection with seeking regulatory approvals and conducting additional marketing-related clinical evaluations, capital equipment and other costs associated with expansion of the Company's manufacturing capabilities. While the Company believes that the proceeds from this offering, together with existing funds and funds expected to be generated from operations, will be sufficient to meet its projected working capital and other cash requirements through calendar 1997, there can be no assurance that the Company will not require additional financing within this time frame. The Company may seek additional equity or debt financing to address its working capital needs or to provide funding for capital expenditures. However, there can be no assurance that events in the future will not require the Company to seek additional capital sooner or, if so required, that such capital will be available on terms acceptable to the Company.

INCOME TAXES

    The Company has not generated any net income to date and therefore has not paid any federal income taxes since its inception. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("FAS 109"). Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances, in amounts equal to the net deferred tax assets as of June 30, 1995 and 1994 and March 31, 1996 have been established in each period to reflect these uncertainties.

    At March 31, 1996, the Company had federal and state net operating loss carryforwards of $8.4 million and $3.7 million, respectively, that will expire at various dates beginning in 1998 through 2010, if not utilized. Utilization of net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before full utilization.

RECENT PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121 ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS No. 121) which requires the Company to review for impairment long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for the Company's 1997 fiscal year. The Company has studied the implications of the statement, and based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.

    In October 1995, the Financial Accounting Standards Board issued Statement No. 123 ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No. 123), which establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. While the Company studies the impact of the pronouncement, it continues to account for employees' stock options under APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. SFAS No. 123 will be effective for the Company's 1997 fiscal year.

                                    BUSINESS

OVERVIEW

    General Surgical Innovations, Inc. ("GSI" or the "Company") develops, manufactures and sells balloon dissection systems for minimally invasive surgery ("MIS"). Each of GSI's proprietary Spacemaker balloon dissection systems consists of an access and deployment platform and a balloon dissector. By using the Company's products, surgeons can access a surgical site in a minimally invasive manner and can rapidly and relatively atraumatically create a working space at the target surgical site where no space previously existed. The Company's balloon dissection systems currently are offered in four access and deployment platforms, along with 14 different balloon shapes and sizes, which are specifically designed for various surgical techniques, procedure types and market segments. The Company commenced commercial sales of its first product, the Spacemaker I for hernia repair, in September 1993 and to date almost all of the Company's revenues have been derived from sales of products for this procedure, primarily pursuant to a distribution agreement with United States Surgical Corporation ("USSC"). The Company currently sells products in the United States and certain other countries, including the United Kingdom, Germany and France, for selected applications, including hernia repair, subfascial endoscopic perforator surgery ("SEPS") and breast augmentation and reconstruction. Over the next 18 months, the Company anticipates completing marketing-related clinical evaluations of and launching products for several new applications, including treatment of stress urinary incontinence, saphenous vein harvesting and anterior spinal fusion.

INDUSTRY BACKGROUND

    Open surgery is an invasive procedure that generally requires large incisions and significant tissue manipulation in order to provide the surgeon with direct access to the intended surgical site. Much of the trauma suffered in connection with open surgery is a result of gaining access to the surgical site and is not caused by the surgical repair itself. For example, the surgeon often must make large incisions through layers of muscle and tissue, which may cause muscle or nerve damage, bleeding, scarring and other complications such as infection, temporary or permanent debilitation and pain. As a result, many open surgical procedures require extended operating times, expose the patient to the risks of general anesthesia and involve lengthy hospitalization and patient recovery times. In addition, because of the severe trauma often associated with open surgical procedures, a significant population of patients, which includes the elderly and weak, are not considered good candidates for these surgical procedures, and are thus deprived of treatment.

    In order to reduce the complications associated with open surgery, surgical techniques referred to as MIS have been developed recently. These techniques allow surgeons to access the surgical site through the body's natural openings (E.G. mouth, urethra or rectum) or by making small incisions to access body cavities such as the abdominal cavity (the "peritoneum"). The performance of MIS generally involves five basic steps. First, a small incision (approximately 1-2 cm) is made for insertion of each trocar, a valved tube with a blunt or sharp insertion device. Next, one or more trocars are inserted to gain access to the surgical site and provide a port through which a surgeon can pass surgical instruments. Third, the surgeon creates a working space through the use of dissection tools or by insufflating a natural body cavity (such as the peritoneum). Fourth, the surgeon utilizes a device such as an endoscope or laparoscope to visualize the surgical field. Finally, the surgeon utilizes specialized MIS instruments to perform the surgical procedure.

    The benefits of MIS as compared to open surgery generally include reduced patient trauma (including muscle, nerve and other tissue damage), reduced blood loss, reduced post-operative infection, reduced scarring at the site of the incision (which in turn reduces reintervention requirements), shorter patient recovery time, shorter patient recovery time, reduced procedure time and ultimately lower medical costs.

    As a result of these benefits, MIS has been increasingly used for surgical procedures. In particular, surgical techniques for gallbladder removal ("cholecystectomy") have experienced high conversion rates from open surgery to minimally invasive laparoscopic surgery. By 1995, approximately 93% of the estimated 857,000 cholecystectomies performed in the United States were performed laparoscopically compared to none in 1988. A number of retrospective studies have reported that laparoscopic cholecystectomy causes less postoperative pain, involves shorter periods of post-procedure hospitalization, and allows a more rapid return to daily activities than the open surgical procedure.

    Despite the documented benefits of MIS, its adoption to date has been limited to a select number of surgical procedures, and, in the aggregate, represented only an estimated 15% of all surgical procedures performed in the United States in 1995. The most widely adopted MIS procedure, laparoscopic cholecystectomy, has been successfully adopted largely because of the proximity of the target surgical site to the peritoneum, the only natural body cavity that provides a working space when insufflated. Application of MIS techniques to other surgical procedures and the ability to exploit the clinical benefits of MIS have been limited by the lack of a natural body cavity proximate to the surgical site and the inability of the surgeon to easily and atraumatically access the surgical site or establish a surgical working space where no natural body cavity exists. MIS conducted outside of a natural body cavity requires the surgeon to use blunt dissection instruments to tunnel through tissue to reach the target surgical site, creating a relatively bloody working space with poor visualization.

    As a result of these limitations, many common types of surgical repairs cannot be effectively performed using blunt dissection MIS techniques, including hernia repairs, and procedures performed on organs such as the bladder, kidney, spine, aorta or other sites that do not lie within the abdominal cavity. For example, there are currently no effective MIS techniques for many common types of vascular surgery such as saphenous vein harvesting and the treatment of venous stasis ulcers. These surgical procedures are performed on the leg, where the target surgical site is not easily accessible through natural body openings or natural body cavities. For other procedures, although MIS techniques exist for the performance of the repair itself, gaining access to the target surgical site is invasive thereby reducing many of the clinical benefits of MIS. For example, currently utilized MIS for spinal fusion requires making small incisions at the midline of the patient's abdomen, entering the peritoneum, retracting bowel and other organs to one side, exiting the back of the peritoneum and continuing down to the front of the spine.

    The Company believes that a significant opportunity exists for technologies and surgical instruments that can effectively address the limitations of MIS and facilitate the adoption of MIS for a wider range of surgical procedures.

GSI SOLUTION

    GSI's proprietary Spacemaker balloon dissection systems allow a surgeon to rapidly and relatively atraumatically create a working space at a target surgical site where no space previously existed. By creating a working space at the target surgical site, the Company's technology eliminates the need for surgeons to make large incisions or to cut through muscle, nerve and tissue layers, thereby eliminating the trauma resulting from such incisions. GSI believes that its proprietary line of balloon dissection products eliminates many of the limitations of blunt dissection MIS and enables the application of MIS technology to a broad range of additional surgical procedures.

    The Company's balloon dissection systems create a predictable working space for a surgical procedure by separating natural tissue layers in the body. The body has a large number of naturally occuring tissue layers, including skin, muscle and fat. The Company's balloon dissection systems allow the surgeon to exploit this physiology by inflating the balloon to separate the natural tissue planes that exist between these layers, thereby creating a working space at the surgical site. By utilizing any one of a range of the Company's balloons with pre-specified deployment characteristics, the surgeon is able to accurately and predictably determine the size, shape and proximity of the surgical working space created relative to the target surgical site.

    The Company believes that its Spacemaker products can be deployed anywhere in the body where a natural tissue plane exists. For example, by creating a working space in the pre-peritoneal area (the space in front of the peritoneum), the Company's technology enables the use of MIS for hernia repair and treatment of stress urinary incontinence. Similarly, by creating a working space in the retroperitoneal area (the space behind the peritoneum), the Company's technology enables the use of MIS for anterior spinal fusion, vascular surgery and other pathologies accessible in this area. In addition, the ability of the Company's line of Spacemaker products to create working spaces at different tissue levels (including subcutaneous, subfascial, submuscular and subglandular) enables the use of MIS for breast augmentation and reconstruction, tissue flap harvesting for reconstruction, saphenous vein harvesting, subfascial endoscopic perforator surgery, long-bone plating and a variety of other medical procedures.

    The Company believes that the principal advantages of its Spacemaker balloon dissection products include:

    PREDICTABLE WORKING SPACE. The Company's balloon dissection products incorporate pre-shaped, nonelastomeric balloons made of polyurethane, which are tailored for a specific procedure and which, when inflated, create a predictable and consistent working space of a predetermined size, shape and volume. As a result, dissection outcome or creation of the working space is not generally dependent on surgeon technique.

    RAPID TISSUE DISSECTION AND REDUCED PROCEDURE TIME. The Company believes that the surgeon can utilize the Company's products to create the surgical working space and access the target pathology, typically in a matter of minutes, thereby reducing total procedure time, reducing trauma from the surgical procedure itself and reducing overall procedure costs.

    COMPATIBLE WITH EXISTING MIS TECHNIQUES AND INSTRUMENTS. The Company's products provide direct, minimally invasive access to the site of surgical repair. Once the surgeon has created the working space and can visualize the surgical site, he or she can generally use conventional MIS tools and techniques with which he or she is already familiar.

    EASE OF USE. The Spacemaker balloon dissection systems are designed to be easy for the surgeon to use, thereby minimizing surgeon training requirements. The deployment apparatus, including the guide rod, blunt tip and balloon cover, controls the placement and positioning of the balloon with minimal tissue trauma, while the unique shape and size of the balloon minimizes the likelihood of any additional manual dissection.

    CLINICAL AND COST BENEFITS FOR THE PATIENT, SURGEON AND PAYOR. The Company believes that its balloon dissection products offer both clinical benefits (including reduced tissue trauma and limited need for general anesthesia) and cost benefits (including lower procedure costs, reduced procedure time and shorter hospital stays), as well as faster recovery times, as compared to open surgery and alternative MIS procedures.

COMPANY STRATEGY

    The Company's objective is to become the leading provider of balloon dissection systems and specialty surgical instruments for MIS. The key elements of the Company's strategy are as follows:

    INCREASE MARKET ACCEPTANCE OF BALLOON DISSECTION TECHNIQUES. The Company intends to increase market acceptance for its Spacemaker products primarily by developing and maintaining relationships worldwide with leading general surgeons and specialists in the surgical fields of obstetrics, gynecology, urology, cosmetic and reconstructive surgery, orthopedic surgery and vascular surgery. The Company intends to support these efforts through surgeon training programs designed to increase surgeon familiarity with the advantages and applications of the Company's products. In addition, the Company is conducting marketing-related clinical evaluations to increase exposure of surgeons to the Company's products and to demonstrate the effectiveness of MIS in a broad range of procedures when used with the Company's Spacemaker balloon dissection systems. The Company intends to use data collected from marketing-related clinical evaluations to demonstrate the anticipated clinical and cost advantages of the Company's products to patients, surgeons, hospital administrators and third-party health care payors.

    CAPITALIZE ON EXISTING PROPRIETARY POSITION. GSI has established an extensive patent portfolio, and plans to capitalize on its proprietary position to establish and maintain a leadership position in the balloon dissection market. Currently, GSI has 13 issued United States patents, two issued foreign patents and numerous additional United States and foreign patent applications covering GSI's Spacemaker technology, including tissue dissection with balloons. In particular, the Company has received a notice of allowance for one of its patent applications that contains claims regarding use of balloons to dissect tissue planes during general, endoscopic, laparoscopic or cosmetic and reconstructive surgery. The Company believes that the scope of these claims could provide a long-term competitive advantage for many of the Company's balloon dissection products.

    DEVELOP AND RAPIDLY INTRODUCE NEW BALLOON DISSECTOR PRODUCTS. The Company intends to develop and rapidly introduce additional balloon dissection products and enhancements to its products that fall within the Company's existing 510(k) clearances. GSI's Spacemaker balloon dissection systems (except for the Spacemaker World system) have received FDA 510(k) clearance for tissue plane dissection during general, endoscopic, laproscopic or cosmetic and reconstructive surgery, using a broad range of balloon sizes and shapes. Accordingly, the Company believes it is well positioned to offer a portfolio of products for additional surgical procedures without significant additional United States regulatory pre-market clearance compliance requirements. The Company is developing balloon dissectors for a number of procedures for which MIS is currently suboptimal or unavailable, including treatment of stress urinary incontinence, saphenous vein harvesting, anterior spinal fusion and long-bone plating for certain fractures.

    DEVELOP NEW SURGICAL INSTRUMENTS FOR MIS. As part of its MIS product strategy, the Company seeks to develop surgical instruments tailored for use in the working spaces created by the Company's balloon dissection systems. To date, the Company has developed several instruments to facilitate the application of MIS to target surgical procedures, such as its KnotMaker product, which is designed to assist the surgeon in suturing and knot tying applications during stress urinary incontinence surgery and certain other procedures. The Company will continue to develop specialized surgical instruments that facilitate the broader adoption of MIS and balloon dissection products for surgical procedures.

    MARKET PRODUCTS THROUGH COLLABORATIVE RELATIONSHIPS AND DIRECT SALES FORCE. The Company intends to build relationships with medical device companies both in the United States and internationally that can provide the Company access to an established distribution network in GSI's targeted specialty surgical markets. By pursuing a strategy of corporate partnering to leverage established medical device distribution networks, the Company believes that it will be able to capitalize on the existing surgeon training programs, complementary products and established surgeon relationships of its corporate partners. For example, the Company currently has a distribution agreement with USSC, a large supplier of surgical instruments for laparoscopic procedures, under which USSC purchases hernia repair products from the Company and sells them individually or in combination with its own products. In addition, the Company intends to expand its direct sales force in selected markets where it believes such an approach will enhance its competitive position.

BALLOON DISSECTION SYSTEMS

    GSI's proprietary Spacemaker balloon dissection systems consist of an access and deployment platform and a balloon dissector. During a surgical procedure, the balloon dissection system is inserted between the desired tissue layers through a puncture-like opening with the balloon in an uninflated state. The balloon is then filled with air or saline, which causes the balloon to dissect the tissue planes naturally. After completing the dissection, the balloon is deflated, the balloon dissection system is removed from the body, and the newly dissected space is insufflated with gas to create a surgical working space. The surgeon can then utilize MIS instruments to access the surgical site and perform the surgical repair in this new working space. By using the Company's balloon dissection systems, the surgeon can avoid the large incisions and significant tissue manipulation required for open surgery.

    The Company's balloon dissectors incorporate several proprietary technologies to increase the reliability, effectiveness and ease of use in creating working spaces during MIS. Each balloon is composed of strong and reliable nonelastomeric polyurethane material and is welded using a proprietary technique that allows the balloon to be inflated to a predetermined size and predictable shape with minimal risk of rupture. Each of the Company's balloons is designed to be deployed in a predictable manner that maximizes effectiveness and accuracy in creating the surgical working space and minimizes unnecessary tissue trauma because of the specific and predictable manner in which the balloon unfurls. The Company has designed its dissection balloons in a variety of shapes and sizes that are tailored for specific procedures. For example, the Company's "Manta Ray" shaped balloon is designed for use in hernia repair to maximize working space and visibility of the surgical site while minimizing the disruption of other anatomy at the surgical site.

    The Company currently offers its balloon dissection systems in four distinct access and deployment platforms, the Spacemaker I platform, the Spacemaker II platform, the Spacemaker Resposable platform and the Spacemaker World platform, along with 14 different balloon shapes and sizes, designed for various surgical techniques, procedures types and market segments. Each balloon dissection system contains three primary components: a guide rod and blunt tip to access the surgical site; a single use, disposable balloon dissector (which includes a tubing mechanism and valve apparatus to fill the balloon) to create a working space at the surgical site; and a balloon cover to protect the balloon dissector and maintain the balloon in its unfurled state prior to inflation. End-user prices for the Company's balloon dissection systems range from $60 to $300 per unit, depending upon the type of product platform purchased and the nature of the product packaging.

    The key attributes of the Company's four major product platforms are described below:

    SPACEMAKER I PLATFORM. The Spacemaker I platform is composed of a stainless steel rod with a blunt tip which is used both as the guide rod for the balloon and as the insertion rod for a pre-loaded integral trocar. This enables the surgeon to quickly and accurately insert the trocar into the dissected space once the balloon is removed. In addition, the balloon cover used with the Spacemaker I platform is a strong sheath that maximizes its tunneling capability.

    SPACEMAKER II PLATFORM. The Spacemaker II platform is a blunt-tipped, polymeric, hollow tube that is used both as a guide rod for insertion of the balloon and as a scope cover for protection of a laparoscope. This platform is designed to allow endoscopic visualization both during insertion and inflation of the balloon. Visualization enables the surgeon to identify the appropriate tissue plane for dissection, as well as identify anatomical features while accessing the surgical site. The Spacemaker II platform includes an integral polyurethane balloon cover, which releases automatically upon inflation of the balloon thus simplifying the procedure for the surgeon.

    SPACEMAKER RESPOSABLE PLATFORM. The Spacemaker Resposable platform consists of a combined blunt-tipped polymeric guide rod and handle, used for insertion, which can be resterilized and reused for multiple procedures. The one-piece reusable handle and guide rod is designed to reduce the cost per surgical procedure. The platform also includes a balloon cartridge, composed of a hollow tube upon which the balloon is loaded and an integral cover over the balloon and tubing to protect them during insertion. This enables the surgeon to easily load cartridges onto the guide rod and handle prior to insertion.

    SPACEMAKER WORLD PLATFORM. The Spacemaker World platform is a similar but simplified version of the Spacemaker II platform design. As with the Spacemaker II platform, the Spacemaker World platform allows for visualization during the surgical procedure, but is composed of fewer component parts and is more limited in its visualization capability. The Spacemaker World platform has been designed for certain international markets with lower price/performance requirements. The Company does not currently intend to sell the Spacemaker World platform system in the United States.

APPLICATIONS OF BALLOON DISSECTION TECHNOLOGIES

    The Company's initial market focus was the application of its Spacemaker balloon dissection technology for hernia repair. More recently, the Company has completed marketing-related clinical evaluations of, and has introduced products or is introducing products for SEPS and breast augmentation and reconstruction procedures. The Company is currently conducting additional marketing-related clinical evaluations for additional surgical applications, including urological and gynecological applications (E.G. stress urinary incontinence), other vascular applications (E.G. saphenous vein harvesting and retroperitoneal aortic reconstruction) and orthopedic applications (E.G. anterior spinal fusion). The Company believes that its current FDA clearances provide coverage for many surgical applications that the Company may pursue. The Company has commenced commercial sales of its products in the United States and certain other countries, including the United Kingdom, Germany and France, for selected applications including hernia repair, SEPS and breast augmentation and reconstruction. The Company also is pursuing marketing-related clinical evaluations for selected additional applications, including the treatment of stress urinary incontinence, saphenous vein harvesting and a variety of retroperitoneal procedures such as anterior spinal fusion. To date, the Company has received 510(k) clearances from the FDA for the use of its Spacemaker balloon dissection technology to perform dissection of tissue planes during general, endoscopic, laparoscopic or cosmetic and reconstructive surgery using a broad range of balloon sizes and shapes. Following FDA clearance of one of the Company's products, the Company performs marketing-related clinical evaluations to optimize the application of such product to targeted surgical procedures.

    The following table identifies several markets currently targeted by the Company, the surgical procedures addressed, the Company's balloon dissection products available for these procedures and the estimated number of total MIS and open surgical procedures performed in 1995.

   TARGETED MARKET                                                   PRODUCT         ESTIMATED NUMBER OF
                            PROCEDURE           PRODUCT GROUP        LAUNCH           TOTAL PROCEDURES
                                                                                        PERFORMED (2)
                                                                                    USA        INTERNATIONAL

General Surgery        Extraperitoneal      Spacemaker I Hernia         1993         600,000         750,000
                       hernia repair
                                            Spacemaker II Hernia        1995
                                            Spacemaker World            1996
                                            Hernia

Vascular               Subfascial           Spacemaker I SEPS           1996             Not        100,000  (3)
                       endoscopic                                                  Available
                       perforator surgery                                                (3)
                       (SEPS)
                       Saphenous vein       Spacemaker I SVH            1997  (1)      300,000       300,000
                       harvesting (SVH)
                       Retroperitoneal      Spacemaker I Aorta          1996  (1)      100,000             Not
                       aortic                                                                   Available (4)
                       reconstruction;
                       abdominal aortic
                       aneurysms, aortic
                       bypass

Cosmetic and           Breast augmentation  Spacemaker Resposable       1996          90,000         95,000
Reconstructive         and reconstruction   BAAR                        1995
                       (BAAR)               Spacemaker I BAAR
                       Tissue flap          Spacemaker I FH             1997  (1)       24,000        24,000
                       harvesting

Urology and            Stress urinary       Spacemaker II SUI           1996  (1)      110,000       110,000
Obstetrics and         incontinence (SUI)
Gynecology

Orthopedic             Anterior spinal      Spacemaker I Spinal         1997  (1)      200,000       200,000
                       fusion

(1) Estimated launch date. There can be no assurance that such new product will be launched by such target launch date, if at all.

(2) "Procedures Performed" figures are 1995 estimates of total MIS and open surgical procedures, and are based on information from Medical Data International, National Center of Health Care Statistics, Society of Plastic and Reconstructive Surgeons and Market Intelligence Research Co. and from Surgical Instruments and MIS Equipment: Markets, Companies and Products, November 1994 by M.D.I.S. Publications Limited. See "Risk Factors -- Uncertainty of Market Acceptance; No Assurance of Clinical Advantage."

(3) The Spacemaker I SEPS balloon dissection systems target the treatment of venous stasis ulceration, which currently affects approximately 2.5 million people in the United States. (Source: "Chronic Venous Insufficiency of the Lower Limbs and its Socio-Economic Significance.") According to "A
    Comparison of the Cost Effectiveness in Venous Ulcer Management Between Current Methods in the Community and Treatment with a Multilayer Compression Bandage System," more than 100,000 patients received treatment in the United Kingdom alone.

(4) The Company believes that the estimated number of total procedures performed internationally is at least as large as the number performed in the United States.

    HERNIA REPAIR

    A hernia, a condition that commonly occurs in the groin, is a protrusion of normal abdominal contents through a muscle defect, usually in the tissue layers overlying the abdomen. The peritoneum and/or bowel often project into this defect, causing pain and potential major complications. Hernias affect over 600,000 people in the United States and approximately 1.4 million people worldwide each year.

    The open surgical procedure for hernia repair is a herniorrhaphy, which involves making a 10 to 15 cm open incision in the groin over the muscle defect to be repaired. As in most invasive surgical procedures, recovery periods tend to be long, typically extending between three and six weeks. Over the last few years, in an effort to reduce post-operative pain and recovery times, several laparoscopic techniques have been developed to repair hernias. Despite these advances, MIS has not been optimized for hernia repair. For example, in certain MIS hernia repair procedures, a surgeon must first make an incision in the abdominal wall to gain access to the peritoneum. The surgeon then must make an additional incision or window in the peritoneal wall that enables the surgeon to exit the peritoneum to reach the surgical site and create the working space required to conduct the surgical repair. While these newer laparoscopic techniques may reduce pain and recovery time, they retain significant risks of morbidity and post-procedural complications because they require entry into the peritoneum and the use of general anesthesia.

    The Company believes that its balloon dissection technology can significantly improve the outcomes of laparoscopic hernia repair procedures. Utilizing the Company's Spacemaker products, the surgeon deploys the balloon through the umbilicus to create a large and relatively bloodless space at the site of the hernia. As a result, the surgeon is able to more rapidly and easily access the target surgical site and complete the hernia repair. In addition, because the surgeon never enters the peritoneum, this procedure reduces the risk of organ damage, adhesion formation and morbidity, and eliminates the requirement for general anesthesia. In a study presented in March 1996, MIS hernia repair procedures utilizing the Company's balloon dissectors resulted in lower cost, fewer complications and faster recovery time as compared to open surgical hernia repair procedures.

    The Company believes that its Spacemaker products provide a platform for increasing the conversion of hernia repair procedures from open to laparoscopic procedures. According to Medical Data International, Inc., laparoscopic hernia repair procedures represented approximately 160,000 or 25% of total hernia repair procedures in 1995. The Company believes that approximately half of these laparoscopic hernia repair procedures are now performed using balloon dissection technology.

    The Company commenced commercial sales of its hernia repair balloon dissection products in the United States in late 1993 and in Europe in 1994 and currently sells three versions: the Spacemaker I platform, which was introduced in September 1993, the Spacemaker II platform, which was introduced in October 1995, and the Spacemaker World platform, which was introduced in March 1996. The Company sells these products both in the United States and certain foreign markets, including France, Germany and the United Kingdom, through its partner, USSC. The Company also sells these products in the United States through its direct sales force and within certain foreign markets through selected distributors.

    STRESS URINARY INCONTINENCE SURGERY

    Stress urinary incontinence ("SUI") is the uncontrollable loss of urine due to a displacement of the bladder. According to Frost & Sullivan, approximately
1.7 million women 30 years or older suffer from SUI on a daily basis and are thus candidates for interventional treatment.

    Depending on the severity of incontinence, there are a number of treatment options for SUI, including collagen injections, drugs, biofeedback exercises and absorbent pads. Over the last few decades, however, an open surgical procedure involving suture suspension of the bladderneck has been the standard method for correcting severe SUI. This method is invasive and can create significant complications for the patient, including enterocele (a hernia within the vaginal wall) and genital prolapse (a descending of the uterus due to a weakness of the pelvic floor). Furthermore, after surgery patients may require up to six weeks or more to resume their preoperative lifestyle. Because of the risk, expense and complexity of suture suspension, this surgical procedure is often performed only in conjunction with other open abdominal procedures such as hysterectomy. As a result, many women who are identified as candidates for surgical SUI repair never receive treatment.

    Several MIS alternatives to open surgical procedures for the treatment of SUI have recently been developed to suspend the bladderneck. These MIS procedures have been increasingly accepted as stand-alone procedures and are typically less expensive and less likely to cause adverse side effects. Although long-term outcome studies are not available, early results indicate laparoscopic outcomes are equivalent to open surgical procedures in successfully treating incontinence. Unfortunately, as in hernia repair, these MIS procedures involve accessing the surgical site by entering, traversing and then exiting the peritoneal cavity. While these procedures offer improvements over open surgery and afford the benefits of MIS, they still involve the morbidity risks and difficulties associated with entering the peritoneum.

    Utilizing the Company's balloon dissection system, the surgeon can suspend the bladderneck laparoscopically without entering the peritoneum. As with GSI's hernia repair products, GSI's Spacemaker dissection products can be deployed through the umbilicus to provide direct access to the bladder and bladderneck. The surgeon can then use conventional laparoscopic instruments to complete the procedure. The Company believes that the entire SUI repair procedure can be performed in less than one hour on an outpatient basis.

    To date, SUI surgical procedures have been performed using the Company's hernia repair balloon. The Company is currently conducting marketing-related clinical evaluations on a new balloon shape designed specifically for SUI repair, which the Company believes will allow a surgeon to optimize the working space in which to perform the SUI repair procedure. GSI intends to launch commercially the dissector balloon for SUI repair in late 1996 both domestically and internationally.

    BREAST AUGMENTATION AND RECONSTRUCTIVE SURGERY

    In 1995, approximately 90,000 women worldwide had breast reconstructive surgery due to partial or full mastectomies relating to breast cancer, and an additional 110,000 had elective (aesthetic) breast augmentation surgery. Traditional surgical methods for such procedures require making a three to five cm incision in the skin, finding the required tissue plane, and then using a combination of blunt and sharp dissection tools to create a pocket for the implant. The procedure can cause substantial bleeding, can sever both sensory nerves and perforating vessels and can leave the patient with substantial, noticeable scars.

    In contrast to traditional breast augmentation and reconstruction procedures, the Company's Spacemaker products require only small incisions, create a relatively bloodless pocket, do not sever sensory nerves or perforating vessels and minimize scarring and loss of movement or sensation. In addition, because the Spacemaker product allows the surgeon to introduce the balloon dissector from a crease in the axilla (armpit), from the inframammary fold (below the breast inside the mammary fold), in the periareolar (nipple) area or in some cases from the umbilicus (navel), the surgeon can minimize the appearance of any marks or scars. The Company believes that its Spacemaker dissection products for breast augmentation and reconstruction procedures enable the surgeon to create uniform, symmetrical pockets in less time and with much less bleeding than is possible with traditional blunt or sharp dissection tools. The Company has also developed a sizer, an instrument that can be used in conjunction with its balloon dissection products, to enable the surgeon to determine, prior to the placement of the implant, the fill volume that will optimize the appearance of the implant. The Company believes the sizer will reduce the overall cost for a procedure by eliminating the risk of having to remove and destroy incorrectly sized implants, which cost approximately $650 - $1,000 per set.

    The Company's balloon dissection products for breast augmentation and reconstruction were first introduced commercially in the United States in January 1995. The Company currently sells the Spacemaker I platforms and the Spacemaker Resposable platforms for use in this indication. The Company plans to file a 510(k) notification with the FDA for its sizer products in April 1996 and plans to introduce these products in the United States through its own direct sales force upon receipt of such clearance. While the Company expects to receive such clearance by the end of 1996, there can be no assurance as to the timing or receipt of such clearance.

    OTHER COSMETIC AND RECONSTRUCTIVE SURGERY

    In addition to the market opportunities for breast augmentation and reconstruction, the Company has designed, developed and is clinically evaluating applications of its balloon dissection technology for a number of cosmetic and reconstructive surgery procedures, including tissue flap harvesting (24,000 procedures worldwide), face lifts (53,000 procedures worldwide), brow lifts (21,000 procedures worldwide), and abdominolplasties (28,000 procedures worldwide). The Company believes that its balloon dissection technology is well-suited for such procedures. For example, a tissue flap harvest procedure involves isolation and detachment of a discrete tissue segment for transplantation to another part of the body, and may include a harvest of a portion of the rectus muscle (or TRAM flap harvest) or a harvest of the latissimus muscle (or latissimus dorsi flap harvest). Tissue flap harvesting procedures are currently very tedious, requiring the severing of connecting tissue with scissors or scalpel and taking three to four hours or longer to complete.

    The Company believes a surgeon utilizing the GSI balloon dissector can complete tissue flap harvesting in less than half the time and can do so more accurately with less blood loss. Studies involving the Spacemaker platform for tissue flap harvest procedures have been conducted at both Duke University and at the Manhattan Eye, Ear, Nose and Throat Institute. The initial results were presented during the American Society of Plastic and Reconstruction Surgeons meeting in Montreal, Canada in October 1995, with both groups demonstrating the feasibility, cost effectiveness and time savings experienced during procedures in which the Company's balloon dissection products were utilized for tissue flap harvesting. The Company is currently conducting marketing-related clinical evaluations for its tissue flap harvesting balloon dissection product, and anticipates launching the product for commercial sale in 1997.

    SUBFASCIAL ENDOSCOPIC PERFORATOR SURGERY

    Chronic venous insufficiency, which results in insufficient blood flow from the extremities, is a common and debilitating disease. A frequent manifestation of venous insufficiency is venous stasis ulceration (chronic skin ulcers), which currently affects approximately 2.5 million people in the United States.

    The Company believes that current treatment options for venous stasis ulceration and venous insuffiency are suboptimal. Compression stockings (elastic stockings that put pressure on the leg to force blood flow), the most common treatment, often temporarily heal the ulcers but do not treat the underlying venous incompetence. Compression stockings as treatments are also ineffective because patients often do not wear the stockings, the associated healing process is slow and the recurrence rate for the ulcers is high. Treating the incompetent vein through an open surgical procedure allows treatment of the underlying condition, but requires an incision through the ulcer wound, which is composed of diseased tissue and is often incapable of healing. Alternatively, a minimally invasive procedure known as SEPS has recently been introduced in which the surgeon accesses the incompetent vein from a site remote from the ulcer wound using blunt dissection instruments. However, because access to the surgical site using blunt dissection causes bleeding and significant tissue trauma, the procedure is difficult and time consuming for the surgeon to perform because of poor visualization.

    The Company's Spacemaker balloon dissection products allow the surgeon to perform SEPS to ligate incompetent veins endoscopically in a relatively atraumatic, bloodless manner. By utilizing the Company's Spacemaker technology, the surgeon is able to deploy an elongated balloon down the length of the patient's leg to create an operating space for access to one or more incompetent veins. Because the incisions needed for this procedure are very small (approximately one cm) and are remote from the area of ulcerated skin, the Company believes that wounds will heal more rapidly and that there will be fewer complications compared to open surgery and non-balloon assisted SEPS procedures. In addition, the bloodless working space created by the Company's balloon provides the surgeon with improved visualization of the veins requiring ligation, making the procedure easier and faster for the surgeon.

    The Company launched its initial product to treat venous stasis ulceration and venous insufficiency in January 1996. To date, the Company's Spacemaker I balloon dissection products have been used to treat more than 60 patients suffering from venous stasis ulcers or venous insufficiency in 20 centers across the United States, with results indicating successful outcomes. Additional outcome studies are underway that are designed to demonstrate that balloon assisted SEPS will produce faster healing rates, fewer complications and lower recurrence rates as compared to compression stockings or open surgical ligation or non-balloon assisted SEPS procedures. There can be no assurance that these studies will in fact demonstrate these benefits.

    SAPHENOUS VEIN HARVESTING

    In recent years, advanced coronary artery disease has been increasingly treated by coronary artery bypass graft (CABG) procedures, which involve grafting a portion of a patient's vein, taken from a different part of the body, around the blocked artery. More than 600,000 CABG procedures were performed worldwide in 1995. Nearly 90% of these procedures utilized the patient's saphenous vein as a bypass graft.

    Traditional saphenous vein harvesting procedures often require a continuous incision from the ankle to the upper thigh of a patient's leg. The saphenous vein is then dissected and removed, and the wound is sutured closed. A study involving over 1,000 patients indicates that the open surgical procedure for saphenous vein harvesting results in wound healing impairment in approximately 24% of patients. The length and invasiveness of the leg incision also causes significant postoperative patient pain and discomfort. Surgeons indicate that after the CABG procedure, patients more frequently complain about the pain caused by leg incisions than other aspects of the procedure.

    By utilizing the Company's balloon dissection technology in the saphenous vein harvest procedure, the surgeon can reduce the leg incision to three or four one-centimeter incisions, and can minimize damage to the muscles and nerve endings surrounding the saphenous vein. Early results from one market evaluation of saphenous vein harvest procedures using the Company's balloon dissection products involving five patients at a single center have indicated successful outcomes from the procedure including less postoperative pain, faster healing and less scarring than with traditional open procedures. The Company is currently establishing marketing evaluation sites and an outcome protocol to demonstrate further that the application of Spacemaker technology to saphenous vein harvesting will minimize pain, reduce length of hospital stay, decrease risk of morbidity and improve quality of life. There can be no assurance that these evaluations will in fact demonstrate these benefits.

    The Company currently is developing surgical instruments to facilitate the saphenous vein harvesting procedure, including instruments to ligate the side branches and instruments to perform additional harvesting of the saphenous vein. The Company has not applied for FDA clearance for any of these surgical instruments.

    AORTIC RECONSTRUCTION

    Disruptions of blood flow to the aorta can lead to major cardiovascular complications and death. One form of disruption results from a weakening in the aortic wall that causes a bulge or aneurysm to form, commonly referred to as an abdominal aortic aneurysm ("AAA"). Because of the blood pressure in the aorta, an AAA is particularly susceptible to rupture, usually resulting in death. The National Center for Health Care Statistics estimates that approximately 1.5 million people in the United States have AAA's, with approximately 190,000 new patients diagnosed with AAA each year and approximately 45,000 AAA's repaired each year. A second, more gradual disruption of blood flow is caused by occlusive disease, which results in a blockage of the aorta. Although less dramatic, this form of aortic disease also requires a surgical solution, with approximately 40,000 grafts being performed annually to bypass the blockage.

    Until recently, the only means of repair for AAA and occlusive disease was open surgery. Open surgery is invasive, requires substantial incisions and long recovery times, and can lead to complications such as blood loss and infection. For example, the conventional treatment for aortic reconstruction is a complicated open procedure requiring a significant incision in the patient's abdomen, withdrawal of the patient's intestines to provide access to the aorta and cross-clamping of the aorta to stop blood flow. This procedure typically lasts two to four hours and is performed under general anesthesia. As a result of its invasiveness, open surgical aortic reconstruction has high mortality and complication rates.

    The Company believes that its Spacemaker balloon dissection technology may be used as a minimally invasive laparoscopic access device or as an aid to surgeons in open procedures for creating rapid access to the aortic aneurysm or occluded artery. The Company believes that its Spacemaker technology will allow treatment that is rapid and atraumatic and will allow the surgeon to create a relatively bloodless working space to access the aorta. The Company also believes that its balloon dissection products may lower the cost of the procedure. The Company is currently pursuing marketing-related clinical evaluations to optimize the application of its Spacemaker technology for the aortic reconstruction market.

    ORTHOPEDIC SPINE SURGERY

    The Company believes that its products can be used in several orthopedic spinal procedures to both reduce the costs of the procedure and enhance patient benefits. Foremost among these procedures is spinal fusion, which was performed approximately 200,000 times in the United States in 1994. Spinal fusion is usually performed to remove a ruptured vertebral disc that is causing significant patient discomfort, and subsequently to promote fusion between the then exposed and adjacent vertebrae. This fusion procedure can be promoted by any of several prosthetic systems, by traditional bone prostheses, or by a combination of the two.

    Most traditional open spinal fusion procedures have approached the spine from the back. Several newer procedures, some currently under clinical investigation, approach the spine through the abdomen, which appears to yield better results. The open abdominal approach is highly invasive, however, and has led researchers to try to develop a minimally invasive, transperitoneal laparoscopic approach. This approach still subjects the patient to the same risks associated with the open abdominal approach.

    The Company's balloon dissection products have been used in several cadaver studies in which an extraperitoneal laparoscopic approach to the spine has been successfully performed. In this procedure, the balloon is deployed in the retroperitoneal area under the rib cage and is inflated in order to dissect the peritoneum away from muscle layers in the back and side of the patient. By doing so, the surgeon can create a large working space to access the spine without entering the peritoneum. The Company believes the spinal fusion procedure is a natural extension of the aortic reconstruction application for balloon dissection technology because the required dissected space is essentially the same. The Company intends to conduct additional marketing-related clinical evaluations to optimize the design of the Company's Spacemaker balloon dissection systems for the orthopedic spine surgery market.

ADDITIONAL PRODUCTS UNDER DEVELOPMENT

    As part of its competitive strategy, GSI continually seeks to leverage its core technology to develop balloon dissection systems for new surgical procedures, as well as to develop new surgical instruments for MIS. The Company has made a significant investment in developing its proprietary balloon dissection technology and believes its research and development commitment in this area is critical to its competitive position. Research and development expenses for fiscal 1995, 1994 and 1993 were approximately $975,000, $496,000 and $750,000, respectively, and for the nine months ended March 31, 1996 were approximately $864,000. As of March 31, 1996, the Company had 14 persons engaged in research and development activities.

    BALLOON DISSECTION PRODUCTS. The Company is currently developing a Spacemaker III product platform, designed as a one-piece instrument in which the balloon and guide rod are connected as a single unit. The Company believes the one-piece platform design will be easier to use than the two-piece Spacemaker platforms, because of the reduced number of steps a surgeon must perform in order to deploy the balloon and dissect the tissue at the target site. In addition, the Company expects the Spacemaker III platform to be less expensive to manufacture, resulting in reduced costs per procedure. The Company intends to continue to develop additional balloon shapes and sizes that can be used in conjunction with each of its Spacemaker product platforms. Additional surgical applications currently being targeted by the Company include long-bone plating for fractures and seural nerve harvests for reconstructive surgery.

    SURGICAL AND RELATED INSTRUMENTS. The Company is also exploiting its expertise in MIS to develop a range of instruments to maximize the surgeon's ability to perform MIS once an operative working space is created by the Company's balloon dissection products. For example, the Company has developed the KnotMaker suturing instrument, which is designed to allow the surgeon to maintain tension on the suture and deliver a pre-tied knot to the surgical site, rather than requiring the surgeon to tie the knot remote from the surgical site. The Company received 510(k) clearance for the KnotMaker suturing instrument in October 1994, and is currently conducting marketing-related clinical evaluations to optimize the design of the product for use in multiple applications. In addition, the Company is developing a specialized trocar with a balloon valve which provides a seal to maintain insufflation of the surgical space while allowing the use of laparoscopic and conventional non-laparoscopic instruments during MIS. For example, this specialized trocar would enable the use of conventional arterial cross clamps, which are particularly important in aortic reconstruction.

    Product research and development will require substantial expenditures, and there can be no assurance that the Company will be successful in identifying products for which demand exists, in developing products that have the characteristics necessary to treat target indications, or that any new product introduced will receive regulatory approval or be commercially successful.

MARKETING, SALES AND DISTRIBUTION

    The Company markets its products, both domestically and internationally, to general surgeons, urologists, gynecologists, vascular surgeons, orthopedic surgeons and cosmetic and reconstructive surgeons. Sales in the United States and internationally in the hernia market are made primarily through an exclusive relationship with USSC and through the Company's direct sales force. Sales of devices for other applications are made in the United States through the Company's direct sales force and internationally through the Company's network of distributors.

    MARKETING PROGRAMS. The Company's marketing strategy for its balloon dissection products is designed to target surgeons who are leaders in their respective surgical specialties, and to promote visibility of the Company's products and awareness of the clinical efficacy and cost effectiveness of surgical techniques that employ the Company's products. For direct product sales, the Company has targeted those surgical procedure markets that are highly concentrated, such as vascular surgery, plastic surgery and spinal repair. For more dispersed markets, and markets where surgeons require substantial training to use the Company's products, the Company has partnered or is seeking to partner with independent distributors that have well-established distribution networks across wide geographic areas as well as well-developed training programs.

    The Company has recently commenced a program to disseminate clinical and technical information worldwide to educate surgeons about the benefits of the Company's products and to encourage surgeons to perform procedures utilizing the Company's products. In support of this program, the Company has produced and distributed to surgeons Spacemaker dissector procedure demonstration videos and educational videos for hernia repair, bladder neck suspension, cosmetic and reconstructive surgery and vascular surgery. In addition, the Company has developed relationships with several leading surgeons in each of the Company's targeted major surgical specialty areas who provide input on clinical and product development, as well as surgical procedures that are candidates for GSI's products. The Company is also pursuing a public relations campaign to increase patient awareness of the benefits of MIS and the improvements afforded by the use of balloon dissectors in such surgical procedures. In addition, the Company is actively sponsoring a number of marketing-related clinical evaluations designed to optimize the product design and to demonstrate the utility and ease of use of the Company's products.

    SALES IN THE UNITED STATES. GSI maintains a direct sales organization in the United States to market its products to general surgeons and specialists, and to support its distributor's sales efforts. As of March 31, 1996, the Company's sales force in the United States consisted of nine persons. The
Company's sales personnel are typically assigned to a particular surgical market. GSI is currently selling Spacemaker products in the hernia repair market, the breast augmentation and reconstructive surgery market, and the SEPS market. For the hernia surgery market, sales and marketing is principally conducted through a distribution agreement between the Company and USSC, a leading supplier of surgical instruments for laparoscopic procedures. Under this agreement, USSC has rights, co-exclusive with the rights of GSI, to distribute the Spacemaker I product for hernia repair and, to the extent permitted by the Company's initial 510(k) clearance for the Spacemaker I product, other applications. USSC's distribution rights are limited to only those products that are or could be covered by the Company's initial 510(k) clearance. From time to time, the Company and USSC have had disagreements regarding the extent of USSC's rights under the distribution agreement to distribute new products developed by the Company after the date of such agreement. USSC purchases hernia repair products from the Company and sells them individually or in combination with USSC products. The GSI products sold by USSC carry the GSI name and logo. The Company's sales to USSC have fluctuated significantly in the past, and the Company anticipates that such sales could fluctuate in the future. For example, purchases by USSC declined substantially in the quarter ended September 30, 1995, and then increased substantially in the subsequent quarter ended December 31, 1995. As a result, there can be no assurance that USSC will continue to purchase the Company's products in amounts equal to past levels or that USSC will purchase the minimum quantities required under the agreement. The distribution agreement with USSC expires in March 1997, and there can be no assurance that such agreement will be renewed on the same or similar terms. USSC could also elect to sell competitive products, rather than those of the Company, which could result in a decline of the Company's sales. A significant reduction in orders from USSC or a failure to renew the agreement with USSC could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company intends to establish additional distributorships in the United States for products in areas other than hernia repair, there can be no assurance that such efforts will be successful. Failure to diversify its distribution network in the United States could have a material adverse effect on the Company's business, financial condition and results of operations.

    SALES INTERNATIONALLY. The Company's products are currently sold internationally to general surgeons and specialists through USSC and independent distributors in Europe, Asia, Latin America and the Middle East. The Company generally operates under written agreements with its international distributors, which typically grant distributors the right to sell the Company's products within a defined territory and permit the distributors to sell other non-competing medical products. In addition, the agreements typically include minimum sales forecast requirements, minimum inventory forecast requirements, participation in trade shows and marketing efforts on behalf of GSI, and training and support service programs for end-users. The Company's distributors typically purchase the Company's products at discounts that vary by product and market.

    Substantially all of the Company's revenues to date have been derived from hernia repair products sold to USSC. Sales to USSC accounted for approximately 75% and 87% of the Company's total sales for the year ended June 30, 1995, and for the nine months ended March 31, 1996, respectively. Sales outside of the United States accounted for approximately 2%, 3% and 2% of the Company's sales in fiscal 1994, fiscal 1995 and the nine months ended March 31, 1996, respectively, and the Company expects that international sales will represent an increasing portion of revenue in the future. The

Company records all sales to USSC as domestic sales; however, sales of the Company's products by USSC include sales to European and other countries internationally, made through Autosuture, Inc., a subsidiary of USSC.

MANUFACTURING

    The Company manufactures its products in a clean room facility in Palo Alto, California. The Company has implemented quality control systems as part of its manufacturing process, which are designed to enable the Company to achieve ISO 9001 certification for its products by the first half of 1997. The Company has also been inspected by the California Department of Health Services ("CDHS"), on behalf of the CDHS and the FDA, and is registered with the State of California to manufacture its medical devices. The Company believes that it is in compliance with all FDA requirements including FDA Good Manufacturing Practices ("GMP") for medical devices. There can be no assurance, however, that the Company will attain ISO 9001 certification in 1997, or that the Company will remain in compliance with GMP, and failure to do so in either case could have a material adverse effect on the Company's business, operating results or financial condition.

    The Company occupies a single facility that houses its headquarters, administrative offices, research laboratories and manufacturing facilities. This facility is subject to a lease that expires in March 1997. While the Company believes that this space is adequate for its immediate needs, GSI will need to obtain additional office, development and manufacturing space to accommodate expected business growth during 1996 and 1997. There can be no assurance that the Company will be able to obtain such additional facilities on commercially reasonable terms, or at all. If the Company is able to lease such additional space, there can be no assurance that the Company will be able to establish and certify adequate manufacturing capacity in a timely manner, or at all, in such space. Failure to obtain additional space or establish and certify adequate manufacturing capacity in a timely manner could have a material adverse effect on the Company's business, financial condition or results of operations.

    Raw materials used in the production of the Company's balloon dissector products are purchased from various qualified vendors, subjected to stringent quality specifications and assembled by the Company into the final balloon dissectors. Quality audits of suppliers are conducted, and the Company has adopted a vendor qualification program. The Company currently obtains certain products from single source suppliers, including its supplier of product molds. The Company believes that alternative suppliers are available for its raw materials and other product components and plans to qualify additional suppliers when sales volumes warrant. Although the Company intends to maintain sufficient levels of inventory to avoid any material disruption resulting from the scale-up of manufacturing, there can be no assurance that the Company will be able to manufacture and supply sufficient products to meet potential demand. In addition, there can be no assurance that the single source suppliers will meet the Company's future requirements for timely delivery of products of sufficient quality and quantity. The inability of GSI's single source suppliers to provide it with adequate supplies of high quality products, or the loss of any of the Company's single source suppliers, could cause a delay in GSI's ability to fulfill orders while the Company identifies and certifies a replacement supplier, and could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Risk Factors -- Limited Manufacturing Experience; Uncertainty Regarding Future Facilities."

COMPETITION

    Competition in the market for medical devices and tissue dissection products is intense and is expected to increase. The Company competes primarily with other producers of MIS tissue dissection products. Origin, a subsidiary of Guidant Corporation, and Ethicon Endo-Surgery, Inc., a subsidiary of Johnson & Johnson Company, among others, currently compete with the Company in the development, production and marketing of MIS tissue dissection instruments and tissue dissection technology. To the extent that surgeons elect to use open surgical procedures rather than MIS, the Company also competes with producers of tissue dissection products used in open surgical procedures, such as blunt dissectors or graspers. A number of companies currently compete against the Company in the development, production and marketing of tissue dissection products and technology for open surgical procedures. In addition, the Company competes indirectly with producers of therapeutic drugs, when such drugs are used as an alternative to surgery. Many of the Company's competitors and potential competitors have substantially greater name recognition and capital resources than the Company and also have greater resources and expertise in the areas of research and development, obtaining regulatory approvals, manufacturing and marketing.

    The Company believes that the primary competitive factors in the market for tissue dissection products include safety, efficacy, ease of use, quality, reliability and cost effectiveness. In addition, the length of time required for products to be developed and to receive regulatory approval is an important competitive factor. The Company believes that it competes favorably with respect to these factors, although there can be no assurance that it will continue to do so.

    The market for tissue dissection products is characterized by rapid technical innovation. Product development involves a high degree of risk and there can be no assurance that the Company's competitors and potential competitors will not succeed in developing and marketing technologies and products that are more effective than those developed and marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive. The medical applications for which the Company's MIS tissue dissection products are used can also be addressed by other medical devices in either MIS or open surgical procedures, many of which are widely accepted in the medical community. There can be no assurance that a procedure using MIS balloon dissection technology will be able to replace such established products and procedures. Additionally, new surgical products or procedures could be developed that replace or reduce the importance of current procedures that use the Company's products.

PATENTS AND PROPRIETARY RIGHTS

    The Company's policy is to seek to protect its proprietary position by, among other methods, filing United States and foreign patent applications related to its technology, inventions and improvements that are important to the development of its business. The Company's patent strategy includes filing procedure-specific method patents for the use of the Company's products in new clinical applications. As of March 31, 1996 GSI had 13 United States patents issued, and had applied for an additional 45 United States patents, six of which had notice of allowance or allowed claims. In addition, GSI had two foreign patents issued, and nine additional applications still in prosecution as of such date. The Company has received a notice of allowance for one of its United States patent applications which contains method claims regarding the use of balloons to dissect tissue planes anywhere in the body. The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents or patents to which it has licensed rights will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by the Company or that the Company's existing patents will cover the Company's future products. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents issued to or licensed by the Company or that may be issued in the future to the Company.

    The Company has acquired a significant number of patent rights from third parties, including rights which apply to the Company's current balloon dissection systems. The Company has historically paid and is obligated to pay in the future to such third parties royalties equal to 4% of sales of such products, which payments are expected to exceed certain minimum royalty payments due under agreements with such parties. The Company has also acquired patent rights under royalty-bearing agreements with respect to certain surgical instruments, including the KnotMaker suturing instrument and the balloon valve trocar currently under development.

    One of the patent applications filed by the Company, which is directed to a surgical method using balloon dissection technology, has been placed in interference with a patent application filed by Origin, a competitor of the Company. The Company believes that the inventor named in its patent application was the first to invent this subject matter, and the Company has asserted that the Origin patent application was filed after a disclosure made by such inventor to employees of Origin. Origin takes a contary position. This interference is presently pending in the United Stated Patent and Trademark Office ("USPTO") and, as permitted by the rules of the USPTO, has been referred to an arbitrator for completion of the interference proceeding. A decision is not expected in this interference proceeding until 1997, and, while the Company believes that it will be successful in this interference proceeding, there can be no assurance of such success. Failure of the Company to prevail in such interference proceeding could have a material adverse effect on the Company's business, financial condition, or results of operations.

    The patent position of medical device manufacturers, including GSI, is uncertain and may involve complex legal and factual issues. Consequently, the Company does not know whether any of its applications will result in the issuance of any further patents, or whether issued patents will provide significant proprietary protection or will not be challenged, circumvented or invalidated. Since patent applications in the U.S. are maintained in secrecy until patents issue, and since publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, GSI cannot be certain that it was the first creator of inventions covered by pending patent applications or issued patents, or that it was the first to file patent applications for such inventions. Moreover, the Company is currently participating in, and may in the future have to participate in, interference proceedings declared by the USPTO to determine the priority of inventions, which could result in substantial cost to the Company. There can be no assurance that the Company's patent applications will result in further issued patents or that such issued patents will offer protection against competitors with similar technology.

    Legislation is pending in Congress that, if enacted in its present form, would limit the ability of medical device manufacturers in the future to obtain patents on surgical and medical procedures that are not performed by, or as a part of, devices or compositions which are themselves patentable. While the Company cannot predict whether the legislation will be enacted, or precisely what limitations will result from the law if enacted, any limitation or reduction in the patentability of medical and surgical methods and procedures could have a material adverse effect on the Company's ability to protect its proprietary methods and procedures. In addition, the patent laws of European and certain other foreign countries generally do not allow for the issuance of patents for methods of surgery in the human body. Accordingly, the ability of the Company to gain patent protection for its methods of tissue dissection will be significantly limited. As a result, there can be no assurance that the Company will be able to develop a patent portfolio in Europe or other foreign jurisdictions or that the scope of any patent protection will provide competitive advantages to the Company.

    GSI also relies upon technical know-how and continuing technological innovation to develop and maintain its competitive position. The Company typically requires its employees, consultants and advisors to execute appropriate confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationship with the Company. There can be no assurance, however, that these agreements will not be breached or that GSI will have adequate remedies for any such breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that GSI can meaningfully protect its rights in unpatented proprietary technology.

GOVERNMENT REGULATION

    UNITED STATES. The Company's Spacemaker balloon dissection systems and other products are subject to extensive and rigorous regulation by the United States Food and Drug Administration (the "FDA") and, to varying degrees, by
state    and   foreign   regulatory   agencies.    Under   the   Federal   Food,

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
Drug, and Cosmetic Act, the FDA regulates the clinical testing, manufacture, labeling, packaging, marketing, distribution and record keeping for medical devices, in order to ensure that medical devices distributed in the United States are safe and effective for their intended use. Prior to commercialization, a medical device generally must receive prior FDA clearance or approval, which can be an expensive, lengthy, and uncertain process.

    In the United States, medical devices are classified into one of three classes (I.E., Class I, II, or III) on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Class I devices are subject to general controls (E.G., labeling, premarket notification and adherence to GMPs) and Class II devices are subject to general and special controls (E.G., performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval ("PMA") by the FDA to ensure their safety and effectiveness (E.G., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices).

    Before a new device can be introduced into the market in the United States, the manufacturer or distributor generally must obtain FDA marketing clearance through either a 510(k) premarket notification or a PMA application. If a medical device manufacturer or distributor can establish, among other things, that a device is "substantially equivalent" in intended use and technological characteristics to a Class I or Class II medical device or a Class III medical device for which FDA has not called for PMAs, the manufacturer or distributor may seek clearance from the FDA to market the device by filing a 510(k). The 510(k) must be supported by appropriate information establishing to the satisfaction of the FDA the claim of substantial equivalence to a predicate device. In recent years, the FDA has been requiring a more rigorous demonstration of substantial equivalence, including more frequent requests for clinical data in 510(k) submissions.

    The FDA also has the authority to require clinical testing of certain medical devices. If clinical testing of a device is required and if the device presents a "significant risk," an Investigational Device Exemption ("IDE") application must be approved prior to commencing clinical trials. The IDE application must be supported by data, typically including the results of laboratory and animal testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the agency. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. The clinical trials must be conducted under the auspices of an IRB pursuant to FDA regulations.

    Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution unless and until an order is issued by the FDA finding the product to be substantially equivalent. It generally takes from four to 12 months from submission to obtain 510(k) premarket clearance, but may take longer. In response to a 510(k), the FDA may declare that the device is substantially equivalent to another legally marketed device and allow the proposed device to be marketed in the United States. The FDA, however, may require further information, including clinical data, to make a determination regarding substantial equivalence, or may determine that the proposed device is not substantially equivalent and require a PMA. Such a request for additional information or determination that the device is not substantially equivalent would delay market introduction of the product. There can be no assurance that the Company will obtain 510(k) premarket clearance within the above time frames, if at all, for any of the devices for which it may file a 510(k).

    For any medical device cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new 510(k) submission. The Company has made modifications to its products which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA will agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or will not require the Company to submit a new 510(k) notice for any of the changes made to the product. If the FDA requires the Company to submit a new 510(k) notice for any product modification, the Company may be prohibited from marketing the modified product until the 510(k) notice is cleared by the FDA. Such a prohibition could have a material adverse effect on the Company's business, financial condition and results of operations.

    If a manufacturer or distributor of medical devices cannot establish that a proposed device is substantially equivalent to a legally marketed device, the manufacturer or distributor must seek premarket approval of the proposed device through submission of a PMA. A PMA must be supported by extensive data, including, laboratory, preclinical and clinical trial data to prove the safety and effectiveness of the device as well as extensive manufacturing information. Following receipt of a PMA, if the FDA determines that the application is sufficiently complete to permit a substantive review, the FDA will "file" the application. The PMA approval process can be lengthy, expensive and uncertain. FDA review of a PMA generally takes approximately two years or more from the date of filing to complete. If granted, the approval of the PMA may include significant limitations on the indicated uses for which a product may be marketed.

    Labeling and promotional activities are subject to scrutiny by FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. The Spacemaker I platform, Spacemaker II platform, Spacemaker Resposable platform, and KnotMaker product each have received 510(k) clearance for use during general, endoscopic, laparoscopic, or cosmetic and reconstructive surgery, either when tissue dissection is required or, with respect to the KnotMaker product, when a surgical knot for suturing is required. The Company has promoted these products for performing the dissection required for selected applications (E.G., hernia repair, SEPS and breast augmentation and reconstruction), and may in the future promote these products for the dissection or knotmaking required for additional selected applications (E.G., treatment of stress urinary incontinence, saphenous vein harvesting and a variety of retroperitoneal procedures such as spinal fusion). Although the Company believes that these narrower applications are covered by the 510(k) clearance already received for each of these products, there can be no assurance that the FDA will not consider promotion of these products for performing the dissection or knotmaking required for such narrower indications to be a major change to the intended use of the device and require a new 510(k) submission. In addition, since its receipt of 510(k) clearances for these products, the Company has made product modifications, including developing new balloon shapes and sizes to facilitate dissection for specific applications. Although the Company believes that these product modifications are covered by the 510(k) clearances already received, there can be no assurance that the FDA will agree with the Company's determination or will not require a new 510(k) submission for some or all of the new balloon shapes and sizes or other modifications. If such additional 510(k) clearances are required, there can be no assurance that the Company will obtain them on a timely basis, if at all, and delays in receipt of or failure to receive such approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company anticipates filing a 510(k) submission for its specialized trocar with a balloon valve, which provides a seal to maintain insufflation of the surgical space during MIS. There can be no assurance that the FDA will grant 510(k) clearance for the Company's specialized trocar on a timely basis, if at all.

    In addition, there can be no assurance that the Company will be able to obtain future 510(k) clearances or PMA approvals, if required, to market its products for the intended uses on a timely basis, if at all, and delays in receipt of or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. The need for additional clearances or approvals could cause the Company to utilize significant unanticipated resources and capital and could prohibit or delay product introductions, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is subject to pervasive and continuing regulation, including routine inspection by the FDA and state agencies, such as the California Department of Health Services ("CDHS"). Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed GMP requirements, which include testing, control and documentation requirements. Manufacturers must also comply with Medical Device Reporting ("MDR") requirements that a company report to FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Noncompliance with applicable requirements can result in warning letters, import detentions, fines, civil penalties, injunctions, suspensions or losses of regulatory approvals, recall or seizure of products, operating restrictions, refusal of the government to approve product export applications or allow the Company to enter into supply contracts, and criminal prosecution. Delays in receipt of, or failure to obtain regulatory clearances and approvals, the restriction, suspension or revocation of regulatory clearances and approvals, if obtained, or any failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. In July 1995, the Company's Palo Alto facility was inspected by the CDHS, acting for itself and under contract with the FDA. The Company received no material inspectional observations. The FDA has proposed changes to the GMP regulations that will likely increase the cost of compliance with GMP requirements. If finalized, the proposed GMP changes will cover device design and servicing and will establish other new requirements. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operation. There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations.

    The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, environmental protection, and fire hazard control. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

    Regulations regarding the development, manufacture and sale of the Company's products are subject to change. The Company cannot predict what impact, if any, such changes might have on its business, financial condition or results of operations.


    INTERNATIONAL.   Sales of  medical  devices outside  the United  States  are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. The Company currently relies on its distributors for the receipt of premarket approvals and compliance with clinical trial requirements in those countries that require them, and the Company expects to continue to rely on distributors in those countries where the Company continues to use distributors. Many countries in which the Company intends to operate either do not currently regulate medical devices or have minimal registration requirements; however, these countries may develop more expensive regulations in the future that could adversely affect the Company's ability to market its products. Other countries, such as Japan, have requirements similar to those of the United States. This disparity in the regulation of medical devices may result in more rapid product clearance in certain countries than in others. The products sold by the Company are subject to premarket approval as well as other regulatory requirements in many countries.

    In order to continue selling its products within the European Economic Area following June 14, 1998, the Company is required to achieve compliance with the requirements of the Medical Devices Directive (the "MDD") and affix CE marking on its products to attest such compliance. To achieve this, the Company's products must meet the Essential Requirements as defined under the MDD relating to safety and performance of its products and the Company must successfully undergo verification of its regulatory compliance ("conformity assessment") by a Notified Body selected by the Company. The nature of such assessment will depend on the regulatory class of the Company's products. Under European law, the Company's products are likely to be in Class IIA or lower. In the case of a Class IIA product the Company can choose between two options. Under the first option the Company must establish and maintain a complete quality system for design and manufacture as described in Annex II of the MDD (this corresponds to a quality system described in ISO 9001 and EN 46001 standards). The Notified Body must audit this quality system and determine if it meets the requirements of the MDD. The second option involves two stages. First, the Company would declare that its products comply with the provisions of the MDD that apply to them and prepare technical documentation to allow the conformity assessment of the products. Next, the Company could choose to do one of the following: (i) request the Notified Body to carry out batch testing of the finished products to verify their conformity, (ii) set up a complete quality system for manufacture subject to assessment by the Notified Body or (iii) set up a quality system for the final testing of products subject to conformity assessment by the Notified Body. Irrespective of the conformity assessment route chosen by the Company, the Company must ensure that the products comply with the Essential Requirements of the MDD. In order to comply with these requirements, the Company must, among other things, carry out a risk analysis. The Company may have to present clinical data to provide evidence of compliance with certain Essential
Requirements if evidence by other means is insufficient. The clinical data presented by the Company must provide evidence that the products meet the performance specifications claimed by the Company, provide sufficient evidence of adequate assessment of unwanted side-effects and demonstrate that the benefits to the patient outweigh the risks associated with the device. The Company will be subject to continued supervision by the Notified Body and will have to report any serious adverse incidents to the appropriate authorities. The Company also will have to comply with additional national requirements that are beyond the scope of the MDD. The Company believes that it will comply with the CE marking requirements prior to June 14, 1998. Failure to do so would mean that the Company would be unable to sell its products in the European Economic Area unless and until compliance was achieved, which could have a material adverse effect upon the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to achieve or maintain compliance required for CE marking or any or all of its products or that it will be able to produce its products timely and profitably while complying with the requirements of the MDD and other regulatory requirements.


THIRD-PARTY REIMBURSEMENT

    In the United States, hospitals, physicians and other healthcare providers that purchase medical devices generally rely on third-party payors, such as private health insurance plans, to reimburse all or part of the costs associated with the treatment of patients.

    The Company's success will depend upon the ability of surgeons to obtain satisfactory reimbursement from healthcare payors for the Company's products. Reimbursement in the United States for the Company's balloon dissection products is currently available from most third-party payors, including most major private health care insurance plans and Medicaid, under existing surgical procedure codes. The Company does not expect that third-party reimbursement in the United States will be available for use of its other products unless and until FDA clearance or approval is received. If FDA clearance or approval is received, third-party reimbursement for these products will be dependent upon decisions by individual health maintenance organizations, private insurers and other payors. Many payors, including the federal Medicare program, pay a preset amount for the surgical facility component of a surgical procedure. This amount typically includes medical devices such as the Company's. Thus, the surgical facility or surgeon may not recover the added cost of the Company's products. In addition, managed care payors often limit coverage to surgical devices on a pre-approved list or obtained from an exclusive source. If the Company's products are not on the list or are not available from the exclusive source, the facility or surgeon will need to obtain an exception from the payor or the patient will be required to pay for some or all of the cost of the Company's product. The Company believes that procedures using its balloon dissection products may be reimbursed in the United States under certain existing procedure codes. However, there can be no assurance that such procedure codes will remain available or that the reimbursement under these codes will be adequate. Given the efforts to control and decrease health care costs in recent years, there can be no assurance that any reimbursement will be sufficient to permit the Company to achieve or maintain profitability.

    Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Large-scale market acceptance of the Company's balloon dissectors and other products will depend on the availability and level of reimbursement in international markets targeted by the Company. Currently, the Company has been informed by its international distributors that balloon dissectors have been approved for reimbursement in many of the countries in which the Company markets its products. Obtaining reimbursement approvals can require 12 to 18 months or longer. There can be no assurance that the Company will obtain reimbursement in any country within a particular time, for a particular amount, or at all. Failure to obtain such approvals could have a material adverse effect on the Company's sales, business, financial condition and results of operations.

    Regardless of the type of reimbursement system, the Company believes that surgeon advocacy of its products will be required to obtain reimbursement. Availability of reimbursement will depend on the clinical efficacy and cost of the Company's balloon dissection systems. There can be no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either government or private reimbursement systems, or that surgeons will support and advocate reimbursement for use of the Company's systems for all applications intended by the Company. Failure by surgeons, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors or adverse changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY AND INSURANCE

    The Company's business involves an inherent risk of exposure to product liability claims. Although the Company has not experienced any product liability claims to date, there can be no assurance that the Company will be able to avoid significant product liability claims and potential related adverse publicity. The Company maintains product liability insurance with coverage limits of $5,000,000 per occurrence and an annual aggregate maximum of $5,000,000, which the Company believes is comparable to that maintained by other companies of similar size serving similar markets. However, there can be no assurance that product liability claims will not exceed such insurance coverage limits, which could have a material adverse effect on the Company, or that such insurance will continue to be available on commercially reasonable terms, or at all.

ENVIRONMENTAL MATTERS

    The Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain hazardous and potentially hazardous substances used in connection with the Company's operations. Although the Company believes that it has complied with these laws and regulations in all material respects and to date has not been required to take any action to correct any noncompliance, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental regulations in the future.

EMPLOYEES

    As of March 31, 1996, GSI employed 59 individuals, 18 of whom were engaged directly in research, development, regulatory and quality assurance affairs, 15 in manufacturing, 18 in marketing and sales and eight in finance and administration. The Company also contracts with outside consultants. None of the Company's employees is covered by a collective bargaining agreement. GSI believes that it maintains good relations with its employees.

FACILITIES

    The Company occupies a facility of approximately 19,500 square feet in Palo Alto, California, which houses the Company's headquarters, administrative offices, research laboratories and manufacturing facilities. The facility is subject to a lease which expires on March 31, 1997. While the Company believes that this space is adequate for its immediate needs, GSI will need to obtain additional office, development and manufacturing space to accommodate expected business growth during 1997. There can be no assurance that such additional facilities will be available on commercially reasonable terms.

LEGAL PROCEEDINGS

    From time to time the Company may be exposed to litigation arising out of its products and operations. As of the date of this Prospectus, the Company is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company, except for a patent interference proceeding. See "-- Patents and Proprietary Rights."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company and their ages as of March 31, 1996 are as follows:

            NAME                   AGE                                   POSITION
- -----------------------------      ---      -------------------------------------------------------------------
Roderick A. Young                  52       President, Chief Executive Officer and Director
James E. Jervis                    60       Vice President of Research and Development
Gregory D. Casciaro                39       Vice President of Sales and Marketing
Stephen J. Bonelli                 33       Chief Financial Officer, Vice President of Finance, and Treasurer
Thomas J. Fogarty, M.D.            62       Chairman of the Board of Directors
David W. Chonette (1)              60       Director
Paul Goeld (2)                     44       Director
Mark A. Wan (1)(2)                 30       Director

- ------------------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    RODERICK A. YOUNG joined GSI in August 1993, and serves as President and Chief Executive Officer. From May 1993 until joining GSI, Mr. Young was President and CEO of Focus Surgery, Inc., a medical device company that was spun out of Diasonics, Inc. in October 1993. Prior to Focus Surgery, Mr. Young served in various executive positions, including President, Chief Financial Officer and Chief Operating Officer of Diasonics, Inc. a medical products manufacturer, from May 1990 to May 1993. Mr. Young serves or has served on the Board of Directors of Diasonics and Pacific Gateway Properties, Inc. and several privately held companies. Mr. Young received a B.S. degree in Industrial Engineering from Stanford University and an MBA from Harvard Business School.

    JAMES E. JERVIS joined GSI in March 1994, and serves as Vice President of Research and Development. Prior to joining GSI, Mr. Jervis had 30 years of engineering design, development and operations experience at Raychem Corporation. At Raychem, Mr. Jervis held various executive positions, including Director of New Business Development, General Manager - Medical Products Group and Operations Manager. Mr. Jervis holds 19 patents and is named as inventor in over 50 other patents. Mr. Jervis received a BSME degree and an MBA from Stanford University.

    GREGORY D. CASCIARO joined GSI in February 1995, and serves as Vice President of Sales and Marketing. Prior to joining GSI, Mr. Casciaro held various positions at Devices for Vascular Intervention, Inc., a medical device manufacturer, including Vice President of Sales, from June 1991 to February 1995. Previously, Mr. Casciaro held various sales positions at North American Instrument Corporation, a medical device company, from March 1983 to May 1991. Mr. Casciaro received a B.S. degree in Business Administration at Marquette University.

    STEPHEN J. BONELLI joined GSI in September 1994, and serves as Chief Financial Officer, Vice President of Finance, and Treasurer. Prior to joining GSI, Mr. Bonelli held financial management positions at Coactive Computing Corporation, a computer networking company, from November 1993 to August 1994, and Ready Systems Corporation, a software company, from May 1990 to October 1993. Previous to those positions, Mr. Bonelli held a management position with Ernst & Young. Mr. Bonelli received a B.S. degree in Business Administration from California Polytechnic State University, San Luis Obispo. Mr. Bonelli is a Certified Public Accountant.

    DR. THOMAS J. FOGARTY co-founded GSI in April 1992, and has been a director of the Company since that time. Dr. Fogarty has an appointment at Stanford University as a Professor of Surgery. He holds over 50 patents in surgical instrumentation, including the Fogarty balloon catheter and the Fogarty vascular clamp. Dr. Fogarty has also been instrumental in founding a variety of medical device companies over the past 30 years, including Cardiac Pathways, Inc., CardioVascular Concepts, Perclose, Inc. and Ventritex. Dr. Fogarty is also a founding general partner of Three Arch Partners, a venture capital investment firm. Dr. Fogarty received his M.D. from the University of Cincinnati College of Medicine.

    DAVID W. CHONETTE has served as a director of the Company since July 1993. Mr. Chonette is a general partner of Brentwood Associates, a venture capital partnership. Mr. Chonette joined Brentwood in 1986, after 19 years with American Hospital Supply Corporation (now Baxter International), a distributor of medical products. During this period, Mr. Chonette served as president of the Edward division, and as group vice president responsible for several medical device and pharmaceutical divisions. Mr. Chonette also serves as a director of Biopsys Medical, KeraVision, and several private health care companies. Mr. Chonette received his B.S. in Mechanical Engineering from MIT, and M.S. in Engineering from USC.

    PAUL GOELD has served as a director of the Company since June 1995. Mr. Goeld has served as President, Chief Executive Officer and Director of LocalMed, Inc., a medical device company, since January 1994. From November 1992 to December 1993, Mr. Goeld was President, Chief Executive Officer, and a Director of Pilot Cardiovascular Systems, Inc., a manufacturer of medical devices. From September 1991 to April 1992, Mr. Goeld was President of the Angioplasty Division of Datascope Corporation, a manufacturer of medical devices. From 1986 to 1991, Mr. Goeld was President and Chief Executive Officer, of Camino Laboratories, Inc., a manufacturer of diagnostic systems. Mr. Goeld received his B.S in Chemistry from the University of Florida and M.B.A. from Pepperdine University.

    MARK A. WAN co-founded GSI in April 1992 and served as an officer from June 1992 to September 1993. Mr. Wan was also a founding general partner of Three Arch Partners, a venture capital partnership, in October 1993 where he continues to hold the position of general partner. Prior to founding Three Arch Partners, from 1987 to September 1993, Mr. Wan served in various positions at Brentwood Associates, most recently as a general partner. Mr. Wan also serves on the Board of Directors of LocalMed, Inc., Perclose, and several other privately-held health care companies. In addition, he has been involved in the formation and operation of several privately held, venture-capital backed health care companies. Mr. Wan received a B.S and B.A. from Yale University and an M.B.A. from Stanford Graduate School of Business.

BOARD COMPOSITION

    The Company's Bylaws authorize the Board to designate the number of directors. The Company currently has five directors. All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. Each of the Company's officers and directors, other than non-employee directors, devotes substantially full time to the affairs of the Company. The Company's non-employee directors devote such time to the affairs of the Company as is necessary to discharge their duties. There are no family relationships between any of the directors, executive officers, or key employees of the Company.

BOARD COMMITTEES

    The Company's Board of Directors has established a Compensation Committee (consisting of Messrs. Goeld and Wan), which establishes salaries, incentives and other forms of compensation for Directors, executive officers and key employees of the Company, and administers various incentive compensation and benefit plans, and an Audit Committee (consisting of Messrs. Chonette and Wan), which reviews the results and scope of the audit and other services provided by the Company's independent accountants and reviews the Company's internal audit controls.

DIRECTOR COMPENSATION

    Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Non-employee directors of the Company are eligible to receive options under the Directors' Plan. See "Management -- Stock and Other Plans."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation awarded or paid by the Company during the fiscal year ended June 30, 1995 to (i) the Company's Chief Executive Officer and (ii) the most highly paid of the Company's other executive officers who earned in excess of $100,000 during the fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION
                                                                  ----------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                                       SALARY ($)   BONUS ($)  COMPENSATION
- ----------------------------------------------------------------  -----------  ---------  -------------
Roderick A. Young ..............................................  $   160,000  $  20,000    $       0
  President and Chief Executive Officer
James E. Jervis ................................................      133,377          0            0
  Vice President of Research and Development

    No options to purchase capital stock of the Company were granted during the fiscal year ended June 30, 1995 to the Named Executive Officers. Subsequent to June 30, 1995, the Company's executive officers were granted stock options or stock purchase rights to an aggregate of 274,541 shares of Common Stock, including 109,817 shares to Mr. Young and 27,454 shares to Mr. Jervis.

    No named executive officer exercised a stock option during fiscal 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended June 30, 1995, the following individuals served on the Company's Compensation Committee: Dave Chonette and Mark A. Wan. Mr. Wan served as an officer of the Company from June 1992 to September 1993. Mr. Chonette has never served as an officer or employee of the Company.

STOCK AND OTHER PLANS

    1992 STOCK OPTION PLAN. The Company's 1992 Stock Option Plan (the "Stock Plan") was adopted by the Board of Directors in September 1992. A total of 1,715,895 shares of Common Stock has been reserved for issuance under the Stock Plan. As of March 31, 1996, 64,719 shares had been issued upon the exercise of stock options or stock purchase rights granted under the Stock Plan, 1,050,904 shares were subject to outstanding options and 600,273 shares remained available for future grants. The Stock Plan provides for the grant to employees of the Company (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of nonstatutory stock options to employees of and consultants to the Company. The Stock Plan also provides for the issuance of shares of Common Stock directly to employees or consultants pursuant to restricted stock purchase agreements, rather than pursuant to stock options. The Stock Plan is administered by the Board of Directors or a committee of the Board of Directors, which determines the terms of options and stock purchase rights granted under the Stock Plan, including the number of shares to be subject to each option and determines the exercise or purchase price of each option or stock purchase right. In no event, however, may an individual employee receive option grants for more than 200,000 shares under the Stock Plan in any fiscal year. The exercise price of all incentive stock options granted under the Stock Plan must be equal to at least the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options granted under the Stock Plan must be equal to at least 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the

Company, the exercise price of any stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options granted under the Stock Plan may not exceed ten years.

    In the event of certain changes in control of the Company, the Stock Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation; provided, however, that the Administrator may, in lieu of such assumption or substitution, provide for the optionee to have the right to exercise the option as to all of the stock subject thereto, including shares which would not otherwise be exercisable, in which case each option will be exercisable for 15 days from the date of notice of such determination. Unless terminated sooner, the Stock Plan will terminate ten years from its effective date. The Board has authority to amend or terminate the Stock Plan, provided no such action would impair the rights of the holder of any outstanding options without the written consent of such holder.


    1996 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1996, and will be submitted to the shareholders for approval in April 1996. A total of 274,543 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan will be administered by the Board of Directors, or a committee named by the Board of Directors. Employees (including officers and employee directors) of the Company, or of any majority owned subsidiary designated by the Board, are eligible to participate if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of offering periods of twelve months duration, with new offering periods (other than the first offering period) commencing on or about January 1 and July 1 of each year. Each offering period will consist of two consecutive purchase periods of six months duration, with the last day of such period being designated a purchase date. The initial offering period will begin on the date of this offering and will continue through December 31, 1996, with the first purchase date occurring on June 30, 1996 and subsequent purchase dates to occur every six months thereafter. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to the lower of 95% of the fair market value of the Company's Common Stock at the beginning of the offering period or the purchase date. If the fair market value of the Common Stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twelve month offering period will automatically begin on the first business day following the purchase date with a new fair market value. The maximum number of shares purchasable by all participants on a purchase date may not exceed 50,000 shares. Employees may end their participation in an offering at any time during the offering period, and once during each offering period may decrease the rate of payroll deductions. Participation in the Purchase Plan ends automatically on termination of employment with the Company.


    The Purchase Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Purchase Plan will have a term of twenty years.

    1995 DIRECTORS' STOCK OPTION PLAN. The Directors' Plan was adopted by the Board of Directors in November 1995, and will be submitted to the shareholders for approval in April 1996. A total of 164,726 shares of Common Stock have been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

    In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each option will be assumed or an equivalent option substituted by the successor corporation, unless the successor corporation does not agree to the assumption or substitution, in which case the optionee will have the right to exercise the option as to all of the stock subject thereto, including shares which would not otherwise be exercisable. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option, and the provisions regarding the grant of options under the plan may be amended only once in any six-month period, other than to comport with changes in the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or to Code. If not terminated earlier, the Directors' Plan will have a term of ten years.

    401(K) PLAN. The Company's tax deferred savings plan (the "401(k) Plan") is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on contributions, are generally not taxable to employees until withdrawn from the 401(k) Plan. The 401(k) Plan covers all employees of the Company. Employees may elect to defer, in the form of contributions to the 401(k) Plan, between 1% and 20% of their pre-tax compensation; however, the amount deferred may not exceed the statutorily prescribed annual limit. The 401(k) Plan does not permit matching contributions to be made to the 401(k) Plan by the Company on behalf of employees. Contributions are allocated to each employee's individual account, which is invested in selected mutual funds or a guaranteed income fund according to the directions of the employee.

LIMITATIONS OF DIRECTORS' AND OFFICERS' LIABILITY

    The Company's Articles of Incorporation provide that directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the directors' fiduciary duties except for liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a series a serious injury to the Company or its shareholder, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between the Company and a director or (vii) under Section 316 of the California Code concerning directors' liability for improper dividends, loans, and guarantees. The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

    The Company's Articles of Incorporation also include an authorization for the Company to indemnify its agents (as defined in Section 317 of the California
Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Company's Bylaws provide for indemnification of the Company's directors, officers and employees. In addition, the Company, at its discretion, may provide indemnification to persons whom the Company is not obligated to indemnify. The Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Company's Bylaws and Articles of Incorporation, may require the Company, among other things, to indemnify these directors or executive officers (other than liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Code and the Company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

    The Company, with the approval of the Board of Directors, intends to obtain directors' and officers' liability insurance.

                              CERTAIN TRANSACTIONS

    Since the inception of the Company in April 1992, the Company has issued, in private placement transactions, shares of Preferred Stock as follows: an aggregate of 1,710,167 shares of the Company's Series A Preferred Stock at a price of $0.87 per share, from July 1992 to December 1992; an aggregate of 2,063,203 shares of the Company's Series B Preferred Stock at a price of $2.66 per share, from September 1993 to March 1995; an aggregate of 1,799,108 shares of the Company's Series C Preferred Stock at a price of $3.75 per share from May 1995 to February 1996; and an aggregate of 261,220 shares of the Company's Series D Preferred Stock at a price of $7.17 per share in March 1996. The purchasers of the Series A, Series B and Series C Preferred Stock included, among others, the following 5% shareholders, directors, and entities associated with directors:

                                                                       SHARES OF  SHARES OF  SHARES OF
                                                                       SERIES A   SERIES B   SERIES C
                                                                       PREFERRED  PREFERRED  PREFERRED
NAME                                                                     STOCK      STOCK      STOCK
- ---------------------------------------------------------------------  ---------  ---------  ---------
Brentwood Associates V, L.P. ........................................    571,965    658,151     26,654
Hancock Venture Partners, IV.........................................     --         --        799,640
Norwest Equity Partners IV...........................................     --        752,174    159,928
Schroder Venture International.......................................     --         93,021    533,066
Thomas J. Fogarty, M.D. .............................................    594,845    188,042     66,637
Three Arch Partners..................................................     --         93,021     81,014

Upon the closing of this offering, each outstanding share of Preferred Stock will be converted into one share of Common Stock.

    On February 12, 1996, the Company acquired Adjacent Surgical, Inc. ("Adjacent"), which was primarily owned by Dr. Thomas J. Fogarty, for 254,027 shares of GSI Common Stock. In addition, in connection with the merger, GSI agreed to assume certain obligations of Adjacent, which GSI subsequently satisfied with aggregate payments of (i) 111,357 shares of GSI Series C Preferred Stock, (ii) two convertible promissory notes, for an aggregate principal amount of $250,000, convertible into shares of Series C Preferred Stock and (iii) $144,470 in cash. The Adjacent acquisition has been accounted for as a purchase. The Company, Adjacent and Dr. Fogarty also entered into an Exclusive License Agreement under which the Company will pay royalties for certain technology for vascular applications, to the extent the Company does not already have proprietary rights to such technology. Three Arch Partners received an aggregate of $250,000 in convertible promissory notes and 13,326 shares of GSI Series C Preferred Stock in connection with the merger. Dr. Fogarty and Mr. Wan, directors and co-founders of the Company, are general partners of Three Arch Partners. In addition, Dr. Fogarty received an aggregate of 207,345 shares of GSI Common Stock and 91,370 shares of GSI Series C Preferred Stock in connection with the merger.

    The Company has retained Fogarty Engineering, a sole proprietorship owned by Dr. Fogarty, for certain product development efforts. The Company has paid Fogarty Engineering $136,000 and $55,000 in fiscal year 1995 and 1994, respectively.

    The Company has loaned an aggregate of $120,000 to certain officers and directors of the Company in connection with their purchase of Common Stock pursuant to Common Stock Purchase Agreements.

    All future transactions, including any loans from the Company to its officers, directors, principal shareholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested shareholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 31, 1996, as adjusted to reflect the sale by the Company of the shares offered hereby and conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon completion of the offering, (i) by each person known to the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) by each director of the Company who beneficially owns shares of Common Stock, (iii) by each of the Named Executive Officers, and (iv) by all directors and executive officers of the Company as a group.


                                                                          SHARES       PERCENT BENEFICIALLY
                                                                        BENEFICIALLY          OWNED
                                                                           OWNED     ------------------------
                                                                        -----------    BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                    NUMBER (1)    OFFERING     OFFERING
- ----------------------------------------------------------------------  -----------  -----------  -----------
Thomas J. Fogarty, M.D. (2)(6) .......................................    2,083,633        21.6%        16.5%
3270 Alpine Road
Portola Valley, CA 94028
Brentwood Associates V, L.P. .........................................    1,428,359        14.8         11.3
1920 Main Street, Suite 820
Irvine, CA 92714
Norwest Equity Partners, IV ..........................................      921,505         9.5          7.3
3000 Sand Hill Road
Building 3, Suite 245
Menlo Park, CA 94025
Hancock Venture Partners, IV .........................................      799,640         8.3          6.3
One Financial Center, 44th Floor
Boston, MA 02111
Schroder Ventures ILS Fund Trust (3) .................................      796,327         8.3          6.3
235 Montgomery Street
San Francisco, CA 94104
George Hermann .......................................................      518,886         5.4          4.1
3270 Alpine Road
Portola Valley, CA 94028
Michelle Y. Monfort (4) ..............................................      519,085         5.4          4.1
c/o General Surgical Innovations, Inc.
3172A Porter Drive
Palo Alto, CA 94304
Kenneth H. Mollenauer (5) ............................................      531,073         5.5          4.2
c/o General Surgical Innovations, Inc.
3172A Porter Drive
Palo Alto, CA 94304
Mark A. Wan (6)(7) ...................................................      594,253         6.2          4.7
c/o Three Arch Partners
2800 Sand Hill Road
Menlo Park, CA 94025
Roderick A. Young (8).................................................      311,147         3.2          2.5
James E. Jervis (9)...................................................       98,377         1.0        *
Paul Goeld (10).......................................................        5,289       *            *
David W. Chonette (11)................................................    1,428,359        14.8         11.3
All directors and executive officers as a group
 (8 persons) (2)(6)(7)(8)(9)(10)(11)(12)..............................    4,402,961        45.4%        34.6%


- ------------------------
         *
    Less than 1%

       (1)
    Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

       (2)
    Includes 188,042 shares held by the Thomas J. Fogarty Separate Property Trust, 1,267,165 shares held by the Fogarty Family Revocable Trust and 285,982 shares held by Lincoln Trust Company FBO Thomas J. Fogarty IRA. Also includes 91,370 shares held by Fogarty Engineering, a California corporation of which Dr. Fogarty is a director. Because of his position with such entity, Dr. Fogarty may be deemed to be a beneficial owner of such shares, but expressly disclaims beneficial ownership of such shares.

       (3)
    Includes 182,604 shares held by Schroder Incorporated, 126,365 shares held by Schroder Ventures Limited Partnership, 31,591 shares held by Schroder Ventures U.S. Trust, 101,320 shares held by Schroder Ventures ILS Fund Trust, 2,665 shares held by Schroder Ventures ILS Company Scheme; 287,817 shares held by Schroder Ventures International Life Sciences LPI and 63,965 shares held by Schroder Ventures International Life Sciences LP2.

       (4)
    Includes 1,572 shares issuable upon exercise of options exercisable within 60 days of March 31, 1996.

       (5)
    Includes 3,761 shares held by Kim Mollenauer, 2,820 shares held by Martha Mollenauer and 2,860 shares held by Terry Mollenauer, all of whom are members of Kenneth H. Mollenauer's immediate family. Mr. Mollenauer expressly disclaims beneficial ownership of such shares.

       (6)
    Includes 33,871 shares held by Three Arch Associates, L.P. and 150,566 shares held by Three Arch Partners, L.P. Also includes 66,637 shares of Common Stock issuable upon conversion of certain notes held by Three Arch Partners, L.P. and Three Arch Associates, L.P. Thomas J. Fogarty and Mark A. Wan are general partners of Three Arch Partners, L.P. and Three Arch Associates, L.P. and may thereby deemed to be beneficial owners of such shares. Dr. Fogarty and Mr. Wan both expressly disclaim beneficial ownership of such shares.

(7) Excludes shares held by Brentwood Associates V, L.P. in which Mr. Wan has a carried interest. Mr. Wan is a Special Limited Partner of entities affiliated with Brentwood Associates and disclaims beneficial ownership of all shares held by such entities, except to the extent of his carried interest therein.

       (8)
    Includes 9,151 shares issuable upon exercise of options exercisable within 60 days of March 31, 1996.

       (9)
    Includes 2,287 shares issuable upon exercise of options exercisable within 60 days of March 31, 1996.


      (10)
    Includes 5,289 shares issuable upon exercise of options exercisable within 60 days of March 31, 1996.



      (11)
    Includes 1,428,356 shares held by Brentwood Associates V, L.P. Mr. Chonette is a general partner of Brentwood Associates V, L.P. and may thereby be deemed to be a beneficial owner of such shares. Mr. Chonette expressly disclaims beneficial ownership of such shares.



      (12)
    Includes 18,585 shares issuable upon exericse of options exercisable within 60 days of March 31, 1996, held by officers who are not Named Executive Officers.

                          DESCRIPTION OF CAPITAL STOCK

    Following the closing of the sale of the shares offered hereby, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

    As of March 31, 1996, there were 9,653,342 shares of Common Stock outstanding that were held of record by approximately 82 shareholders, after giving effect to the conversion of the Company's Series A, Series B, Series C and Series D Preferred Stock into Common Stock. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

    Effective following the closing of this offering, the Company will be authorized to issue 2,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption prices, liquidation preferences, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    After this offering, the holders of 8,842,879 shares of Common Stock or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of
Registrable Securities (as defined below). The Common Stock is issuable upon conversion of the outstanding Preferred Stock (collectively the "Registrable Securities"). Subject to certain limitations in the agreement, the holders of a majority of the then outstanding Registrable Securities may require, on one occasion after three months from the effective date of this Offering, that the Company use its best efforts to register the Registrable Securities for public resale. The Company may delay the filing by up to 90 days for business reasons (but may not exercise this right of delay more than once in any 12-month period). In addition if the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this Offering. The holders of at least 20% of the Registrable Securities may also require the Company up to twice a year to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate offering price of the Registrable Securities, net of underwriting discounts and commissions, is at least $10,000,000. The Company can delay the registrations by up to 90 days for business reasons (but not more than once in any 12-month period). All registration expenses, including the fees and expenses of one counsel for the selling stockholders but excluding discounts and commissions on the selling stockholder shares, are borne by the Company.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

    In March 1996, the Company's Board of Directors approved certain amendments to the Company's Articles of Incorporation and Bylaws (the "Amendments") to provide, among other things, that directors of the Company will be elected without the application of cumulative voting. Such provision shall become effective at the first meeting of shareholders following the annual meeting of shareholders when the Company shall have had at least 800 shareholders. See "-- Common Stock."

    The Amendments also provide that, after the closing of the offering contemplated hereby, any action required or permitted to be taken by the shareholders of the Company may be taken only at a duly called annual or special meeting of the shareholders. The Bylaws also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors.

    The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company, and may make more difficult or discourage a takeover of the Company. From time to time, the Company has had discussions with third parties regarding various strategic relationships, including the potential sale of the Company although the Company currently has no commitments in this regard. The Company may continue to have discussions regarding potential strategic relationships in the future. However, there can be no assurance that any such strategic relationship will occur.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Co. Its telephone number is (818) 502-1404.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


    Upon completion of this offering, the Company will have outstanding 12,653,342 shares of Common Stock, (assuming no exercise of the Underwriters' over-allotment option or outstanding options under the Stock Plan or Directors' Plan after March 31, 1996). Of these shares, the 3,000,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The remaining 9,653,342 shares outstanding upon completion of this offering and held by existing shareholders will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k), 145 or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows: (i) no shares will be available for immediate sale in the public market on the Effective Date, (ii) 7,498,171 shares and 428,538 shares subject to options exercisable within 180 days of the Effective Date will be eligible for sale upon expiration of the lock-up agreements 180 days after the Effective Date, and (iii) 2,155,171 shares and 704,728 shares subject to options will be eligible for sale upon expiration of their respective vesting and two-year holding periods.


    Upon completion of this offering, the holders of 8,842,879 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." Registration of such shares under the Securities Act would result in such shares (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

    All directors and executive officers and certain other shareholders of the Company, holding in the aggregate 9,653,342 of the shares of Common Stock outstanding prior to this offering, have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus (the "Lockup Period") without the prior written consent of Cowen & Company. See "Underwriting." The number of shares of Common Stock available for sale in the public market is further limited by restrictions under the Securities Act.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least three years the Restricted Shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

    Subject to certain limitations on the aggregate offering price of a transaction and certain other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

    The Company has agreed not to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Cowen & Company, subject to certain limited exceptions.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Cowen & Company and UBS Securities LLC, have severally agreed to purchase separately from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:


                                                                             NUMBER OF SHARES
NAME                                                                          OF COMMON STOCK
- ---------------------------------------------------------------------------  -----------------
Cowen & Company............................................................
UBS Securities LLC.........................................................

                                                                             -----------------
  Total....................................................................         3,000,000
                                                                             -----------------
                                                                             -----------------


    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow and such dealers may re-allow a
concession not in  excess of $        per  share to certain  other dealers.  The
Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of the shares, the offering price and other selling terms may from time to time be varied by the Underwriters.


    The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus, to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them shown in the foregoing table bears to the total number of shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.


    The Company's directors, officers and certain other shareholders of the Company, holding in the aggregate 9,648,195 the shares of Common Stock, have agreed that they will not, without the prior written consent of Cowen & Company, offer, sell or otherwise dispose of any shares of Common Stock (other than the shares offered hereby), options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period commencing on the effective date of the Registration Statement. In addition, the Company has agreed that it will not, without the prior written consent of Cowen & Company, offer, sell or otherwise dispose of any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock during such 180-day period except in certain limited circumstances.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, the revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. As of the date of this prospectus, certain members of Venture Law Group beneficially own an aggregate of 28,733 shares of the Company's Common Stock. Tae Hea Nahm, a director of Venture Law Group, is also Secretary of the Company. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, 3000 Sand Hill Road, Menlo Park, California 94025.

                                    EXPERTS


    The audited consolidated financial statements of the Company as of June 30, 1994 and 1995 and March 31, 1996 and for each of the three years in the period ended June 30, 1995 and for the nine months ended March 31, 1996 included in this Prospectus, and the related financial statement schedule included elsewhere in the Registration Statement of which this Prospectus is a part, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



    The balance sheet as of December 31, 1995 and the statement of operations, shareholders' equity and cash flows of Adjacent Surgical, Inc. for the period from March 13, 1995 (date of inception) to December 31, 1995 have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


    The statements in this Prospectus under the captions "Risk Factors -- Reliance on Patents and Proprietary Technology;" "Business -- Patents and Proprietary Rights," and other references herein to intellectual property of the Company have been reviewed and approved by Lyon & Lyon, patent counsel for the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and

Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates.

    The Company intends to furnish to its shareholders annual reports containing audited financial statements examined by independent auditors and quarterly reports containing interim unaudited financial information for the first three quarters of each fiscal year.

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            ------------------------

                                                                                                               PAGE
                                                                                                             ---------
GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY FINANCIAL STATEMENTS

Report of Independent Accountants..........................................................................        F-2

Consolidated Balance Sheets................................................................................        F-3

Consolidated Statements of Operations......................................................................        F-4

Consolidated Statements of Shareholders' Equity (Deficit)..................................................        F-5

Consolidated Statements of Cash Flows......................................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7


ADJACENT SURGICAL, INC. FINANCIAL STATEMENTS

Report of Independent Accountants..........................................................................       F-17

Balance Sheet at December 31, 1995.........................................................................       F-18

Statement of Operations for the period from March 13, 1995 (date of inception) to December 31, 1995........       F-19

Statement of Shareholders' Deficit for the period from March 13, 1995 (date of inception) to December 31,
 1995......................................................................................................       F-20

Statement of Cash Flows for the period from March 13, 1995 (date of inception) to December 31, 1995........       F-21

Notes to Financial Statements..............................................................................       F-22

GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY PRO FORMA FINANCIAL STATEMENTS

Pro Forma Statement of Operations for the year ended June 30, 1995, (unaudited)............................       F-25

Pro Forma Statement of Operations for the nine months ended March 31, 1996, (unaudited)....................       F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
General Surgical Innovations, Inc. and Subsidiary:

    We have audited the accompanying consolidated balance sheets of General Surgical Innovations, Inc. and Subsidiary as of June 30, 1994 and 1995, and March 31, 1996, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1995 and for the nine months ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of General Surgical Innovations, Inc. and Subsidiary as of June 30, 1994 and 1995 and March 31, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 and for the nine months ended March 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
April 12, 1996

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    JUNE 30,
                                                            ------------------------   MARCH 31,
                                                               1994         1995          1996
                                                            -----------  -----------  ------------   PRO FORMA
                                                                                                     (NOTE 14)
                                                                                                     MARCH 31,
                                                                                                        1996
                                                                                                    ------------
                                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents...............................  $ 2,301,066  $ 4,540,565  $  3,904,393
  Accounts receivable, net of allowance for doubtful
   accounts of none and $17,000 at June 30, 1994 and 1995,
   respectively, and $12,000 at March 31, 1996............      627,277      256,023       601,032
  Inventories.............................................      221,777      419,565       698,324
  Prepaid expenses and other current assets...............       46,117       83,780       503,724
                                                            -----------  -----------  ------------
      Total current assets................................    3,196,237    5,299,933     5,707,473
Fixed assets, net of depreciation and amortization........      327,023      613,088       718,167
Intangible and other assets, net..........................        2,022      331,780       282,180
                                                            -----------  -----------  ------------
        Total assets......................................  $ 3,525,282  $ 6,244,801  $  6,707,820
                                                            -----------  -----------  ------------
                                                            -----------  -----------  ------------

                                  LIABILITIES

Current liabilities:
  Bank line of credit.....................................                            $    500,000
  Accounts payable........................................  $   258,546  $   296,539       849,886
  Accrued liabilities.....................................      273,222      327,474     1,004,171
  Note payable............................................       14,770                    264,438  $     14,438
  Bank borrowings.........................................                    85,714       167,446
  Deferred revenue........................................      133,333      133,333       133,333
                                                            -----------  -----------  ------------  ------------
      Total current liabilities...........................      679,871      843,060     2,919,274     2,669,274
Note payable, less current portion........................       50,356
Bank borrowings, less current portion.....................                   192,857       332,901
Deferred revenue, less current portion....................      233,334      100,000
Other liabilities.........................................                   200,000       200,000
                                                            -----------  -----------  ------------  ------------
        Total liabilities.................................      963,561    1,335,917     3,452,175     3,202,175
                                                            -----------  -----------  ------------  ------------
Commitments (Note 9).
Convertible redeemable preferred stock, $.001 par value:
 Authorized: 6,123,867 shares; issued and outstanding,
 3,745,185 shares at June 30, 1994, 5,461,121 at June 30,
 1995 and 5,833,698 at March 31, 1996 (Liquidation and
 redemption value: $1,495,004, $5,486,001, $6,749,745 and
 $1,874,406 for Series A, Series B, Series C and Series D
 respectively)............................................    6,840,839   13,224,795    15,547,028
                                                            -----------  -----------  ------------

                         SHAREHOLDERS' EQUITY (DEFICIT)

Preferred stock, $.001 par value pro forma: Authorized:
 2,000,000 shares; none issued and outstanding:
Common stock, $.001 par value:
  Authorized: 10,000,000 shares (50,000,000 shares pro
   forma); issued and outstanding: 3,255,153 shares at
   June 30, 1994, 3,490,108 at June 30, 1995 and 3,753,007
   at March 31, 1996 and 9,653,342 at March 31, 1996 pro
   forma..................................................        3,255        3,490         3,753         9,653
Additional paid-in capital................................       89,964      152,885     2,142,307    17,933,435
Notes receivable from shareholders........................      (71,275)    (120,058)     (120,058)     (120,058)
Deferred compensation.....................................                                (530,229)     (530,229)
Accumulated deficit.......................................   (4,301,062)  (8,352,228)  (13,787,156)  (13,787,156)
                                                            -----------  -----------  ------------  ------------
      Total shareholders' equity (deficit)................   (4,279,118)  (8,315,911)  (12,291,383) $  3,505,645
                                                            -----------  -----------  ------------  ------------
                                                                                                    ------------
        Total liabilities and shareholders' equity
         (deficit)........................................  $ 3,525,282  $ 6,244,801  $  6,707,820
                                                            -----------  -----------  ------------
                                                            -----------  -----------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                       NINE MONTHS ENDED
                                                              YEAR ENDED JUNE 30,                          MARCH 31,
                                                 ----------------------------------------------  ------------------------------
                                                      1993            1994            1995                            1996
                                                 --------------  --------------  --------------       1995       --------------
                                                                                                 --------------
                                                                                                  (UNAUDITED)
Sales..........................................                  $      788,729  $    2,436,793  $    1,804,991  $    3,421,093
Cost of sales..................................                         599,672       1,262,046         908,258       1,654,207
                                                                 --------------  --------------  --------------  --------------
    Gross profit...............................                         189,057       1,174,747         896,733       1,766,886
                                                                 --------------  --------------  --------------  --------------
Operating expenses:
  Research and development.....................  $      749,888         495,900         975,077         735,013         863,440
  Sales and marketing..........................          41,831       1,531,638       2,858,475       1,965,291       2,578,282
  General and administrative...................         398,661       1,338,210       1,399,852       1,126,607       1,119,696
  Write-off of acquired in-process research and
   development.................................                                                                       2,791,491
                                                 --------------  --------------  --------------  --------------  --------------
    Total operating expenses...................       1,190,380       3,365,748       5,233,404       3,826,911       7,352,909
                                                 --------------  --------------  --------------  --------------  --------------
      Operating loss...........................      (1,190,380)     (3,176,691)     (4,058,657)     (2,930,178)     (5,586,023)
Interest income................................          21,810          64,016          50,849          17,199          99,767
Interest expense...............................          (3,216)         (7,214)        (28,795)        (12,504)        (20,348)
Other income (expense).........................                             715         (14,563)        (10,596)         71,676
                                                 --------------  --------------  --------------  --------------  --------------
        Net loss...............................  $   (1,171,786) $   (3,119,174) $   (4,051,166) $   (2,936,079) $   (5,434,928)
                                                 --------------  --------------  --------------  --------------  --------------
                                                 --------------  --------------  --------------  --------------  --------------
Net loss per share.............................  $        (0.20) $        (0.49) $        (0.62) $        (0.45) $        (0.83)
                                                 --------------  --------------  --------------  --------------  --------------
                                                 --------------  --------------  --------------  --------------  --------------
Shares used in computing net loss per share....       5,993,264       6,312,569       6,495,826       6,472,071       6,555,501
                                                 --------------  --------------  --------------  --------------  --------------
                                                 --------------  --------------  --------------  --------------  --------------
Pro forma net loss per share...................                                  $        (0.40)                 $        (0.53)
                                                                                 --------------                  --------------
                                                                                 --------------                  --------------
Shares used in computing pro forma net loss per
 share (Note 14)...............................                                      10,241,011                      10,300,687
                                                                                 --------------                  --------------
                                                                                 --------------                  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                    FOR THE THREE YEARS ENDED JUNE 30, 1995,
                  AND FOR THE NINE MONTHS ENDED MARCH 31, 1996

                                                                                        NOTES
                                                     COMMON STOCK       ADDITIONAL    RECEIVABLE
                                                ----------------------    PAID-IN        FROM        DEFERRED     ACCUMULATED
                                                 SHARES      AMOUNT       CAPITAL    SHAREHOLDERS  COMPENSATION     DEFICIT
                                                ---------  -----------  -----------  ------------  -------------  ------------
Balances, June 30, 1992.......................  2,299,299  $     2,299  $    14,451                               $    (10,102)
  Issuance of common stock to founders for
   cash.......................................    514,769          515        3,235
  Net loss....................................                                                                      (1,171,786)
                                                ---------  -----------  -----------                               ------------
Balances, June 30, 1993.......................  2,814,068        2,814       17,686                                 (1,181,888)
  Issuance of common stock for notes
   receivable.................................    424,570          425       70,850   $  (71,275)
  Exercise of stock options...................     16,515           16        1,428
  Net loss....................................                                                                      (3,119,174)
                                                ---------  -----------  -----------  ------------                 ------------
Balances, June 30, 1994.......................  3,255,153        3,255       89,964      (71,275)                   (4,301,062)
  Issuance of common stock for cash...........     28,209           28        8,192
  Issuance of common stock for notes
   receivable.................................    216,488          217       62,866      (63,083)
  Exercise of stock options...................     39,332           39        6,114
  Repurchase of common stock in exchange for
   note receivable............................    (49,074)         (49)     (14,251)      14,300
  Net loss....................................                                                                      (4,051,166)
                                                ---------  -----------  -----------  ------------                 ------------
Balances, June 30, 1995.......................  3,490,108        3,490      152,885     (120,058)                   (8,352,228)
  Exercise of stock options...................      8,872            9        2,520
  Issuance of common stock....................    254,027          254    1,387,649
  Deferred compensation related to grants of
   stock options..............................                              599,253                 $  (599,253)
  Amortization of deferred compensation.......                                                           69,024
  Net loss....................................                                                                      (5,434,928)
                                                ---------  -----------  -----------  ------------  -------------  ------------
Balances, March 31, 1996......................  3,753,007  $     3,753  $ 2,142,307   $ (120,058)   $  (530,229)  $(13,787,156)
                                                ---------  -----------  -----------  ------------  -------------  ------------
                                                ---------  -----------  -----------  ------------  -------------  ------------


                                                   TOTAL
                                                ------------
Balances, June 30, 1992.......................  $      6,648
  Issuance of common stock to founders for
   cash.......................................         3,750
  Net loss....................................    (1,171,786)
                                                ------------
Balances, June 30, 1993.......................    (1,161,388)
  Issuance of common stock for notes
   receivable.................................       --
  Exercise of stock options...................         1,444
  Net loss....................................    (3,119,174)
                                                ------------
Balances, June 30, 1994.......................    (4,279,118)
  Issuance of common stock for cash...........         8,220
  Issuance of common stock for notes
   receivable.................................       --
  Exercise of stock options...................         6,153
  Repurchase of common stock in exchange for
   note receivable............................       --
  Net loss....................................    (4,051,166)
                                                ------------
Balances, June 30, 1995.......................    (8,315,911)
  Exercise of stock options...................         2,529
  Issuance of common stock....................     1,387,903
  Deferred compensation related to grants of
   stock options..............................
  Amortization of deferred compensation.......        69,024
  Net loss....................................    (5,434,928)
                                                ------------
Balances, March 31, 1996......................  $(12,291,383)
                                                ------------
                                                ------------

  The accompanying notes are an integral part of these consolidated financial statements.

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                      NINE MONTHS
                                                                                                                      ENDED MARCH
                                                                                  YEAR ENDED JUNE 30,                     31,
                                                                     ----------------------------------------------  --------------
                                                                          1993            1994            1995
                                                                     --------------  --------------  --------------       1995
                                                                                                                     --------------
                                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss.........................................................  $   (1,171,786) $   (3,119,174) $   (4,051,166) $   (2,936,079)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Amortization of deferred compensation..........................
    Depreciation and amortization..................................          13,312          54,992         186,273          42,016
    Write-off of acquired in-process research and development......
    Changes in operating assets and liabilities:
      Accounts receivable..........................................                        (627,277)        371,254         219,888
      Inventory....................................................                        (221,777)       (197,788)       (127,878)
      Prepaid expenses and other current assets....................         (27,280)        (18,837)        (37,663)        (44,642)
      Intangible and other assets..................................         (15,581)         13,559
      Accounts payable.............................................          70,222         188,324          37,993         122,061
      Accrued liabilities..........................................         101,018         162,102          54,252          70,216
      Deferred revenue.............................................                         366,667        (133,334)        (99,999)
                                                                     --------------  --------------  --------------  --------------
        Net cash used in operating activities......................      (1,030,095)     (3,201,421)     (3,770,179)     (2,754,417)
                                                                     --------------  --------------  --------------  --------------
Cash flows from investing activities:
  Acquisition of fixed assets......................................        (112,521)       (200,886)       (513,037)       (305,969)
  Acquisition of patents...........................................                                         (85,000)        (85,000)
  Disposal of fixed assets.........................................                                           8,696
  Cash received on acquisition of Adjacent Surgical, Inc. (Note
   3)..............................................................
                                                                     --------------  --------------  --------------  --------------
      Net cash used in investing activities........................        (112,521)       (200,886)       (589,341)       (390,969)
                                                                     --------------  --------------  --------------  --------------
Cash flows from financing activities:
  Proceeds from issuance of Series A convertible redeemable
   preferred stock.................................................       1,462,179
  Proceeds from issuance of Series B convertible redeemable
   preferred stock.................................................                       5,378,660
  Proceeds from issuance of Series C convertible redeemable
   preferred stock.................................................                                       6,308,956         750,000
  Proceeds from issuance of Series D convertible redeemable
   preferred stock.................................................
  Proceeds from issuance of common stock...........................           3,750           1,444          14,373           9,541
  Principal payments on note payable...............................          (4,073)        (12,721)         (2,881)
  Proceeds from bank borrowings....................................                                         300,000         300,000
  Principal payments on bank borrowings............................                                         (21,429)
                                                                     --------------  --------------  --------------  --------------
        Net cash provided by financing activities..................       1,461,856       5,367,383       6,599,019       1,059,541
                                                                     --------------  --------------  --------------  --------------
Net increase (decrease) in cash and cash equivalents...............         319,240       1,965,076       2,239,499      (2,085,845)
Cash and cash equivalents, beginning of year.......................          16,750         335,990       2,301,066       2,301,066
                                                                     --------------  --------------  --------------  --------------
Cash and cash equivalents, end of period...........................  $      335,990  $    2,301,066  $    4,540,565  $      215,221
                                                                     --------------  --------------  --------------  --------------
                                                                     --------------  --------------  --------------  --------------
Supplementary disclosures of cash flow information:
  Cash paid during the period for:
    Interest.......................................................  $        3,216  $        7,214  $       21,503  $        7,643
    Taxes..........................................................  $        1,600  $          800  $          800  $          800
  Noncash investing and financing activities:
      Issuance of common stock for notes receivable................                  $       71,275  $       63,083
      Repurchase of common stock for note receivable...............                                  $       14,300
      Issuance of preferred stock for technology patent............                                  $       75,000  $       75,000
      Disposals of fixed assets through cancellation of note
       payable.....................................................                                  $       62,245  $       62,245
      Additions to patents and other liabilities...................                                  $      200,000  $      200,000
      Fixed assets acquired through issuance of notes payable......  $       81,920

                                                                          1996
                                                                     --------------
Cash flows from operating activities:
  Net loss.........................................................  $   (5,434,928)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Amortization of deferred compensation..........................          69,024
    Depreciation and amortization..................................         235,179
    Write-off of acquired in-process research and development......       2,791,491
    Changes in operating assets and liabilities:
      Accounts receivable..........................................        (345,009)
      Inventory....................................................        (278,759)
      Prepaid expenses and other current assets....................        (416,544)
      Intangible and other assets..................................
      Accounts payable.............................................         506,742
      Accrued liabilities..........................................         204,446
      Deferred revenue.............................................        (100,000)
                                                                     --------------
        Net cash used in operating activities......................      (2,768,358)
                                                                     --------------
Cash flows from investing activities:
  Acquisition of fixed assets......................................        (261,647)
  Acquisition of patents...........................................
  Disposal of fixed assets.........................................          39,170
  Cash received on acquisition of Adjacent Surgical, Inc. (Note
   3)..............................................................          21,132
                                                                     --------------
      Net cash used in investing activities........................        (201,345)
                                                                     --------------
Cash flows from financing activities:
  Proceeds from issuance of Series A convertible redeemable
   preferred stock.................................................
  Proceeds from issuance of Series B convertible redeemable
   preferred stock.................................................
  Proceeds from issuance of Series C convertible redeemable
   preferred stock.................................................
  Proceeds from issuance of Series D convertible redeemable
   preferred stock.................................................       1,753,796
  Proceeds from issuance of common stock...........................           2,529
  Principal payments on note payable...............................        (144,570)
  Proceeds from bank borrowings....................................         786,061
  Principal payments on bank borrowings............................         (64,285)
                                                                     --------------
        Net cash provided by financing activities..................       2,333,531
                                                                     --------------
Net increase (decrease) in cash and cash equivalents...............        (636,172)
Cash and cash equivalents, beginning of year.......................       4,540,565
                                                                     --------------
Cash and cash equivalents, end of period...........................  $    3,904,393
                                                                     --------------
                                                                     --------------
Supplementary disclosures of cash flow information:
  Cash paid during the period for:
    Interest.......................................................  $       24,307
    Taxes..........................................................  $          800
  Noncash investing and financing activities:
      Issuance of common stock for notes receivable................
      Repurchase of common stock for note receivable...............
      Issuance of preferred stock for technology patent............
      Disposals of fixed assets through cancellation of note
       payable.....................................................
      Additions to patents and other liabilities...................
      Fixed assets acquired through issuance of notes payable......

- ------------------------
See Note 3 for other non-cash investing and financing activities.

  The accompanying notes are an integral part of these consolidated financial statements.

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  FORMATION AND BUSINESS OF THE COMPANY:
    General Surgical Innovations, Inc. (the Company) was incorporated on April 13, 1992 to engage in the development, manufacturing and marketing of medical device balloon dissectors which create new working spaces between natural tissue planes in the human body. Prior to June 30, 1993, the Company was in the development stage and devoted substantially all of its efforts to develop its product, raise capital and recruit personnel.

    In the course of its development activities, the Company has sustained operating losses and expects such losses to continue through at least 1996. The Company plans to continue to finance its operations with proceeds from the sale of capital stock, such as the initial public offering contemplated by the prospectus, of which these financial statements are a part, and revenues from product sales. The Company's ability to continue as a going concern is dependent upon successful execution of the planned financings and ultimately, upon achieving profitable operations. If the offering contemplated herein is not consummated, the Company will have to seek other sources of capital or adjust its operating plans.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    INTERIM FINANCIAL INFORMATION (UNAUDITED):

    The consolidated financial statements and related notes as of March 31, 1995 and for the nine months ended March 31, 1995 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results operations in accordance with generally accepted accounting principles. Results for the interim period are not necessarily indicative of results to be expected for the full fiscal year.

    BASIS OF CONSOLIDATION:

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS AND AVAILABLE-FOR-SALE SECURITIES:

    Investments with an original maturity of 90 days or less as of the date of purchase are considered cash equivalents. The Company maintains its cash and cash equivalents in accounts with one major financial institution.

    The Company has classified its investments as "available-for-sale." Such investments are recorded at fair value and unrealized gains and losses, if material, are recorded as a separate component of equity until realized. Interest income is recorded using an effective interest rate, with associated premium or discount amortized to "investment income." The cost of securities sold is based upon the specific identification method.

    INVENTORIES:

    Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    FIXED ASSETS:

    Fixed assets are stated at cost, net of accumulated depreciation and amortization. Furniture, fixtures, equipment and tooling are depreciated on a straight-line basis over their estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease.

    REVENUE RECOGNITION:

    The Company recognizes product sales upon shipment of product and when title passes to its customer.

    RESEARCH AND DEVELOPMENT:

    Research and development expenses are charged to operations as incurred.

    CONCENTRATION OF CREDIT RISK:

    The Company maintains its cash balances in demand accounts primarily with one financial institution. For its accounts receivable, management of the Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts. At June 30, 1994 and 1995 and March 31, 1996, one distributor accounted for approximately 71%, 45% and 86%, respectively, of accounts receivable.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to their short maturities. Based on the borrowing rates currently available to the Company for loans with similar terms, the carrying values of the equipment loan and line of credit approximates fair values.

    INCOME TAXES: The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which prescribes the use of the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect.

    RECENT PRONOUNCEMENTS:

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill relates to those assets which are held and used or disposed of. SFAS 121 will be effective for fiscal years beginning after December 15, 1995. The Company does not anticipate that the adoption of SFAS 121 will have an adverse material effect on the Company's results of operations.

    During October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. While the Company studies the impact of the pronouncement, it continues to account for employees stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employee." SFAS 123 will be effective for fiscal years beginning after December 15, 1995.

    NET LOSS PER SHARE:

    The net loss per share, on a historical basis, is computed using the weighted average number of shares of common stock outstanding after giving retroactive effect to the 1.37-for-one stock split for all periods presented. Common equivalent shares from stock options and preferred stock are excluded

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) from the computation as their effect is anti-dilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued at prices below the anticipated public offering price during the 12 months immediately preceding the initial filing date have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the anticipated initial public offering price).

3.  ACQUISITION:
    In February 1996, the Company acquired substantially all of the assets of Adjacent Surgical, Inc., a development stage enterprise engaged in research and development for vascular devices. Certain shareholders of Adjacent Surgical, Inc., also serve as Directors and are also shareholders of the Company. Consideration paid consisted of the issuance of 254,027 shares of the Company's common stock and 111,357 shares of the Company's Series C convertible redeemable preferred stock.

    The acquisition was accounted for using the purchase method of accounting, and accordingly, its operations have been included with those of the Company since the date of acquisition. The fair market value of the assets acquired, liabilities assumed and consideration paid is as follows:

Assets acquired:
  Prepaid expenses.............................................  $     3,400
  Fixed assets, net............................................       68,076
  In-process research and development..........................    2,791,491
Liabilities assumed:
  Accounts payable and other liabilities.......................     (518,856)
  Notes payable................................................     (408,903)
Consideration paid:
  Issuance of Series C convertible redeemable preferred
   stock.......................................................     (568,437)
  Issuance of common stock.....................................   (1,387,903)
                                                                 -----------
    Cash received..............................................  $    21,132
                                                                 -----------
                                                                 -----------


    Assuming the acquisition had occurred at both the beginning of the Company's most recent fiscal year ended June 30, 1995 and the nine month period ended March 31, 1996, pro forma net loss and pro forma net loss per share would have been $4,345,588 and $0.67 per share and $6,379,452 and $0.97 per share, respectively.


4.  FIXED ASSETS:

    Fixed assets comprise:

                                                               JUNE 30,
                                                       ------------------------    MARCH 31,
                                                          1994         1995          1996
                                                       -----------  -----------  -------------
Equipment............................................  $   132,233  $   356,935  $     545,742
Furniture and fixtures...............................       50,813      193,958        226,476
Tooling..............................................       65,312      239,178        303,074
Leasehold improvements...............................      146,969        7,616         13,372
                                                       -----------  -----------  -------------
                                                           395,327      797,687      1,088,664
Less accumulated depreciation and amortization.......      (68,304)    (184,599)      (370,497)
                                                       -----------  -----------  -------------
                                                       $   327,023  $   613,088  $     718,167
                                                       -----------  -----------  -------------
                                                       -----------  -----------  -------------

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  INVENTORIES:
    Inventories comprise:

                                                                 JUNE 30,
                                                         ------------------------   MARCH 31,
                                                            1994         1995         1996
                                                         -----------  -----------  -----------
Raw materials..........................................  $    90,627  $   158,451   $ 452,913
Work in progress.......................................       43,006       81,622     110,001
Finished goods.........................................       88,144      179,492     135,410
                                                         -----------  -----------  -----------
                                                         $   221,777  $   419,565   $ 698,324
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

6.  INTANGIBLE AND OTHER ASSETS:
    Intangible and other assets comprise:

                                                                  JUNE 30,
                                                           ----------------------   MARCH 31,
                                                             1994        1995         1996
                                                           ---------  -----------  -----------
Patents..................................................             $   360,000   $ 360,000
Other....................................................  $   2,022        1,780       6,180
                                                           ---------  -----------  -----------
                                                               2,022      361,780     366,180
Less accumulated amortization............................                 (30,000)    (84,000)
                                                           ---------  -----------  -----------
                                                           $   2,022  $   331,780   $ 282,180
                                                           ---------  -----------  -----------
                                                           ---------  -----------  -----------

Patents are amortized on a straight line basis over their estimated useful lives of five years.

7.  NOTE PAYABLE:
    In February 1996, the Company issued two notes payable to two shareholders of Adjacent Surgical, Inc., who are also shareholders of the Company, and one shareholder who is also a director of the Company, in connection with the purchase of Adjacent Surgical, Inc. totaling $264,438. The notes are payable on August 12, 1996 and accrue interest at 8% per annum. The notes and all accrued interest can be paid in cash or converted to Series C Preferred Stock at the rate of $3.75 per share. However, in the event the Company has a public offering of its stock, the notes are automatically converted into Series C Preferred Stock at the then in effect conversion rate.

    The Company issued a five-year note payable to a finance company to finance leasehold improvements during fiscal year 1993. The note bore an interest rate of 12%, and was payable in monthly installments. During fiscal year 1995, this note was cancelled in conjunction with the relocation of the Company to a new facility. The note cancellation was given to the Company as a result of a new financing agreement being executed with a finance company by the new occupant of the Company's old facility. The amount outstanding at June 30, 1994 was $65,126, and none at June 30, 1995 and March 31, 1996.

8.  BANK BORROWINGS:
    On March 25, 1996, the Company entered into a loan agreement with a financial institution which provides for two equipment loans of $300,000 and $700,000 with interest at the bank's prime rate plus 1.75% (10.00% at March 31, 1996) and 1.25% (9.50% at March 31, 1996), respectively. The note for $300,000 matures September 30, 1998 and the note  for $700,000 matures on June 30,  2000.

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  BANK BORROWINGS: (CONTINUED)
The bank borrowings are collateralized by substantially all of the Company's assets. In addition, the Company is required to maintain certain restrictive financial covenants. Future minimum payments under the loans are as follows:

YEAR ENDING JUNE 30,
- -----------------------------------------------------------------------
1996...................................................................  $    21,429
1997...................................................................      142,882
1998...................................................................      169,150
1999...................................................................       83,436
2000...................................................................       83,450
                                                                         -----------
                                                                             500,347
Less current portion...................................................     (167,446)
                                                                         -----------
                                                                         $   332,901
                                                                         -----------
                                                                         -----------

    Also on March 25, 1996, the Company entered into a line of credit agreement with a bank for $1,500,000 with interest at the bank's prime rate plus 1.00% (9.25% at March 31, 1996). The line of credit is due on March 24, 1997 and is collateralized by substantially all of the Company's assets. The Company is subject to certain financial covenants including minimum tangible net worth, and a minimum quick ratio. Total amounts outstanding under the line of credit at March 31, 1996 are $500,000 with $1,000,000 available for future use.

9.  COMMITMENTS:

    LEASE AGREEMENTS: The Company leases its facilities under a noncancelable operating lease that expires on March 31, 1997. The Company is responsible for certain taxes, maintenance costs and insurance under the lease. Future minimum rental payments under the lease for fiscal year ending June 30,1997 is $409,983.

    Rent expense for the years ended June 30, 1994 and 1995, and for the nine months ended March 31, 1996 were $74,573, $333,869 and $340,075, respectively.

    OTHER COMMITMENTS: In 1992, the Company entered into a royalty agreement to obtain technology which provides for royalties of 4% of the sales price for products which utilize this technology. Payments for the years ended June 30, 1994 and 1995, and for the nine months ended March 31, 1996 were $2,236 and $79,666 and $88,313, respectively.

    Also, in 1994 in conjunction with obtaining technology for issuance of preferred stock, the Company entered into a royalty agreement which provides for royalties subject to 4% of net sales through 2001. Minimum royalties under the agreement are as follows:

YEAR ENDING JUNE 30,
- -----------------------------------------------------------------------
1996 (three months)....................................................
1997...................................................................
1998...................................................................
1999...................................................................  $    50,000
2000...................................................................      150,000
                                                                         -----------
                                                                         $   200,000
                                                                         -----------
                                                                         -----------

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. CONVERTIBLE REDEEMABLE PREFERRED STOCK:
    Under the Company's Articles of Incorporation, the Company's preferred stock is issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences and terms of each series.

    During 1995, the Company amended its Articles of Incorporation to authorize the issuance of 1,710,180 shares of Series A, 2,093,392 shares of Series B, 2,059,074 shares of Series C and 261,221 of Series D preferred stock. As of March 31, 1996, the Company had issued and outstanding 1,710,167, 2,063,203, 1,799,108 and 261,220 shares of Series A, Series B, Series C and Series D preferred stock, respectively.

    Each share of preferred stock has voting rights equal to the number of common shares into which it converts. Each share of preferred stock is convertible into common stock, subject to antidilution provisions, at the option of the holder at any time. Conversion is automatic upon the effective date of a public offering of common stock for which the aggregate proceeds are not less than $10,000,000. At March 31, 1996, 6,123,867 shares of the Company's common stock have been reserved for conversion.

    The holders of preferred stock are entitled at any time on or prior to the effective date of a public offering, with the approval of at least 50% of the then outstanding preferred stock to require the Company to redeem all shares of Series A, Series B, Series C and Series D preferred stock then outstanding at a redemption price of $0.87 per share, $2.66 per share, $3.75 per share and $7.17 per share, respectively. Preferred shareholders are also entitled to registration rights as described in the respective "Preferred Stock Purchase Agreement" and are entitled to dividends of $0.09, $0.27, $0.38 and $0.72 per share per annum for holders of Series A, Series B, Series C and Series D, respectively, which are noncumulative and in preference to any common stock dividends, whenever funds are legally available and when declared by the Board of Directors. As of March 31, 1996, no dividends have been declared.

    Series D preferred shareholders have a liquidation preference over all other shareholders equal to the original purchase price per share plus all declared and unpaid dividends. Series C preferred shareholders have a liquidation preference over Series A and B preferred shareholders equal to the original purchase price per share plus all declared and unpaid dividends. Series B preferred shareholders have a liquidation preference over Series A and common shareholders equal to the original purchase price per share plus all declared and unpaid dividends. Series A preferred shareholders have a liquidation preference over common shareholders equal to the original purchase price per share plus all declared and unpaid dividends. After payment of the liquidation preference to the Series A, Series B, Series C and Series D preferred shareholders, the remaining assets of the Company will be distributed ratably to the common shareholders. If the funds available for distribution are not adequate to cover the Series A, Series B, Series C or Series D preferred stock liquidation preference, all funds available for distribution are to be distributed ratably with first preference given to Series D preferred shareholders.

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. CONVERTIBLE REDEEMABLE PREFERRED STOCK: (CONTINUED)
    Convertible redeemable preferred stock comprise:

                                                                  PREFERRED STOCK
                                                   ----------------------------------------------
                                                    SERIES A    SERIES B    SERIES C    SERIES D      TOTAL
                                                   ----------  ----------  ----------  ----------  -----------
Balances, June 30, 1992..........................  $   --      $   --      $   --      $   --      $   --
Issuance of Series A convertible redeemable
 preferred stock for cash, net of issuance
 costs...........................................   1,462,179                                        1,462,179
                                                   ----------  ----------  ----------  ----------  -----------
Balances, June 30, 1993..........................   1,462,179      --          --                    1,462,179
Issuance of Series B convertible redeemable
 preferred stock for cash, net of issuance
 costs...........................................               5,378,660                            5,378,660
                                                   ----------  ----------  ----------  ----------  -----------
Balances, June 30, 1994..........................   1,462,179   5,378,660                            6,840,839
Issuance of Series B convertible redeemable
 preferred stock for technology patent...........                  75,000                               75,000
Issuance of Series C convertible redeemable
 preferred stock for cash, net of issuance
 costs...........................................                           6,308,956                6,308,956
                                                   ----------  ----------  ----------  ----------  -----------
Balances, June 30, 1995..........................   1,462,179   5,453,660   6,308,956               13,224,795
Issuance of Series C convertible redeemable
 preferred stock for the acquisition of Adjacent
 Surgical, Inc., net of issuance costs...........                             568,429                  568,429
Issuance of Series D convertible redeemable
 preferred stock for cash, net of issuance
 costs...........................................                                       1,753,804    1,753,804
                                                   ----------  ----------  ----------  ----------  -----------
Balances, March 31, 1996.........................  $1,462,179  $5,453,660  $6,877,385  $1,753,804  $15,547,028
                                                   ----------  ----------  ----------  ----------  -----------
                                                   ----------  ----------  ----------  ----------  -----------

    Liquidation and redemption values are $1,495,004, $5,486,001, $6,749,745 and $1,874,406 for Series A, Series B, Series C and Series D redeemable convertible preferred stock, respectively.

11. SHAREHOLDERS' EQUITY

    COMMON STOCK SPLIT:

    In March 1996, the Board of Directors approved a 1.37 to 1 stock split of its common stock and preferred stock. All share and per share information in the accompanying financial statements have been restated to give retroactive recognition to the stock split for all periods presented.

    COMMON STOCK:

    The Company has issued through March 31, 1996 shares of its common stock to the founders and key employees of the Company under stock purchase agreements. Certain stock purchase agreements (the Agreements) contain provisions for the repurchase of common stock by the Company in the event of termination of employment, during the vesting period following the date of employment. Generally, 25% of the shares of common stock purchased under the Agreements are released from the Company's repurchase option at the end of twelve months from a participant's hiring date with the remaining shares being released from repurchase ratably over 36 months. At March 31, 1996, 221,530 shares are subject to repurchase under the Agreements. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holder of all classes of stock at the time outstanding having priority rights as to dividends.

    In March 1996, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public and an amendment to the Company's Articles of Incorporation, to be effective after the closing date of the Company's initial public offering of its common stock, to increase the authorized number of shares of common stock to 50,000,000 shares.

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. SHAREHOLDERS' EQUITY (CONTINUED)
    STOCK OPTION PLANS:

    1992 Stock Option Plan

    The Company has an Incentive Stock Option Plan (the Plan) under which an aggregate of 1,715,895 shares of common stock were reserved for issuance.

    Under the Plan, incentive options may be granted at prices not lower than fair market value at the date of grant or 110% of the fair market value if the optionee, immediately prior to the grant, owns stock representing 10% or more of the voting power or value of all securities. Nonstatutory options may be granted at prices not lower than 85% of fair market value at the date of grant as determined by the Board of Directors. Options granted under the Plan are exercisable and vest at such times and under such conditions as determined by the Board. The options generally expire from five years to ten years from date of grant.

    1995 Directors' Stock Option Plan

    In November 1995, the Company adopted the Directors' Stock Option Plan, under which 164,726 shares of Common Stock have been reserved for issuance under the Directors' Plan. The Directors' Plan will be submitted to the shareholders for approval in April 1996. The Directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company at an initial option to purchase 27,454 shares of common stock, which vests monthly over two years, and beginning the 1997 annual meeting, an additional annual stock option grants to purchase 6,864 shares of common stock.

    Information with respect to activity under the Plans is set forth below:

                                                                                OUTSTANDING OPTIONS
                                               SHARES                ------------------------------------------
                                              AVAILABLE    OPTIONS    NUMBER OF     PRICE PER       AGGREGATE
                                              FOR GRANT   EXERCISED    SHARES         SHARE           PRICE
                                             -----------  ---------  -----------  --------------  -------------
 Shares reserved at adoption...............      617,722
  Options granted..........................     (175,707)                175,707       $.09       $      15,360
                                             -----------             -----------                  -------------
Balances, June 30, 1993....................      442,015                 175,707       $.09              15,360
  Options granted..........................     (240,225)                240,225    $.09-$.29            50,400
  Options exercised........................                  16,515      (16,515)      $.09              (1,444)
  Options terminated.......................       69,279                 (69,279)   $.09-$.29            (8,856)
                                             -----------  ---------  -----------                  -------------
Balances, June 30, 1994....................      271,069     16,515      330,138    $.09-$.29            55,460
  Options granted..........................     (205,221)                205,221    $.29-$.55            67,850
  Options exercised........................                  39,332      (39,332)   $.09-$.29            (6,153)
  Options terminated.......................       64,994                 (64,994)   $.09-$.29           (14,447)
                                             -----------  ---------  -----------                  -------------
Balances, June 30, 1995....................      130,842     55,847      431,033    $.09-$.55           102,710
  Increase in shares reserved..............    1,262,899
  Options granted..........................     (728,293)                728,293    $.55-$7.28        1,238,075
  Options exercised........................                   8,872       (8,872)      $.29              (2,592)
  Options terminated.......................       17,188                 (17,188)      $.29              (5,008)
                                             -----------  ---------  -----------                  -------------
Balances, March 31, 1996...................      682,636     64,719    1,133,266    $.09-$7.28    $   1,333,185
                                             -----------  ---------  -----------                  -------------
                                             -----------  ---------  -----------                  -------------

    At March 31, 1996, options to purchase 203,504 shares were exercisable.

    EMPLOYEE STOCK PURCHASE PLAN:

    In March 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan (the ESPP) and reserved 274,543 shares of common stock for issuance. The purpose of the ESPP is to

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. SHAREHOLDERS' EQUITY (CONTINUED)

provide eligible employees of the Company with a means of acquiring common stock of the Company through payroll deductions. The purchase price of such stock under the ESPP cannot be less than 95% of the lower of the fair market value on the specified purchase date or the beginning of the offering period. At March 31, 1996, no shares had been issued under the ESPP plan.


12. SIGNIFICANT CUSTOMERS:
    One customer of the Company individually accounted for 68%, 75% and 87% of revenues for the years ended June 30, 1994 and 1995, and the nine month period ended March 31, 1996, respectively.

13. INCOME TAXES:
    At March 31, 1996 the Company has federal and state net operating loss carryforwards of $8,400,000 and $3,700,000, respectively, which expire in the years 1998 - 2010.

    The Tax Reform Act of 1986 substantially changed the rules relative to net operating loss and tax credit carryforwards in the case of an "ownership change" of a corporation. Due to a change in ownership, as defined, the future utilization of the Company's net operating loss and credit carryforwards will be subject to certain limitations.

    Temporary differences and carryforwards which gave rise to significant portions of deferred tax assets and liabilities, as adjusted for the adoption of SFAS 109, are as follows:

                                                                               JUNE 30,
                                                                    ------------------------------
                                                                         1994            1995       MARCH 31, 1996
                                                                    --------------  --------------  --------------
Deferred tax assets:
  Net operating loss carryforwards................................  $    1,517,000  $    2,900,000  $    3,072,000
  Capitalized start-up costs......................................           2,000
  Capitalized research expenses...................................          73,000          30,000         143,000
  Research and development credit carryforward....................          90,000          98,000          98,000
  Accrued liabilities and other...................................                         130,000         199,000
  Valuation allowance.............................................      (1,682,000)     (3,158,000)     (3,512,000)
                                                                    --------------  --------------  --------------
                                                                    $     --        $     --        $     --
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------

    In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it is uncertain that a tax benefit may be realized from the asset in the future. The Company has established a valuation allowance to the extent of its deferred tax assets since it is not certain that a benefit can be realized in the future due to the Company's recurring operating losses.

14. PRO FORMA FINANCIAL STATEMENTS INFORMATION:
    The pro forma statement of shareholders' equity as of March 31, 1996 is presented on the face of the balance sheet to reflect the automatic conversion of all the Company's outstanding preferred stock as of March 31, 1996 into an aggregate of 5,833,698 shares of common stock and notes payable for $250,000 which are convertible into 66,637 shares of common stock in connection with the acquisition of Adjacent Surgical (Note 7), and to reflect the creation of a par value of $0.001 per share preferred stock of which 2,000,000 shares will be authorized (upon the closing of the offering made thereby).

    Pro forma net loss per share has been presented to depict what the net loss per share would have been had the common shares issuable upon the conversion of the outstanding preferred stock been outstanding during that period.

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. RELATED PARTY TRANSACTIONS:
    The Company entered into certain product development arrangements with a sole proprietorship which is owned by a director of the Company. The Company has paid this sole proprietorship $136,000 and $55,000 in fiscal year 1995 and 1994, respectively. (See Notes 3 and 7)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Adjacent Surgical, Inc.:


    We have audited the accompanying balance sheet of Adjacent Surgical, Inc. (a company in the development stage) as of December 31, 1995 and the related statements of operations, shareholders' deficit and cash flows for the period from March 13, 1995 (date of inception) to December 31, 1995. The financial statements are the responsibility of the management of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adjacent Surgical, Inc. (a company in the development stage) as of December 31, 1995 and the statements of operations, shareholders' deficit and cash flows for the period from March 13, 1995 (date of inception) to December 31, 1995 in conformity with generally accepted accounting principles.



                                          COOPERS & LYBRAND L.L.P.


San Jose, California
May 6, 1996

                            ADJACENT SURGICAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                        BALANCE SHEET, DECEMBER 31, 1995

                                           ASSETS
Current assets:
  Cash and cash equivalents....................................................  $    21,132
  Prepaid expenses.............................................................          605
                                                                                 -----------
    Total current assets.......................................................       21,737
Property and equipment, net....................................................       63,410
                                                                                 -----------
    Total assets...............................................................  $    85,147
                                                                                 -----------
                                                                                 -----------

                                        LIABILITIES
Current liabilities:
  Notes payable to related parties.............................................  $   250,000
  Notes payable................................................................       25,000
  Accounts payable -- trade....................................................       46,605
  Accounts payable -- related parties..........................................      821,961
  Accrued liabilities..........................................................       28,875
                                                                                 -----------
    Total current liabilities..................................................    1,172,441
                                                                                 -----------

                                   SHAREHOLDERS' DEFICIT
Convertible preferred stock, $.001 par value;
  Authorized: 1,740,000 shares
  Issued and outstanding: none.................................................      --
Common stock, $.001 par value
  Authorized: 3,060,000 shares
  Issued and outstanding: 2,700,000............................................        2,700
Deficit accumulated during the development stage...............................   (1,089,994)
                                                                                 -----------
  Total shareholders' deficit..................................................   (1,087,294)
                                                                                 -----------
    Total liabilities and shareholders' deficit................................  $    85,147
                                                                                 -----------
                                                                                 -----------

   The accompanying notes are an integral part of these financial statements.

                            ADJACENT SURGICAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF OPERATIONS


                                                                                                    FOR THE PERIOD
                                                                                                    FROM MARCH 31,
                                                                                                         1995
                                                                                                       (DATE OF
                                                                                                    INCEPTION) TO
                                                                                                     DECEMBER 31,
                                                                                                         1995
                                                                                                    --------------
Costs and expenses:
  Research and development........................................................................   $    801,780
  General and administrative......................................................................        272,748
                                                                                                    --------------
    Operating loss................................................................................     (1,074,528)
Interest and other income (expense), net..........................................................        (15,466)
                                                                                                    --------------
    Net loss......................................................................................   $ (1,089,994)
                                                                                                    --------------
                                                                                                    --------------


   The accompanying notes are an integral part of these financial statements.

                            ADJACENT SURGICAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENT OF SHAREHOLDERS' DEFICIT

                       FOR THE PERIOD FROM MARCH 13, 1995
                    (DATE OF INCEPTION) TO DECEMBER 31, 1995

                                                                                       DEFICIT
                                                                                     ACCUMULATED
                                                                 COMMON STOCK         DURING THE
                                                            ----------------------   DEVELOPMENT
                                                              SHARES      AMOUNT        STAGE           TOTAL
                                                            -----------  ---------  --------------  --------------
Issuance of common stock..................................    2,700,000  $   2,700                  $        2,700
Net loss..................................................                          $   (1,089,994)     (1,089,994)
                                                            -----------  ---------  --------------  --------------
Balance, December 31, 1995................................    2,700,000  $   2,700  $   (1,089,994) $   (1,087,294)
                                                            -----------  ---------  --------------  --------------
                                                            -----------  ---------  --------------  --------------

   The accompanying notes are an integral part of these financial statements.

                            ADJACENT SURGICAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS


                                                                                                    FOR THE PERIOD
                                                                                                    FROM MARCH 31,
                                                                                                         1995
                                                                                                       (DATE OF
                                                                                                    INCEPTION) TO
                                                                                                     DECEMBER 31,
                                                                                                         1995
                                                                                                    --------------
Cash flows from operating activities:
  Net loss........................................................................................   $ (1,089,994)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation..................................................................................         12,395
    Change in operating liabilities:
      Prepaid expenses............................................................................           (605)
      Accounts payable -- trade...................................................................         46,605
      Accounts payable -- related parties.........................................................        821,961
      Accrued liabilities.........................................................................         28,875
                                                                                                    --------------
        Net cash used in operating activities.....................................................       (180,763)
                                                                                                    --------------
Cash flows from investing activities:
  Purchases of property and equipment.............................................................        (75,805)
                                                                                                    --------------
        Net cash used in investing activities.....................................................        (75,805)
                                                                                                    --------------
Cash flows from financing activities:
  Proceeds from issuance of common stock..........................................................          2,700
  Proceeds from issuance of notes payable to related party........................................        250,000
  Proceeds from issuance of notes payable.........................................................         25,000
                                                                                                    --------------
        Net cash provided by financing activities.................................................        277,700
                                                                                                    --------------
Net increase (decrease) in cash and cash equivalents..............................................         21,132
Cash and cash equivalents, beginning of period....................................................        --
                                                                                                    --------------
Cash and cash equivalents, end of period..........................................................   $     21,132
                                                                                                    --------------
                                                                                                    --------------


   The accompanying notes are an integral part of these financial statements.

                            ADJACENT SURGICAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

1.  FORMATION AND BUSINESS OF THE COMPANY:

    Adjacent Surgical, Inc. (the Company) designs and develops surgical products for vascular devices. The Company was incorporated in March 1994 as Redwood
Interventional, Inc. and remained dormant until March 13, 1995 (date of inception) when the name of the Company was changed to Adjacent Surgical, Inc. The Company had no activity during 1994 and in 1995 until the commencement of operations in April 1995. Since inception, the Company has devoted substantially all of its efforts to develop its product, raise capital and recruit personnel.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include funds on deposit in a checking account.

    PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years.

    RESEARCH AND DEVELOPMENT:

    Research and development costs are charged to operations as incurred.

    CONCENTRATION OF CREDIT RISK:

    The Company's cash and cash equivalents were maintained at one major financial institution.

    INCOME TAXES:

    The company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which prescribes the use of the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect.

    RECENT PRONOUNCEMENTS:


    During March 1995, the Financial Accounting Standards Board issued Statements No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which required the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for fiscal years beginning after December 15, 1995, the Company does not anticipate that the adoption of SFAS 121 will have an adverse material effect on the Company's results of operations.


    During October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for

                            ADJACENT SURGICAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) those companies who elect not to adopt the new method of accounting. While the Company studies the impact of the pronouncement, it continues to account for employees stock options under APB Option No. 25, "Accounting for Stock Issued to Employees." SFAS 123 will be effective for fiscal years beginning after December 15, 1995.

3.  PROPERTY AND EQUIPMENT:

    Property and equipment at December 31, 1995 comprised:


Computer and office equipment............................  $  55,990
Machinery and equipment..................................     19,815
                                                           ---------
                                                              75,805
Less accumulated depreciation............................    (12,395)
                                                           ---------
                                                           $  63,410
                                                           ---------
                                                           ---------

4.  NOTES PAYABLE:
    In May 1995, the Company entered into three notes payables. The notes and all accrued interest can be paid in cash or converted to Preferred Stock at the per share purchase price of a future investment by Preferred Stock investors. Two of the notes totaling $250,000 are payable 10 days after written demand for payment has been made by the Payee. One of the notes for $25,000 is due and payable on December 31, 1995 unless converted to Preferred Stock prior to the maturity date.

5.  STOCKHOLDERS' EQUITY:

    COMMON STOCK:

    The Company has issued shares of its common stock to founders of the Company of which one founder was issued 539,000 share of common stock which are subject to a right of repurchase by the Company. Shares of the common stock are released from the Company's right of repurchase ratably over 24 months. At December 31, 1995, 269,500 shares were subject to repurchase.

6.  RELATED PARTIES:
    At December 31, 1995, notes payable totaling $250,000 were issued to shareholders of the Company.


    Included in accounts payable - related parties is a payable for $500,260 which represents expenses of the Company which were paid by a shareholder of the Company. Interest of $8,455 related to this payable was recorded by the Company.



    In October 1995, the Company signed a definitive agreement to be acquired by General Surgical Innovations, Inc. (GSI), a related enterprise. For the period from the signing of the agreement to December 31, 1995, expenses totaling $321,701 were paid on behalf of the Company by General Surgical Innovations, Inc. (GSI). The amount is included in accounts payable - related parties.


7.  INCOME TAXES:
    At December 31, 1995 the Company has approximately $1,090,000 in federal and $1,090,000 in state net operating loss carryforwards to reduce future taxable income. These carryforwards expire in the year 2010 for federal and 2000 for state, if not utilized.

    The Tax Reform Act of 1986 substantially changes the rules relative to net operating loss and tax credit carryforwards in the case of an "ownership change" of a corporation. Any ownership changes, as defined, may restrict utilization of carryforwards.

                            ADJACENT SURGICAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES: (CONTINUED)
    Temporary differences and carryforwards which gave rise to significant portions of deferred tax assets and liabilities at December 31, 1995 are as follows:

Deferred tax assets:
  Net operating loss carryforwards......................  $ 437,000
  Research and development credit.......................     14,110
                                                          ---------
                                                            451,100
Less valuation allowance................................   (451,100)
                                                          ---------
Net deferred tax assets.................................  $  --
                                                          ---------
                                                          ---------

    The Company has established a valuation allowance to the extent of its deferred tax assets since it is not certain that a benefit can be realized in the future.

8.  SUBSEQUENT EVENTS.

    In February 1996, substantially of all of the assets of the Company were acquired by GSI in exchange for the issuance of GSI common stock, Series A preferred stock and the assumption of outstanding liabilities. In connection with the acquisition, GSI assumed outstanding liabilities which were payable to related parties. In addition, a note payable of the Company totaling $25,000 was converted into Series C convertible redeemable preferred stock of GSI.

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY

                     PRO FORMA STATEMENT OF OPERATIONS (1)
                        FOR THE YEAR ENDED JUNE 30, 1995
                                  (UNAUDITED)

                                                   GENERAL
                                                   SURGICAL       ADJACENT
                                                 INNOVATIONS,    SURGICAL,      PRO FORMA
                                                     INC.           INC.       ADJUSTMENTS     CONSOLIDATED
                                                --------------  ------------  --------------  --------------
Sales.........................................  $    2,436,793                                $    2,436,793
Cost of sales.................................       1,262,046                                     1,262,046
                                                --------------                                --------------
  Gross profit................................       1,174,747                                     1,174,747
Operating expenses............................       5,233,404  $    294,422  $    2,791,491(2)      8,319,317
                                                --------------  ------------  --------------  --------------
  Operating loss..............................      (4,058,657)     (294,422)     (2,791,491)     (7,144,570)
Interest and other income (expense), net......           7,491                                         7,491
                                                --------------  ------------  --------------  --------------
  Net loss....................................  $   (4,051,166) $   (294,422) $   (2,791,491) $   (7,137,079)
                                                --------------  ------------  --------------  --------------
                                                --------------  ------------  --------------  --------------
Net loss per share............................  $        (0.62)                               $        (1.10)
                                                --------------                                --------------
                                                --------------                                --------------
Shares used in per share calculation..........       6,495,826                                     6,495,826
                                                --------------                                --------------
                                                --------------                                --------------

- ------------------------
(1) On February 12, 1996, General Surgical Innovations, Inc. (GSI) acquired Adjacent Surgical, Inc. (ASI), a private company based in Cupertino, California for consideration paid of 254,027 shares of GSI Common Stock and 111,357 shares of GSI Series C Convertible Redeemable Preferred Stock and the assumption of accounts payable and notes payable liabilities of $927,759. The transaction was accounted for as a purchase. The pro forma statement of operations for the year ended June 30, 1995 has been prepared assuming that the transaction took place on March 13, 1995. The pro forma information is not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been consummated on those dates for which the acquisition is being given effect, nor is it indicative of future operating results or financial position.


(2) Amount represents the inclusion of the write-off of acquired research and development incurred in connection with the Company's acquisition of ASI as if the transaction had occurred on March 13, 1995 (date of inception of ASI).

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY

                     PRO FORMA STATEMENT OF OPERATIONS (1)
                    FOR THE NINE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)


                                                   GENERAL
                                                   SURGICAL       ADJACENT
                                                 INNOVATIONS,    SURGICAL,      PRO FORMA
                                                     INC.           INC.       ADJUSTMENTS     CONSOLIDATED
                                                --------------  ------------  --------------  --------------
Sales.........................................  $    3,421,093                                $    3,421,093
Cost of sales.................................       1,654,207                                     1,654,207
                                                --------------                                --------------
  Gross profit................................       1,766,886                                     1,766,886
Operating expenses............................       7,352,909  $    929,058  $   (2,791,491 (2)      5,490,476
                                                --------------  ------------  --------------  --------------
  Operating loss..............................      (5,586,023)     (929,058)      2,791,491      (3,723,590)
Interest and other income (expense), net......         151,095       (15,466)                        135,629
                                                --------------  ------------  --------------  --------------
  Net (loss) income...........................  $   (5,434,928) $   (944,524) $    2,791,491  $   (3,587,961)
                                                --------------  ------------  --------------  --------------
                                                --------------  ------------  --------------  --------------
Net loss per share............................  $        (0.83)                               $        (0.55)
                                                --------------                                --------------
                                                --------------                                --------------
Shares used in per share calculation..........       6,555,501                                     6,555,501
                                                --------------                                --------------
                                                --------------                                --------------


- ------------------------

(1) On February 12, 1996, General Surgical Innovations, Inc. (GSI) acquired Adjacent Surgical, Inc. (ASI), a private company based in Cupertino, California for consideration paid of 254,027 shares of GSI Common Stock and 111,357 shares of GSI Series C Convertible Redeemable Preferred Stock and the assumption of accounts payable and notes payable liabilities of $927,759. The transaction was accounted for as a purchase. The pro forma statement of operations for the nine months ended March 31, 1996 has been prepared assuming that the transaction took place on March 13, 1995. The pro forma information is not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been consummated on those dates for which the acquisition is being given effect, nor is it indicative of future operating results or financial position.



(2) Amount represents the reversal of the write-off of acquired research and development incurred in connection with the Company's acquisition of ASI as if the transaction had occurred on March 13, 1995 (date of inception of ASI).

(LOGO)



           Expanding the possibilites . . .    GENERAL SURGERY
                                         VASCULAR SURGERY
                                         COSMETIC AND RECONSTRUCTIVE SURGERY
                                         UROLOGIC SURGERY
                                         GYNECOLOGICAL SURGERY
                                         ORTHOPEDIC SURGERY



             A  picture of the Spacemaker  product, a photograph of
             vascular  surgery,  a  photograph  of   reconstructive
             surgery and a photograph of General Surgery.



GSI's Spacemaker balloon dissector system allows the surgeon to rapidly and relatively atraumatically create a large operating space for performing minimally invasive surgery.



General Surgery


Pre-peritoneal space created by the Spacemakder balloon dissector system for laparoscopic repair of a direct inguinal hernia. Photo shows dissection of the direct hernia sac. Applications in general surgery, urology, and gynecology include hernia repair and bladder neck suspension for female stress urinary incontinence.



Vascular Surgery


Creation of an operating space within the leg for a wide variety of vascular procedures. Photo shows access to an incompetent perforating vein for venous ulcer disease. Vascular applications include treament of venous stasis ulcers, saphenous vein harvest, and peripheral arterial bypass, including aortic bypass.



Cosmetic and Reconstructive Surgery


Subpectoral plane dissection by the Spacemaker balloon dissectors system for breast augmentation. Photo shows space which has been created for placement of a breast implant. Applications in the cosmetic and reconstructive field include; breast augmentation and reconstruction, brow lift, face lift, abdominoplasty, and tissue flap harvesting.

- ------------------------------------------------
                                ------------------------------------------------
- ------------------------------------------------
                                ------------------------------------------------

    No dealer, sales representative or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to, or solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                                          Page
                                                          -----
Prospectus Summary...................................           3
Risk Factors.........................................           6
Use of Proceeds......................................          17
Dividend Policy......................................          17
Capitalization.......................................          18
Dilution.............................................          19
Selected Consolidated Financial Data.................          20
Management's Discussion and Analysis of Financial
 Condition and Results of Operations.................          21
Business.............................................          28
Management...........................................          51
Certain Transactions.................................          57
Principal Shareholders...............................          58
Description of Capital Stock.........................          60
Shares Eligible for Future Sale......................          62
Underwriting.........................................          64
Legal Matters........................................          65
Experts..............................................          65
Additional Information...............................          65
Index to Consolidated Financial Statements...........         F-1

                            ------------------------

    Until              , 1996 (25 days after the commencement of the  offering),
all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


                                3,000,000 Shares


                                     [LOGO]

                                  Common Stock

                               -----------------

                                   PROSPECTUS
                            ------------------------

                                COWEN & COMPANY

                               UBS SECURITIES LLC

                                           , 1996

- ------------------------------------------------
                                ------------------------------------------------
- ------------------------------------------------
                                ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


                                                                                    AMOUNT TO
                                                                                     BE PAID
                                                                                   -----------
Registration Fee.................................................................  $    15,863
NASD Filing Fee..................................................................        5,145
Nasdaq National Market Listing Fee...............................................       49,125
Printing.........................................................................      100,000
Legal Fees and Expenses..........................................................      300,000
Accounting Fees and Expenses.....................................................      225,000
Blue Sky Fees and Expenses.......................................................       15,000
Transfer Agent and Registrar Fees................................................        5,000
Miscellaneous....................................................................       84,867
                                                                                   -----------
    Total........................................................................  $   800,000
                                                                                   -----------
                                                                                   -----------


- ------------------------
*To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. Article IV of the Registrant's Restated Articles of Incorporation (Exhibit 3.1 hereto) provides for indemnification of its directors and officers to the maximum extent permitted by the California Corporations Code. Article VI of the Registrant's Bylaws (Exhibit 3.3 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its directors and officers. Reference is also made to Section of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    (a) Since its inception in April 1992, the Registrant issued and sold (without payment of any selling commission to any person) the following unregistered securities:

        (1) From September 1992 through March 1996, the Registrant granted options under the 1992 Stock Option Plan to purchase an aggregate of 1,266,467 shares of Common Stock at exercise prices ranging from $0.09 to $7.28 per share to 78 employees and consultants.

        (2) From November 1993 through March 1996, the Registrant issued and sold, pursuant to the exercise of options granted under the 1992 Stock Option Plan, 63,367 shares of Common Stock to 9 employees and consultants for an aggregate purchase price of $158,566.52.

        (3) From July 1992 to December 1992, the Registrant issued and sold an aggregate of 1,245,837 shares of Series A Preferred Stock to six accredited investors as defined by Rule 501(a) of Regulation D promulgated under the Act for an aggregate purchase price of $1,810,137.44.

        (4) From September 1993 to March 1995, the Registrant issued and sold an aggregate of 1,503,014 shares of Series B Preferred Stock to 19 accredited investors as defined by Rule 501(a) of Regulation D promulgated under the Act for an aggregate purchase price of $5,486,001.10.

        (5) From May 1995 to February 1996, the Registrant issued and sold 1,310,630 shares of Series C Preferred Stock to 21 accredited investors as defined by Rule 501(a) of Regulation D promulgated under the Act for an aggregate purchase price of $6,749,744.50.

        (6) On March 21, 1996, the Registrant issued and sold an aggregate of 261,220 shares of Series D Preferred Stock to six accredited investors as defined by Rule 501(a) of Regulation D promulgated under the Act for an aggregate purchase price of $1,874,215 in cash.

    (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

    Except for the matters described in Item 1, for which exemption from registration was claimed under Section 2(3) of the Securities Act on the basis that such transactions did not involve a "sale" of securities, the issuances of the securities set forth in Item 15(a) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant. In addition, the issuances described in Item 2 were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under such Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS


     *1.1  Form of Underwriting Agreement.
     *3.1  Amended and Restated Articles of Incorporation of Registrant.
     *3.2  Proposed Amended and Restated Articles of Incorporation of Registrant.
     *3.3  Bylaws of Registrant.
     *3.4  Form of Amended and Restated Bylaws of Registrant.
     *4.1  Form of Common Stock Certificate.
     *5.1  Opinion of Venture Law Group.
    *10.1  Form of Indemnification Agreement.
    *10.2  1992 Stock Option Plan and form of Option Agreement.
    *10.3  1996 Employee Stock Purchase Plan and form of Subscription Agreement.
    *10.4  1995 Directors' Option Plan and form of Option Agreement.
    *10.5  Third Amended and Restated Registration Rights Agreement among the Registrant and certain securityholders of the company, dated as of March 21, 1996.
    *10.6  Commercial Security Agreement and Promissory Note dated as of December 15,
            1994 between Silicon Valley Bank and the Registrant.
    *10.7  Sublease dated July 13, 1994, Sublease Amendment dated November 4, 1995 and
            Sublease Second Amendment dated March 15, 1996 between the Registrant and CV
            Therapeutics, Inc.

   *+10.8  Agreement and Plan of Reorganization dated as of October 1, 1995, by and among the Registrant, General Surgical Acquisition Corporation and Adjacent
            Surgical, Inc.
    *10.9  Merger Agreement, dated February 12, 1996 between Adjacent Surgical, Inc., and General Surgical Acquisition Corporation.
  *+10.10  Exclusive License Agreement dated as of February 12, 1996 by and among
            Adjacent Surgical, Inc., Thomas J. Fogarty, Fogarty Engineering and the
            Registrant.
  *+10.11  Assignment Agreement dated as of March 9, 1995 between Apogee Medical
            Products, Inc., and the Registrant.
  *+10.12  Hernia Repair Device Agreement dated as of April 29, 1992 by and among Maciej
            Kieturakis, Thomas J. Fogarty and the Registrant, as amended on April 18,
            1995.
  *+10.13  Distributorship Agreement dated as of March 9, 1994 between the Registrant and United States Surgical Corporation, as amended on March 25, 1994 and
            August 2, 1994.
   *10.14  Professional Services Agreement dated June 16, 1992 between the Registrant and Thomas J. Fogarty.
   *10.15  Professional Services Agreement dated June 16, 1992 between the Registrant and Mark Wan.
   *10.16  Bill of Sale and Instrument of Assignment and Grantback License Agreement
            dated June 16, 1992 between the Registrant and Thomas J. Fogarty.
   *10.17  Bill of Sale and Instrument of Assignment dated June 16, 1992, between the
            Registrant and Mark Wan.
   *10.18  Loan Modification Agreement dated as of March 25, 1996, by and between the
            Registrant and Silicon Valley Bank.
    *11.1  Computation of Net Loss Per Share.
     23.1  Consent of Independent Accountants (see page II-6).
    *23.2  Consent of Counsel (included in Exhibit 5.1).
    *23.3  Consent of Lyon and Lyon.
    *24.1  Power of Attorney (see page II-5).
    *27.1  Report of Independent Accountants on Schedules (see page II-7).


- ------------------------
*Previously filed with the Commission.
+Confidential treatment requested.

    (B) FINANCIAL STATEMENT SCHEDULES

    Schedule II -- Valuation and qualifying accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement No. 333-2774 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on May 8, 1996.


                                          GENERAL SURGICAL INNOVATIONS, INC.

                                          By:        /s/ RODERICK A. YOUNG

                                             -----------------------------------
                                                      Roderick A. Young
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT NO. 333-2774 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                  SIGNATURE                                          TITLE                             DATE
- ---------------------------------------------  -------------------------------------------------  ---------------

               /s/ RODERICK A. YOUNG
    ------------------------------------       President, Chief Executive Officer and Director      May 8, 1996
              Roderick A. Young                 (Principal Executive Officer)

               /s/ STEPHEN J. BONELLI          Vice President of Finance and Chief Financial
    ------------------------------------        Officer (Principal Financial and Accounting         May 8, 1996
             Stephen J. Bonelli                 Officer)

                              *
    ------------------------------------       Chairman and Director                                May 8, 1996
           Thomas J. Fogarty, M.D.

                              *
    ------------------------------------       Director                                             May 8, 1996
                Dave Chonette

                              *
    ------------------------------------       Director                                             May 8, 1996
                 Paul Goeld

                              *
    ------------------------------------       Director                                             May 8, 1996
                 Mark A. Wan


*By:                            /s/ RODERICK A. YOUNG
     -----------------------------------
                                  Roderick A. Young
                                  ATTORNEY-IN-FACT

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the inclusion in this Amendment No. 4 (File No. 333-2774) of our reports dated April 12, 1996 on our audits of the consolidated financial statements and financial statement schedule of General Surgical Innovations, Inc. and Subsidiary and of our report dated May 6, 1996, on our audit of the financial statements of Adjacent Surgical, Inc. We also consent to the reference to our firm under the caption "Experts."


                                          COOPERS & LYBRAND L.L.P.


San Jose, California
May 8, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

    In connection with our audits of the consolidated financial statements of General Surgical Innovations, Inc. and Subsidiary as of June 30, 1994 and 1995 and March 31, 1996, and for each of the three years in the period ended June 30, 1995 and for the nine months ended March 31, 1996, which consolidated financial statements are included in this Registration Statement, we have also audited the financial statement schedule listed in Item 16(b) herein.

    In our opinion, this financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
April 12, 1996

                                                                     SCHEDULE II

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY


                       VALUATION AND QUALIFYING ACCOUNTS


                                                                   BALANCE AT   ADDITIONS, DEDUCTIONS  BALANCE AT
                                                                    BEGINNING   COSTS AND  AND WRITE-    END OF
DESCRIPTION                                                         OF PERIOD   EXPENSES      OFFS       PERIOD
- -----------------------------------------------------------------  -----------  ---------  ----------  -----------
Year ended June 30, 1993
  Allowance for bad debt.........................................   $       0   $       0  $        0   $       0
  Reserve for obsolete inventory.................................           0           0           0           0
                                                                   -----------  ---------  ----------  -----------
                                                                    $       0   $       0  $        0   $       0
                                                                   -----------  ---------  ----------  -----------
                                                                   -----------  ---------  ----------  -----------
Year ended June 30, 1994
  Allowance for bad debt.........................................   $       0   $       0  $        0   $       0
  Reserve for obsolete inventory.................................           0           0           0           0
                                                                   -----------  ---------  ----------  -----------
                                                                    $       0   $       0  $        0   $       0
                                                                   -----------  ---------  ----------  -----------
                                                                   -----------  ---------  ----------  -----------
Year ended June 30, 1995
  Allowance for bad debt.........................................   $       0   $  17,000  $        0   $  17,000
  Reserve for obsolete inventory.................................           0      35,000           0      35,000
                                                                   -----------  ---------  ----------  -----------
                                                                    $       0   $  52,000  $        0   $  52,000
                                                                   -----------  ---------  ----------  -----------
                                                                   -----------  ---------  ----------  -----------
Nine months ended March 31,1996
  Allowance for bad debt.........................................   $  17,000   $       0  $   (5,000)  $  12,000
  Reserve for obsolete inventory.................................      35,000      28,000     (18,000)     45,000
                                                                   -----------  ---------  ----------  -----------
                                                                    $  52,000   $  28,000  $  (23,000)  $  57,000
                                                                   -----------  ---------  ----------  -----------
                                                                   -----------  ---------  ----------  -----------

                               INDEX TO EXHIBITS


EXHIBITS                                                                                                      PAGE
- ---------                                                                                                   ---------
    23.1   Consent of Independent Accountants (See page II-6)